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Xylem Inc.

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Xylem Inc.

2021 Proxy Statement

Notice of Annual Meeting of Shareholders

May 12, 2021

Xylem Inc.2020 Proxy Statement Notice of Annual Meeting of Shareholders May 13, 2020

1 International Drive

Rye Brook, NY 10573

Dear Xylem Shareholders,

Writing to you each year is a welcome opportunity to reflect on Xylem’s progress, and to look forward to the opportunities ahead.

This year, reflecting on the last twelve months is a different kind of task. The events of 2020 changed our world. Everyone has been affected, whether by the big shifts that have cut across society, or by the intimate tragedy of personal loss. Long-held certainties about markets, logistics, ways of working – even our customers’ and stakeholders’ priorities – changed faster than previously thought possible.

Yet, we come into this year inspired – especially by the team we are so privileged to lead. Xylem colleagues around the world responded to 2020’s shocks by coming together in ways that have made our company, our customers and our communities more resilient. Thanks to them, Xylem is in a strong position entering 2021, with resurgent growth momentum and robust financial foundations.

Xylem’s business and mission have never been more relevant than today. With essential services in the spotlight – and water on the front-line of the world’s public health defenses – the economic and social value of critical infrastructure is more apparent than ever.

Our Colleagues

Because our business is global, we felt the impact of COVID-19 early. With the safety of our colleagues as our first concern, we learned quickly from our China team, and activated an enterprise-wide COVID-19 Response Team. The team promptly globalized our implementation of expanded safety and health protocols.

Remote working wasn’t an option for team members in factories that supply mission -critical infrastructure or those who support customers in the field. So, we put extensive infection controls in place, alongside additional resources and premium pay for all colleagues classified as essential workers. As we reduced executive and director compensation temporarily, we also expanded paid leave to support Xylem colleagues and their families directly affected by COVID-19, and extended healthcare and medical benefits.

Incredibly, the COVID-19 Response Team has just marked a year of service. Throughout, it has earned high marks from colleagues and external firms for providing a continuous flow of timely information and support to teams around the world. We are so proud of these efforts. They exemplify our mission, purpose and values as an organization.

Our Customers

As the pandemic intensified, utilities worked heroically to keep essential services flowing to every home and hospital. Our people, our suppliers and our partners stepped up to help with incredible resolve. Supply chain, manufacturing, logistics and service teams kept our customers supplied and serviced through the pandemic’s peak with remarkably few interruptions.

With lock-downs preventing various types of site-based work, our teams created dozens of new ways to help customers remotely. We pivoted to online training and certification, so utility operators could keep working. And we now commission engineered solutions by videoconference whenever it’s in the customer’s best interests.

Our teams also offered innovative ways for utilities to meet the new challenges presented by the pandemic. As customers faced challenges putting crews in the field, greater operational flexibility and resilience became imperatives. Customer inquiries about our digital capabilities, from remote monitoring and automated operations to smart infrastructure more broadly, accelerated through the year.

Xylem responded to our customers’ challenges with innovative solutions. The backlog for our advanced digital solutions is up significantly versus the past year. This puts us in a very attractive position as we grow not only in software platforms but in all the digitally-enabled aspects of our portfolio. We’re excited about the opportunity to work with our customers to build the digital water and energy networks, now, that will make them more resilient, and support their communities into the future.

Our Communities: Local and Global

Some observers imagined that the cause of sustainability would suffer severe set-backs from the economic hardships of 2020. Instead of a retreat, however, we saw an advance: a broad and energetic global embrace of sustainability, spanning environmental, social, and governance (ESG) issues. The general public, customers, investors and, certainly, our Xylem colleagues are all aligned in seeking meaningful, positive impact on our communities and the world around us.

In our local communities, Xylem colleagues delivered. In Wuhan, our China team donated equipment and expertise to emergency hospital builds. Xylem Watermark, our corporate social responsibility program, extended support to our non-profit partners – like Americares and UNICEF – for front-line COVID response. And we expanded our community-based grant program to help Xylem customers, distributors and partners get relief to their communities.

Aware of the infection risks faced by utility crews, our manufacturing teams re-purposed a portion of production to make personal protective equipment (PPE). We ultimately donated more than 100,000 units to water operators and healthcare workers around the world. And our partnership with Planet Water recently achieved the goal of bringing clean water and WASH education (Water, Sanitation & Hygiene) to more than a million people in underserved communities.

As an enterprise, we also took several bold steps toward our signature 2025 sustainability goals. Most notably, we put sustainability at the heart of Xylem’s financing strategy with our $1 billion green bond offering. The first of its kind for a US industrial company, it was over-subscribed by more than five times and at preferential rates. At the same time, we advanced our sustainability leadership position by establishing a Chief Sustainability Officer. And in 2021 we are continuing to augment sustainability-linked compensation for all named executive officers, including the Chief Executive Officer, as well as a broader group of executives and employees.

Our commitment and action has put us in a leadership position, both in the water sector and beyond. We have achieved an ESG rating of AAA from MSCI and the top Sustainalytics score in the industrial machinery sector. These achievements are gratifying, and a tribute to the team. But we are squarely focused on the work ahead of us to deliver on our mission.

Your Company

As a result of the team’s exceptional work, your company entered 2021 having demonstrated the agility required to meet the challenges of a sometimes volatile, uncertain and complex world.

The team adapted to the past year’s challenges by focusing on what it could control. We took difficult but decisive cost actions, improved productivity, and delivered positive bottom-line outcomes even in unfavorable conditions. The team corrected for the market’s changes so quickly, in fact, we delivered free cash flow conversion of over 180%, and more than in the previous year. We have an even more robust financial foundation, now, than pre-pandemic.

We are moving forward in 2021 with strong momentum. The year began on the back of fourth quarter sequential gains in every segment and every end-market. And while different geographies will continue to recover at different paces, we are encouraged by early signs of market recovery. The ramp-up of vaccination programs offers hope for a return to normalcy – and growth. Our China business – the first to feel the pandemic’s impact, and also the first to recover – actually grew in 2020.

From the shocks of the last year, the world has turned toward what is essential, the need for greater resilience, and the imperative of a sustainable world. Our mission, our business and our values are more relevant than ever. And we are on course to capitalize on our increased competitiveness, financial strength, and commercial momentum.

On October 31, 2021, we will celebrate the ten-year anniversary of Xylem. Some of you have invested in us more recently, but some have been with us for a decade. Together, we have been privileged to make significant improvements in our communities and in people’s lives, while also nearly quadrupling Xylem’s market capitalization. And we are excited to contribute more.

We are grateful to all of you for your confidence in our company and our team, and for joining with us in our mission to solve water. We look forward to the great work, and value, ahead.

Sincerely,

Robert F. Friel Board Chair

Patrick K. Decker President & CEO

1 International Drive

Rye Brook, NY 10573

Notice of 2021 Annual Meeting of Shareholders

March 30, 2021

Date and Time:	Wednesday, May 12, 2021, at 11:00 a.m. ET
Virtual Meeting:	www.virtualshareholdermeeting.com/XYL2021
Agenda:

1.  Election of 11 director nominees named in the Proxy Statement.

2.  Ratification of appointment of Deloitte & Touche LLP as our independent registered public accounting firm for 2021.

3.  Advisory vote to approve the compensation of our named executive officers.

4.  Shareholder proposal requesting amendments to the proxy access by-law, if properly presented at the meeting.

5.  Transact such other business as may properly come before the meeting.

Record Date:	March 15, 2021
Mailing or Availability Date:	Beginning on March 30, 2021, this Notice of Annual Meeting and the 2021 Proxy Statement are being mailed and made available to shareholders of record as of March 15, 2021.
Voting by Proxy:

YOUR VOTE IS VERY IMPORTANT. Whether or not you attend the virtual Annual Meeting, we urge you to vote in advance of the Annual Meeting by one of the following methods. Make sure you have your proxy card, voting instruction form, or notice of internet availability in hand and follow the instructions.

☐ By Phone: In the U.S. or Canada, vote your shares toll-free by calling 1-800-690-6903

☐ By Internet: Go to www.proxyvote.com

☐ By Mail: Mark, date and sign your proxy card or voting instruction form and return it in the envelope provided.

In the event you attend and participate in the virtual Annual Meeting, you may, if so desired, revoke the proxy by voting your shares during the meeting.

Attending the Virtual-Only Annual Meeting:

Shareholders who wish to attend and participate in the virtual Annual Meeting, including to vote, should review the “Voting and Meeting Information” section (starting on page 67) for details on how to do so.

As part of our precautions regarding the coronavirus (COVID-19) pandemic and to support the health and well-being of our shareholders, the Board of Directors has, after careful consideration, determined to conduct the Annual Meeting exclusively online via live webcast. The Board of Directors believes this is the right decision for Xylem and its shareholders at this time as the virtual Annual Meeting will facilitate shareholder attendance and participation while safeguarding the health of our shareholders, the director nominees and Xylem’s management. You will be able to attend the virtual Annual Meeting online, view the list of shareholders of record as of March 15, 2021, vote your shares electronically and submit questions during the meeting by visiting www.virtualshareholdermeeting.com/XYL2021.

By Order of the Board of Directors,

Claudia S. Toussaint, SVP, Chief Sustainability Officer, General Counsel and Corporate Secretary
Important Notice Regarding the Availability of Proxy Materials for the 2021 Annual Meeting:

Our 2021 Proxy Statement and Annual Report on Form 10-K for the year ended December 31, 2020 will be available online at www.proxyvote.com and are currently available on our website at www.xylem.com under “Investors.”

Proxy Statement Summary

This Proxy Statement was prepared in connection with the solicitation of proxies by the Board of Directors of Xylem Inc. (“Xylem” or the “Company”) for the 2021 Annual Meeting of Shareholders (the “Annual Meeting”). Below are highlights of certain information in this Proxy Statement. We encourage you to read the entire Proxy Statement and 2020 Annual Report on Form 10-K for the year ended December 31, 2020 before you vote.

2021 ANNUAL MEETING OF SHAREHOLDERS

Date and Time	Record Date	Location
May 12, 2021 at 11:00 a.m. ET	March 15, 2021	Virtual at www.virtualshareholdermeeting.com/XYL2021

Agenda Items:

Proposal		Board Recommendation	Page Reference
1	Election of directors	FOR	9
2	Ratification of the appointment of Deloitte & Touche LLP for 2021	FOR	17
3	Advisory vote to approve named executive officer compensation	FOR	21
4	Shareholder proposal requesting amendments to the proxy access by-law	AGAINST	22

In light of the continuing public health crisis resulting from the coronavirus (“COVID-19”) pandemic and concerns for the safety of our shareholders, director nominees, officers and employees, Xylem’s 2021 Annual Meeting will be held exclusively online via a live webcast. Shareholders of record as of the close of business on March 15, 2021 (the record date) will be able to attend the virtual Annual Meeting, vote their shares electronically, submit questions and view the list of shareholders as of the record date, by visiting www.virtualshareholdermeeting.com/XYL2021. To log into the meeting, use the 16-digit control number included on your Notice, proxy card or the instructions that accompanied your proxy materials. We designed the format of this year’s virtual Annual Meeting to ensure that our shareholders who attend will be afforded the same rights and opportunities to participate as they would have had had the meeting been held in person. For additional information, please see “How do I attend and participate in the online Annual Meeting?” in the “Voting and Meeting Information” section.

Beginning on March 30, 2021, the Notice of Annual Meeting and the 2021 Proxy Statement are being mailed and made available to shareholders of record as of March 15, 2021.

HOW TO VOTE YOUR SHARES

You may vote using any of the following methods if you were a shareholder as of the close of business on March 15, 2021

By Phone +1-800-690-6903 (US and Canada only)	Online www.proxyvote.com
By Mail Mark, date and sign your proxy card or voting instruction form and return it in the envelope provided	Annual Meeting Vote online during the virtual Annual Meeting

Xylem 2021 Proxy Statement | 1

CORPORATE GOVERNANCE - HIGHLIGHTS

We are committed to sound corporate governance that promotes the long-term interests of our shareholders and other stakeholders, strengthens Board and management accountability, and helps build trust in the Company. The “Corporate Governance” section describes our governance framework, which includes the following highlights:

Board Matters

✔ All directors are independent except our CEO (92%)

✔ Independent Chair

✔ Overall Board and committee meeting attendance of 98% in 2020

✔ Declassified board with all directors elected annually

✔ Regularly-scheduled executive sessions of the independent directors of the Board and each committee without management present

✔ Robust director nominee selection process with commitment to diverse candidate pools

✔ Diverse and skilled Board

✔ Balance of new and more experienced directors, with ~36% of the director nominees with tenure <4 years

✔ 4 fully independent Board committees

✔ Oversight by Board and its committees of strategy and risk, including cybersecurity and human capital

✔ Oversight of environmental, social and governance (“ESG”) approach, including regular updates to the Nominating & Governance Committee

✔ Annual Board, committee and individual director self-assessments, with periodic facilitation by a third-party advisor

✔ Comprehensive orientation program for new directors

✔ Directors may not stand for re-election after age 72

✔ Actively managing Board succession with a focus on diversity of thought & background, C-suite and global leadership experience

Shareholder Matters
✔ Majority voting with a director resignation policy for directors in uncontested elections ✔ Shareholder proxy access right ✔ Regular engagement with shareholders	✔ Shareholders have the right to call special meetings ✔ Annual “say on pay” advisory vote ✔ One class of stock ✔ No poison pill

We value the views of our shareholders and believe that fostering positive relationships with our shareholders is critical to our long-term success. To help management and the Board understand and consider the issues that matter most to our shareholders, we regularly engage with shareholders on a range of topics related to the Company's performance, strategy for long-term growth, governance profile, compensation philosophy, and efforts regarding sustainability and social value creation. See “Shareholder Engagement Program” in the “Corporate Governance” section for more information.

Our 2021 Director Nominees1

10 of 11 Nominees are independent	3 of 11 Nominees are women	3 of 11 Nominees are ethnically or racially diverse	6 of 11 Nominees with origins outside the U.S.	6 of 11 Nominees have CEO experience	6.3 Years average tenure

[1]	Based on diversity characteristics with which each director nominee identifies.

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OUR STRATEGY

Our strategy is to help customers solve the world's greatest water and resource challenges with innovative products, services and solutions to deliver sustainable economic, social and environmental benefits. The following five strategic pillars guide where and how we focus our efforts and resources to implement this strategy:

➢

Drive Customer Success. We seek to partner with customers to meet their stakeholders’ needs through our broad portfolio of unmatched products, services and solutions. We are focused on several key areas, beginning with making it easier for customers to do business with Xylem and access the full range of our capabilities. Second, we seek to lead the way as digital technologies transform the water sector by further integrating our digital solution portfolio and broadening our solution sales, digital literacy and marketing capabilities. Third, we seek to help customers get the most out of their systems by providing services that enable improved uptime, efficiency and resilience. We partner with them by providing powerful, integrated lifecycle services and solutions.

➢

Grow in the Emerging Markets. We continue to invest in localizing our capabilities in the emerging markets. We will continue building innovation, product management and engineering teams in these regions, expanding our market coverage in key growth markets such as China, India and select markets in Africa. We seek to address the base of the global economic pyramid by enhancing clean water and safe sanitation access through innovative solutions and business models.

➢

Strengthen Innovation and Technology. We seek to create new customer offerings that help solve water challenges more powerfully than ever before, while also providing our Company with expansion opportunities. We will focus on building and enabling infrastructure for digital growth by making our hardware, networks and software applications interoperable, and creating a common software experience. This will further strengthen our core product offerings, and we expect these efforts to deliver strategic, sustainable innovations that will help us tap into new markets through advanced technology and new business models.

➢

Build a Culture of Continuous Improvement. We seek to continue embedding a continuous improvement mindset throughout the company to improve our efficiency, simplify our business and manage costs to support continued growth. We are committed to eliminating business complexity by streamlining internal bureaucracy and expanding standard business platforms and processes to help people do their jobs. This will result in freeing up time to focus on work that creates customer value. Other focus areas include removing unnecessary costs from our end-to-end value chain to free up resources for growth, and building resilience and sustainability into our supply chain to protect our ability to serve customers.

➢

Cultivate Leadership and Talent Development. We continue to foster an empowering, mission-driven, diverse and inclusive culture. We will continue to build leadership succession depth and breadth in keeping with our commitment to developing the next generation of leaders. We will also further align our incentives and organizational structure to our strategy, favoring approaches to drive 'one company' skills, behaviors and stakeholder value creation.

Our strategic plan firmly embeds sustainability at the heart of our competitive advantage and unique business model, and aligns each of our five core strategic pillars to the overarching goal of integrating sustainability into everything we do.

While our strategy will evolve in response to the changing world, our four core values are the enduring principles that go to the heart of who we are and guide how we conduct ourselves each day:

Respect, Responsibility, Integrity and Creativity

Xylem 2021 Proxy Statement | 3

OUR RESPONSE TO THE COVID-19 PANDEMIC

As the COVID-19 pandemic began to unfold in the first quarter of 2020, the Company focused on a set of guiding principles to help us manage through the crisis:

➢	Providing for the safety and well-being of our employees, customers, partners and communities;
➢	Serving our customers and communities; and
➢	Identifying opportunities and longer-term implications for the Company coming out of the pandemic.

Our Board of Directors and management worked diligently to assess the impact of the pandemic on all facets of the Company, closely monitoring the health and well-being of our employees; and examining the pandemic’s macroeconomic and financial impacts, the effects of governmental mandates to combat the pandemic on the Company’s customers and operations, the resilience of the Company’s supply chain, investors’ perspectives and the Company’s business continuity strategy.

In March 2020, the Company deployed a COVID-19 Response Team, which is responsible for Xylem's Pandemic Plan, to aid in prevention, preparedness, response and recovery at our sites and across the Company. From the outset, Xylem has taken measures to protect the health and safety of our employees and work with our customers to minimize potential disruptions. In the first quarter of 2020, we implemented a support pay program for employees impacted by COVID-19, and an essential services premium pay program for the benefit of employees whose roles are classified as an “essential service” and, as such, are required to work either onsite at a Xylem facility or in the field supporting customers during periods of mandated stay at home or similar measures. These programs remain in place through the first quarter of 2021 and will be evaluated for continuation as necessary going forward. In addition, our leadership team held listening sessions with employees who were also caregivers to understand their unique challenges and evolve our support accordingly. In order to maintain a safe work environment for our employees, our production facilities spread out operations over multiple shifts and implemented other protective measures, such as temperature screening and social distancing, while maintaining operational capabilities. Many of our offices globally have transitioned to substantially remote work from home status, with no significant disruption to operations, financial reporting systems, internal control over financial reporting or disclosure controls and procedures. And as public health officials ease recommendations and regulations regarding stay at home measures, our COVID-19 Response Team is applying a set of Xylem “Return to Workplace” health and safety guidelines for remote workers returning to our facilities.

As detailed in the “Commitment to Sustainability” section, Xylem is committed to empowering and assisting the communities in which we live and work. Through Xylem Watermark, our corporate social responsibility program, we supported our communities in addressing the challenges posed by the global pandemic via partnerships with Americares and UNICEF, as well as the expansion of our Partner Community Grants program and other philanthropic commitments.

In response to the changes in business and economic conditions arising as a result of the COVID-19 pandemic and in addition to the actions described above, in the second quarter of 2020, we committed to restructuring activities across our businesses and functions globally that are designed to support our long-term financial resilience, simplify our operations, strengthen our competitive positioning and better serve our customers. In addition, in May 2020 the Board approved a temporary 20% reduction in the base salary of the Company’s CEO and all officer-level direct reports to the CEO, as well as a temporary 20% reduction in the annual cash retainer fees payable to our directors. These temporary reductions were effective from June 1, 2020 through December 31, 2020.

EXECUTIVE COMPENSATION – HIGHLIGHTS

We provide our named executive officers (“NEOs”) with short- and long-term compensation opportunities that encourage performance to enhance shareholder value while avoiding excessive risk-taking. Our Leadership Development & Compensation Committee (“LDCC”) aligns our NEOs’ compensation with shareholder interests through a balanced and competitive equity program design that uses a mix of restricted stock units, performance share units and stock options. A significant portion of our NEOs’ pay is performance-based, capped and not guaranteed, and in

4  | Xylem 2021 Proxy Statement

2020 made up approximately 87% of total direct compensation for our CEO and approximately 74% of total direct compensation for our other NEOs (see charts below). In 2020, we received a high level of shareholder support (91%) in our say on pay advisory vote. See “2020 Advisory Vote to Approve Executive Compensation” in the “Compensation Discussion and Analysis” section.

2020 NEO Total Direct Compensation Mix*:

*Percentage of pay is based on annual target compensation (base salary, target annual incentive compensation and target long-term incentive compensation) and excludes any one-time awards granted upon hire.

Highlights of our executive compensation include:

What We Do	What We Don’t Do

✔  Pay-for-performance

✔  Double-trigger change of control provision

✔  Peer group selection

✔  Annual compensation risk assessment

✔  Proactive management of share utilization

✔  Compensation benchmarking

✔  Clawback policy

✔  Balanced compensation design

✔  Stock ownership guidelines

✔  Insider trading policy

✔  Engage an independent compensation consultant

✔  Annual “say on pay” shareholder vote

✘  No executive perquisites

✘  No special retirement for NEOs

✘  No tax gross-ups

✘  No fixed-term employment contracts

✘  No repricing of stock options or cash buy-outs of underwater stock options

✘  No pledging, hedging or shorting permitted

OUR COMMITMENT TO SUSTAINABILITY - HIGHLIGHTS

At Xylem, sustainability is at the center of who we are and what we do.  As a leading global water technology company, we address one of the world’s most urgent sustainability challenges – responsible stewardship of our shared water resources. Technology is playing an increasingly important role in helping the world solve water issues. We have a long history of innovation, and are focusing on the powerful capabilities of smart technology, integrated management and data analytics.

Xylem approaches sustainability as a way to generate economic value while also creating value for society. Accordingly, we leverage sustainability in our decision-making toward long-term value creation for our shareholders, customers, employees and the communities in which we operate. Xylem is helping to create a water-secure world while creating economic and social value in the following three ways:

Xylem 2021 Proxy Statement | 5

Serving Our Customers  We provide innovative technologies, solutions and expertise that help  our customers solve major water challenges like water affordability, scarcity and resilience.   Building a Sustainable  Company   We know that in order to be a company that advances sustainability, we need a strong foundation and to execute with discipline today while also focusing on the future. We adhere to and champion responsible business practices, including promoting diversity and inclusion, and look to be a standard-setter in all that we do.  Empowering Communities  We are a company that is committed to creating both economic and social value. We strive every day to have a social impact and solve water for communities in need, including those affected by water-related disasters, recognizing that water challenges dramatically affect the quality of life and economic prospects for millions of people around the globe every day.

This shared value approach is designed to generate increased economic and social value and requires our business, environmental and social aims to mutually thrive. To this end, we are focused on minimizing negative environmental and social impacts from our operations and creating programmatic and alternative business model strategies that benefit society and the communities in which they are implemented. In addition, the mission of Xylem Watermark, our corporate social responsibility program, is to provide education and access to safe water to enable healthy lives and build resilient communities. We are proud of the program’s expanded strategy to engage a larger ecosystem of stakeholders, as well as the fact that approximately 7,500 of our employees participated in volunteerism activities in 2020, despite significant challenges posed by social distancing requirements globally as a result of the COVID-19 pandemic. This approach is a key lever for our overall human capital strategy, including attracting, retaining and motivating our employees.

In 2020, we completed a $1 billion Green Bond offering, further aligning our sustainability and financing strategies. This follows our 2019 execution of the first sustainable improvement loan in the US General Industrial Sector, which ties the Company’s borrowing rates to our Sustainalytics rating, an important barometer of Xylem’s continued commitment to sustainability. A portion of the individual component of the 2020 Annual Incentive Compensation for both our President & Chief Executive Officer and our Senior Vice President, Chief Sustainability Officer was tied to Xylem’s sustainability performance as rated by Sustainalytics. In addition, the individual component of the 2020 Annual Incentive Compensation for our segment Presidents included the safety performance of their businesses as measured by injury frequency and risk reduction index. In 2021, the Company is augmenting its sustainability-linked compensation for all of our NEOs, as well as a broader group of executives, with a special, one-time grant of performance share units with goals that are based on 5 of our strategically transformative 2025 sustainability goals.

Xylem’s ongoing commitment to sustainability and the results we have achieved have led to our inclusion on several of the world’s most prestigious sustainability equity indexes, as well as several other notable sustainability recognitions. We are also proud signatories to a number of important sustainability compacts, pledges and mandates, and are committed to continuous improvement against the core elements of each and better understanding and managing our own opportunities and risks in the ESG arena.

6  | Xylem 2021 Proxy Statement

Cautionary Note Regarding Forward-Looking Statements

The statements included in this Proxy Statement regarding future performance and results, expectations, plans, strategies, priorities, commitments, and other statements that are not historical facts are forward-looking statements within the meaning of the U.S. federal securities laws. Forward-looking statements are based upon current beliefs, expectations, and assumptions and are subject to significant risks, uncertainties, and changes in circumstances that could cause actual results to differ materially from the forward-looking statements. A detailed discussion of risks and uncertainties that could cause actual results and events to differ materially from such forward-looking statements is included in “Item 1A. Risk Factors” in our Annual Report on Form 10-K for the year ended December 31, 2020. Readers of this Proxy Statement are cautioned not to rely on these forward-looking statements, since there can be no assurance that these forward-looking statements will prove to be accurate. We expressly disclaim any obligation to update or revise any forward-looking statements, whether as a result of new information, future events, or otherwise.

Xylem 2021 Proxy Statement | 7

PROPOSALS TO BE VOTED ON AT THE 2021 ANNUAL MEETING

PROPOSAL 1 — ELECTION OF DIRECTORS

We are a global water technology company committed to solving critical water and infrastructure challenges with innovation.  Our Board, through its Nominating & Governance Committee, regularly reviews the experience, skills and qualifications needed to properly oversee the interests of the Company and its shareholders, taking into account the Company's short- and long-term strategies and evolving global operations. The Nominating & Governance Committee then compares those attributes to those of the current directors and potential director candidates. The Nominating & Governance Committee conducts targeted efforts to identify and recruit individuals that have the requisite experience, skills and qualifications, keeping in mind our commitment to actively seek qualified women and individuals from minority groups to include in the pool of candidates from which directors are selected. Directors and candidates should be persons of the highest personal and professional ethics, integrity and values, with significant accomplishments and recognized stature, and who bring a diversity of backgrounds and perspectives to the Board and are committed to representing the long-term interests of the shareholders. Our Board believes that the director nominees have the appropriate mix of experience, skills, qualifications and attributes needed to lead the Company at the Board level.

Xylem's Director Nominees - Experience, Skills, Qualifications & Attributes

C-Suite Leadership	Operational Expertise	Diversity of Thought & Background

Corporate Governance	Strategy	Global Business

Technology & Innovation	Relevant Industry Expertise	Sales & Marketing

Financial	Risk Management	Talent Management

Xylem's Current Board of Directors and Director Nominees - Composition
Name	Age	Director Since	Principal Occupation	Independent	AFC	LDCC	NG	ITC
Jeanne Beliveau-Dunn	61	2017	CEO & President, Claridad LLC	✓		✓		✓
Patrick K. Decker	56	2014	President & CEO, Xylem Inc.	CEO
Robert F. Friel	65	2012	Former Chairman, President & CEO, PerkinElmer, Inc.	✓ Chair			✓
Jorge M. Gomez	53	2019	EVP & CFO, Dentsply Sirona Inc.	✓	✓*		✓
Victoria D. Harker	56	2011	EVP & CFO, TEGNA, Inc.	✓	C*		✓
Sten E. Jakobsson[1]	72	2011	Former President & CEO, ABB AB	✓	✓		✓
Steven R. Loranger	69	2011	Former Chairman, President & CEO, ITT Corp.	✓		✓		C
Surya N. Mohapatra	71	2011	Former Chairman, President & CEO, Quest Diagnostics Inc.	✓		✓		✓
Jerome A. Peribere	66	2013	Former President & CEO, Sealed Air	✓		C		✓
Markos I. Tambakeras	70	2011	Former Chairman, President & CEO, Kennametal, Inc.	✓	✓		C
Lila Tretikov	43	2020	Corporate VP & Deputy Chief Technology Officer, Microsoft	✓				✓
Uday Yadav	58	2020	President & COO, Electrical Sector, Eaton	✓	✓

* = Financial Expert

C = Committee Chair

1 Retiring from the Board of Directors with his term ending at the 2021 Annual Meeting

8  | Xylem 2021 Proxy Statement

Xylem's Director Nominees – Diversity*

irector Tenure  0-2 1  3-6 2  7-10 7   Director Age    Diversity – Gender & Ethnicity  Women 2  Ethnic Diversity 2   Diversity –  Glob

*Tenure and age as of May 12, 2021; gender, ethnicity and global origin as identified by the director nominees

All director nominees will be elected for a one-year term.

The Board has determined that each nominee, other than our CEO, Mr. Decker, is independent from the Company and management.  Each nominee brings experience, expertise and diverse perspectives that will contribute to the overall strength of the Board in its oversight role. Each of the nominees currently serves on our Board, and each nominee was elected by our shareholders with the exception of Ms. Tretikov and Mr. Yadav, who were appointed by the Board in July 2020. Ms. Tretikov and Mr. Yadav were each identified by a search firm retained by the Nominating & Governance Committee. Each nominee agreed to be named in this Proxy Statement and to serve as a director, if elected.  In the event that a director nominee should become unavailable for election, the persons named as proxy will have the right to use their discretion to vote for a substitute, or the Board may reduce the number of directors.  For more information regarding director nominations and qualifications, see the “Board Composition and Refreshment” section. The following are summaries of the business experience and other qualifications of each of the director nominees.

Our Board of Directors recommends that you vote FOR the election of each of the director nominees

Xylem 2021 Proxy Statement | 9

Director Nominees

Jeanne Beliveau-Dunn, 61 Independent Director Director since 2017	Patrick K. Decker, 56 President & Chief Executive Officer Director since 2014
Committees: • Innovation & Technology • Leadership Development & Compensation

Qualifications, Attributes and Skills

As a former executive and a director of other public companies, Ms. Beliveau-Dunn brings extensive innovation and technology experience and critical perspectives on strategy to our Board.  She also brings significant experience in international operations, sales and marketing, sustainability, business transformation and talent management, including building network operations and security teams. Ms. Beliveau-Dunn is a leading voice on digitization and a pioneer in cloud, software-as-a-service and cybersecurity and business productivity software.

Qualifications, Attributes and Skills

Mr. Decker brings to our Board valuable global leadership experience, expertise in strategy, business operations, sustainability, finance and risk management and extensive knowledge of emerging markets and relevant industries, including the water industry. He also brings deep experience leading and integrating transformative acquisitions and executing other strategic transactions.

Professional Experience

•      Chief Executive Officer & President of Claridad, LLC, a digital and IoT consulting firm, since April 2018

•      Vice President & General Manager of Cisco Systems Inc., a global technology company, where she managed the products and services business and operations, and built and operated centers of excellence, learning and knowledge, and innovation practices for scale

•      During her 22-year career at Cisco, she built effective networking, digital and security solutions, including strategies for IoT in smart cities and industrial and energy markets.

•      Fellow of the National Association of Corporate Directors

•      President of the Board of the IoT Talent Consortium, a membership-driven non-profit organization, from 2016 through March 2018

Professional Experience

•      President & Chief Executive Officer of Xylem from March 2014 to present

•      President & CEO and Director of Harsco Corporation, a global industrial services company, from October 2012 to March 2014

•      Prior to joining Harsco, served in a number of leadership roles for Tyco International’s Flow Control business, ultimately serving as President of Tyco Flow Control, a leader in industrial flow control solutions

•      Earlier in his career, held a number of progressively responsible financial leadership positions at Bristol-Myers Squibb Company, including nine years of service in Latin America and Asia

•      Started his career as an auditor for Price Waterhouse LLP, now PricewaterhouseCoopers, LLP

•      Serves on the advisory council for the Dean of the Kelley School of Business at Indiana University

•      Member of the Bipartisan Policy Center’s Executive Council on Infrastructure

•      Member of the Energy and Environment Committee of the Business Roundtable

Other Public Company Boards • Columbus McKinnon Corp (2020-present) • Edison International and its publicly-listed subsidiary, Southern California Edison Company (2019-present)

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Robert F. Friel, 65 Independent Board Chair Director since 2012	Jorge M. Gomez, 53 Independent Director Director since 2019
Committees: • Nominating & Governance	Committees: • Audit & Finance • Nominating & Governance

Qualifications, Attributes and Skills

As former President, CEO and Chairman of a large public company and a seasoned director, Mr. Friel brings extensive experience in global technology companies as well as deep strategic, financial, tax and board leadership experience. Mr. Friel also brings to our Board expertise in leadership development, risk management, corporate governance, including executive compensation, as well as experience leading and integrating strategic transactions.

Qualifications, Attributes and Skills

Mr. Gomez brings to our Board extensive global business experience and broad financial expertise, including financial and business strategy, tax strategy and planning, and capital deployment. He also brings significant experience in corporate governance, risk management, talent development and M&A analysis, execution and integration.

Professional Experience

•      Served as Chief Executive Officer of PerkinElmer, Inc., a multinational corporation focused on human and environmental health, from January 2008 until his retirement in December 2019

•      One of the primary architects of PerkinElmer's transformation into a global technology leader

•      Joined PerkinElmer in 1999 and held a variety of positions, including Executive Vice President & Chief Financial Officer, with responsibility for business development and information technology, in addition to his oversight of the finance function

•      Served as PerkinElmer’s President of Life and Analytical Sciences, and President & Chief Operating Officer

•      Prior to joining PerkinElmer, held several global financial executive positions, including Vice President & Treasurer, over 19 years with AlliedSignal, Inc. (now Honeywell International Inc.)

Professional Experience

•      Executive Vice President & Chief Financial Officer of Dentsply Sirona, Inc., a manufacturer of professional dental products and technologies, since August 2019

•      Served as Chief Financial Officer of Cardinal Health, a global, integrated healthcare solutions company, from January 2018 to August 2019

•      Held a variety of positions at Cardinal Health from 2006 until being named CFO in January 2018, including chief financial officer of the Medical segment, chief financial officer of the Pharmaceutical segment, corporate treasurer and corporate controller

•      Previously, held positions at General Motors Corporation, including executive and managerial posts in New York, Singapore, Belgium, and Brazil

•      Served on the Mount Carmel Health System Board of Trustees, the executive board of Red Oak Sourcing, the Business Advisory Council at Miami University, and the Dublin Food Pantry board

Other Public Company Boards • West Pharmaceutical Services, Inc. (2020-present) • NuVasive, Inc. (2016-present) • PerkinElmer, Inc. (2006-2019); Chairman (2009-2019)

Xylem 2021 Proxy Statement  |  11

Victoria D. Harker, 56 Independent Director Director since 2011	Steven R. Loranger, 69 Independent Director Director since 2011
Committees: • Audit & Finance (Chair) • Nominating & Governance	Committees: • Innovation & Technology (Chair) • Leadership Development & Compensation

Qualifications, Attributes and Skills

Ms. Harker brings to our Board extensive global business experience with a wide-ranging management and financial background and experience in the digital transformation of businesses. Ms. Harker’s deep experience as both a sitting CFO and director of other public companies provides additional critical skills, including with respect to governance, strategic and transformative transactions, cybersecurity, operations, risk management, capital allocation, audit and compliance.

Qualifications, Attributes and Skills

As former Chairman, President & CEO of ITT Corporation, Mr. Loranger brings an in-depth understanding of the Company’s historical operations, as well as valuable institutional knowledge to our Board. He has extensive strategic, operational and manufacturing experience with global industrial and technology companies, including experience leading and integrating transformative acquisitions and executing other strategic transactions.

Professional Experience

•      Executive Vice President & Chief Financial Officer of TEGNA, Inc., since June 2015 when Gannett Co. spun off its broadcast and digital businesses; in 2017, TEGNA spun off and sold its digital businesses

•      CFO of Gannett from July 2012 to June 2015

•      Prior to joining Gannett in 2012, served as the CFO and President of Global Business Services of the AES Corporation, a diversified, multinational power generation and utility company

•      Prior to joining AES in 2006, held several key leadership roles including Acting CFO and Treasurer of MCI and CFO of MCI Group, a unit of World-Com Inc.

•      Member of the American University Advisory Council for the Kogod School of Business

•      Member of the board of the State Council of Higher Education for Virginia

•      Served as a trustee on the Board of Visitors of the University of Virginia (2012 – 2016) and continues to serve on a number of advisory boards

Professional Experience

•      Chairman, President & Chief Executive Officer of ITT Corporation, our former parent, a global manufacturing company, from 2004 until his retirement in October 2011

•      Interim President & Chief Executive Officer of Xylem Inc. from September 2013 until March 2014

•      Executive Vice President & Chief Operating Officer of Textron, Inc. from 2002 to 2004

•      Held executive positions at Honeywell International Inc. and its predecessor company, AlliedSignal, Inc. from 1981 to 2002, including serving as President & Chief Executive Officer of its Engines, Systems and Services businesses

•      Senior Advisor to the CEO of FlightSafety International and member (Emeritus) of the Board of the National Air and Space Museum

Other Public Company Boards • K12 Inc. (2020-present) • Huntington Ingalls Industries (2012-present)	Other Public Company Boards • Edwards Lifesciences Corporation (2016-present)

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Surya N. Mohapatra, Ph.D., 71 Independent Director Director since 2011	Jerome A. Peribere, 66 Independent Director Director since 2013
Committees: • Innovation & Technology • Leadership Development & Compensation	Committees: • Innovation & Technology • Leadership Development & Compensation (Chair)

Qualifications, Attributes and Skills

As a former Chairman, President & CEO of a large public company and seasoned director, Dr. Mohapatra brings to the Board extensive international business and technology experience, wide-ranging operational and strategic knowledge, board leadership experience and corporate governance expertise. He remains active in his native India and possesses a deep knowledge of the markets there. Dr. Mohapatra has a strong technical background with an emphasis on Six-Sigma quality and customer-focused business practices.

Qualifications, Attributes and Skills

As a former President & CEO of a large public company and a seasoned director, Mr. Peribere brings extensive knowledge in leadership, strategy, sustainability, risk management and executive compensation. Given his deep experience with global industrial companies, he also brings to our Board expertise in the areas of manufacturing and operations, growth, integration of acquisitions, technology and product development.

Professional Experience

•      Chairman, President & Chief Executive Officer of Quest Diagnostics Incorporated, a leading provider of diagnostic information services, from 2004 until his retirement in 2012

•      Joined Quest Diagnostics as Senior Vice President & Chief Operating Officer in 1999

•      Prior to joining Quest Diagnostics, was Senior Vice President and member of the executive committee of Picker International, a worldwide leader in advanced medical imaging technologies, where he served in various executive positions during his 18-year tenure

•      Member of the boards of Malaria No More and Safe Water Networks

•      Trustee of The Rockefeller University

•      Executive-in-Residence at Columbia Business School

Professional Experience

•      President & Chief Executive Officer of Sealed Air, a global manufacturer of protective and specialty packaging for food and consumer goods, from 2013 until his retirement in 2017

•      Led the transformation of Sealed Air from a products-based company to a knowledge-based company, with a more unified organization through the company’s rebranding, and renewed commitments to creating customer value and sustainability

•      Previously served as the President and Chief Operating Officer of Sealed Air

•      From 1977 through 2012, held various leadership roles at The Dow Chemical Company, most recently as Executive Vice President of Dow and President and Chief Executive Officer, Dow Advanced Materials from 2009 through August 2012

Other Public Company Boards • Leidos Holdings (2016-present)	Other Public Company Boards • Ashland Global Holdings Inc. (2018-present) • Sealed Air (2012-2017)

Xylem 2021 Proxy Statement  |  13

Markos I. Tambakeras, 70 Independent Director Director since 2011	Lila Tretikov, 43 Independent Director Director since 2020
Committees: • Audit & Finance • Nominating & Governance (Chair)	Committees: • Innovation & Technology

Qualifications, Attributes and Skills

As a result of his Board leadership and CEO experience, Mr. Tambakeras brings critical high-level perspective and corporate governance expertise to the Board. Having worked in increasingly responsible positions for several manufacturing companies, including leadership positions in South Africa and the Asia-Pacific region, Mr. Tambakeras possesses deep strategic and global industrial experience and an extensive background in international operations, emerging markets and strategic acquisitions.

Qualifications, Attributes and Skills

Ms. Tretikov is a leading expert on artificial intelligence and business transformation and brings extensive innovation and technology experience to our Board.  She also brings valuable perspectives related to her experience applying a cross-disciplinary approach to creating solutions that address some of the world's most challenging problems and empower humanity through technology.  Ms. Tretikov founded a company in the field of computational genomics while at college and has numerous patents and articles to her name in the field of technology-enabled business transformations.

Professional Experience

•      President & Chief Executive Officer of Kennametal, Inc. from 1999 until his retirement in 2005; Chairman from 2002 to 2006

•      President, Industrial Controls Business, Honeywell Incorporated from 1995 to 1999

•      Chair of the Board of Make-A-Wish Foundation International since 2016

•      Served on the Boards of Trustees of Loyola Marymount University and Arizona State University

•      Served on the President’s Council on Manufacturing

•      Served as the Chairman of the Board of Trustees of the Manufacturers Alliance/MAPI, the manufacturing industry’s leading executive development and business research organization

Professional Experience

•      Corporate Vice President & Deputy Chief Technology Officer of Microsoft from April 2020 to present

•      Joined Microsoft in April 2018 as Corporate Vice President, Artificial Intelligence, Perception and Mixed Reality

•      Served as Senior Vice President of Engie SA, a multinational energy company, and CEO and vice chairman of the Terrawatt Initiative, a non-profit organization launched by Engie and other multinationals with a mission to alter the Earth’s ecology through energy transition to CO2-negative systems, from December 2016 to December 2019

•      Chief Executive Officer and Executive Director of The Wikimedia Foundation and Wikipedia Endowment, the non-profit organization that supports Wikipedia, from 2014 to 2016

•      Earlier in her career, held a number of leadership positions at technology companies, including as founder and CEO of a business that was ultimately acquired by Ameritrade

•      Serves on the boards of a number of private companies

Other Public Company Boards • Rackspace Hosting, Inc. (2014 – 2016)

14  | Xylem 2021 Proxy Statement

Uday Yadav, 58 Independent Director Director since 2020	**Note that Mr. Sten Jakobsson will retire from the Board as of the 2021 Annual Meeting, after ~10 years of valuable service
Committees: • Audit & Finance

Qualifications, Attributes and Skills

Mr. Yadav brings to our Board valuable global leadership experience and expertise in business operations, strategy and risk management, as well as extensive knowledge of emerging markets. He also brings more than 20 years of industrial experience and global P&L leadership serving diverse sectors, including heavy industry, aerospace, and automotive, and deep experience in deploying new product and service solutions and developing new business models.

Professional Experience

•      President & Chief Operating Officer, Electrical Sector, for Eaton, a power management company, from July 2019 to present

•      Joined Eaton in 1999 and held leadership positions in all of the company’s operating groups, as well as corporate-wide roles, including in India, China, Europe and the United States

•      Prior to joining Eaton, worked with Aeroquip-Vickers, which was acquired by Eaton, and Lucas Engineering & Systems, based in the UK

•      Serves on the board of Hopewell, a therapeutic farm community addressing mental illness

Xylem 2021 Proxy Statement  |  15

PROPOSAL 2 — RATIFICATION OF APPOINTMENT OF THE INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

Our Audit & Finance Committee has appointed Deloitte & Touche LLP (“Deloitte”) as the Company’s independent registered public accounting firm for the fiscal year ending December 31, 2021. Deloitte has served as the Company’s independent auditor since 2011.

The Audit & Finance Committee periodically considers the rotation of the Company’s independent auditor because the Committee believes it is important for the registered public accounting firm to maintain independence and objectivity. In 2016, the Audit & Finance Committee conducted a comprehensive request for proposals from Deloitte and other large, nationally-recognized public accounting firms with respect to the audit engagement.

The Audit & Finance Committee annually reviews and considers Deloitte’s performance of the Company’s independent audit in determining whether to reappoint the firm. The Audit & Finance Committee carefully considers performance factors including:

•independence and objectivity
•resources, technical capability and expertise, particularly in handling the complexity of Xylem’s global operations
•historical and recent performance, including responsiveness, quality and efficiency of services provided
•extent, quality and candor of communications
•report on quality, including the results of the peer review program
•client service assessment and feedback from management regarding the firm’s overall performance
•industry-specific experience and insights
•external data relating to audit quality and performance, including the Public Company Accounting Oversight Board (“PCAOB”) inspection results on Deloitte and its peer firms
•appropriateness of fees charged for audit and non-audit services
•length of time serving in this role, the benefits of longer tenure and the impact of changing auditors

Based on this evaluation, the Audit & Finance Committee has determined that the continued retention of Deloitte as our independent auditor for 2021 is in the best interests of the Company and its shareholders.

In conjunction with the mandated rotation every five years of the independent auditor’s lead engagement partner, in 2020 the Audit & Finance Committee participated in the selection of the new lead engagement partner for the 2021 fiscal year. The selection process commenced with Company interviews of candidates who met professional, industry and personal criteria, including diversity of thought and background, experience with complex global clients, and industry-specific experience, among others. Management recommended a finalist candidate to the Committee. The Committee Chair then interviewed the finalist and, in consultation with the Committee, concurred with management’s recommendation to engage the new lead audit engagement partner for 2021.

The appointment of Deloitte for 2021 is being submitted for shareholder ratification with a view toward soliciting the opinion of shareholders which shall be taken into consideration in future deliberations. If the shareholders do not ratify the appointment, the Audit & Finance Committee will reconsider the appointment and also consider this fact when it appoints the independent auditor for the fiscal year ending December 31, 2022.

Representatives of Deloitte attended all meetings of the Audit & Finance Committee in 2020. Representatives of Deloitte are expected to be present during the online Annual Meeting, will have the opportunity to make a statement, if desired, and are expected to be available to respond to pertinent questions.

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Fees of Audit and Other Services

The aggregate fees for professional services rendered by Deloitte, the member firms of Deloitte Touche Tohmatsu, and their respective affiliates (“Deloitte and related affiliates”) for the years ended December 31, 2020 and 2019 were approximately as follows:

	2020	2019
	(In thousands)
Audit Fees (1)	$6,435	$6,170
Audit-Related Fees (2)	45	127
Tax Compliance Services	86	1,281
Tax Planning and Consulting Services	63	4
Total Tax Services (3)	149	1,285
All Other Fees (4)	4	56
Total	$6,633	$7,638
(1)	Fees for audit services billed consisted of:
•	Audit of the Company’s annual financial statements and internal controls over financial reporting;
•	Reviews of the Company’s quarterly financial statements;
•	Statutory and regulatory audits, consents and other services related to SEC matters; and
•	Financial accounting and reporting consultations.

The increase in audit service fees between 2019 and 2020 is attributable to: a) an agreed-to fee increase for 2020, b) the filing of a registration statement and public offering of Senior notes during 2020, and c) incremental audit services for statutory purposes.

(2)	Fees for audit-related services consisted of:
•	Audits and other attest work related to subsidiaries (other than statutory audits) and employee benefit plans; and
•	Other miscellaneous attest services.
(3)	Fees for tax services consisted of tax compliance and tax planning and consulting services. Details of these services include:
•	Tax compliance services are services rendered based upon facts already in existence or transactions that have already occurred, to document, compute, and review amounts to be included in tax filings.
•

Tax planning services are services and advice rendered with respect to the tax impact of regulatory changes and proposed transactions or services that alter the structure of a transaction to obtain an anticipated tax result. Such services include tax advice related to intra-group structuring.

(4)	Fees related to the Company’s subscription to research tools and assistance with market-based research.

Pre-Approval of Audit and Non-Audit Services

Our Audit & Finance Committee pre-approves all audit and permissible non-audit services provided by the independent auditor. The Audit & Finance Committee has adopted a policy for the pre-approval of certain services provided by the independent auditor. Under the policy, pre-approval is generally provided for specific categories of audit, audit-related, tax and other services incremental to the normal auditing function. These categories include, among others, the following: employee benefit plan audits; acquisition and disposition services, including due diligence; audits of subsidiaries and other attest services unrelated to the consolidated audit; tax compliance and certain tax planning advice work; accounting consultations and support related to generally accepted accounting principles in the United States; and reviews and consultations on internal control matters.

Audit, audit-related and non-audit services that have not been pre-approved under the policy must be specifically      pre-approved by the Audit & Finance Committee. In addition, if fees for any audit or non-audit services pre-approved under the policy exceed a pre-determined threshold during any fiscal year, any additional proposed audit or non-audit services to be performed by the independent auditors must be specifically pre-approved by the Audit & Finance Committee. The Committee Chair is authorized to pre-approve audit and non-audit services up to $100,000 on behalf of the Committee between meetings, provided such decisions are presented to the full Committee at its next regularly-scheduled meeting.  All audit, audit-related and non-audit services described above were pre-approved by the Audit & Finance Committee. The Committee considers non-audit fees and services when assessing auditor independence.

Our Board of Directors recommends that you vote FOR the ratification of Deloitte & Touche LLP as the Company’s Independent Registered Public Accounting Firm for 2021

Xylem 2021 Proxy Statement  |  17

AUDIT & FINANCE COMMITTEE REPORT

Xylem’s Audit & Finance Committee reports to and acts on behalf of the Board of Directors. The Committee operates under a written charter adopted by the Board, which can be found on the Company’s website, www.xylem.com, under “About Xylem,” then ““Investors” and then “Corporate Governance.” The Committee reviews and assesses the adequacy of its charter at least annually and, when appropriate, recommends to the Board changes to reflect the evolving role of the Committee. A description of the primary responsibilities of the Audit & Finance Committee is included under “Board Committees — Audit & Finance Committee” (see page 36).

Overview of Committee’s Key 2020 Topics and Actions. The Audit & Finance Committee met eight times in 2020. Meeting agendas are established by the Audit & Finance Committee Chair. During 2020, the Committee fulfilled each of its duties and responsibilities as outlined in its charter, including, among other things:

•	Met with senior members of the Company’s financial management team at each Committee meeting;
•

Held separate executive sessions during its regular meetings, with the Company’s General Counsel, General Counsel of Ethics & Compliance, Chief Financial Officer, Chief Internal Auditor and the independent auditors, during which candid discussions regarding compliance matters, financial management, accounting, auditing and internal controls issues took place;

•	Reviewed the scope and plans for the internal auditor and independent auditors’ audits;
•	Reviewed significant accounting policies, the impact of new accounting pronouncements, and new disclosure requirements;
•	Reviewed with the independent auditors the 2020 Critical Audit Matter;
•	Reviewed with management, including the General Counsel and Chief Internal Auditor, and the independent auditors, significant risks and exposures identified by management;
•	Reviewed oversight of compliance with legal and regulatory requirements;
•	Reviewed the overall adequacy and effectiveness of the Company’s legal, regulatory, business ethics and anticorruption programs, including the Company’s Code of Conduct;
•	Reviewed the Company’s tax rates, controversies and strategy;
•	Reviewed the Company’s enterprise risk management program and processes;
•

Received updates no less than quarterly on management’s framework and process to assess the adequacy of internal control over financial reporting, and management’s conclusions on the effectiveness thereof;

•

Reviewed with the independent auditors the Company’s internal control assessment process, management’s assessment of the internal control over financial reporting, and the independent auditors’ evaluation of the Company’s system of internal control over financial reporting;

•	Reviewed with management and the independent auditors the Company’s earnings releases, Quarterly Reports on Form 10-Q and Annual Report on Form 10-K, prior to filing with the SEC;
•	Reviewed the performance and effectiveness of the Company’s internal audit function; and
•	Participated in the selection of the Company’s new Senior Vice President, Chief Financial Officer.

Selection and Oversight of the Independent Registered Public Accounting Firm. The Audit & Finance Committee assists the Board with its oversight of Xylem’s independent registered public accounting firm, including assessment of the firm’s qualifications, performance and independence. The Committee is responsible for appointing, compensating, and overseeing the work of the independent auditor, including periodically reviewing and evaluating the performance of the lead audit engagement partner, overseeing the required rotation of the lead audit engagement partner every five years, and reviewing and considering the selection of the new lead audit engagement partner commencing with the 2021 fiscal year. Deloitte has served as Xylem’s independent registered public accounting firm since 2011.

The Audit & Finance Committee recognizes the importance of maintaining the independence of Xylem’s auditor. In 2020, the Committee received and reviewed the written disclosures and letter from Deloitte required by the PCAOB regarding Deloitte’s communications with the Committee around independence. The Audit & Finance Committee also discussed with Deloitte the firm’s independence from Xylem and management, including a review of the nature and amount of fees paid to Deloitte for non-audit services and the compatibility of such services with maintaining Deloitte’s independence (see page 18 for details on Deloitte’s 2020 fees for audit and non-audit services). The Committee concurs with Deloitte’s conclusion that they are independent from Xylem and its management. As detailed in Proposal 2,

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the Audit & Finance Committee has appointed Deloitte as the Company’s independent registered public accounting firm for the fiscal year ending December 31, 2021.

Review and Recommendation Regarding Financial Statements. Management has primary responsibility for the preparation, presentation and integrity of the Company’s financial statements, the application of accounting and financial reporting principles and internal controls, and procedures designed to assure compliance with accounting standards and applicable laws and regulations. Xylem’s independent auditor, Deloitte, is responsible for auditing the Company’s financial statements and expressing an opinion as to their conformity with generally accepted accounting principles in the United States, as well as expressing an opinion on the Company’s internal controls over financial reporting.

The Audit & Finance Committee has reviewed and discussed the audited financial statements for the year ended December 31, 2020 with management and Deloitte. The Committee also discussed with Deloitte the matters required to be discussed by applicable PCAOB standards. In addition, the Committee has received from Deloitte the written disclosures required by the PCAOB concerning independence, and has discussed with Deloitte its independence.

Based on the reviews and discussions described above, the Audit & Finance Committee recommended to the Board that the audited financial statements for the year ended December 31, 2020 be included in the Company’s Annual Report on Form 10-K for 2020 which was filed with the U.S. Securities and Exchange Commission.

Audit & Finance Committee of the Company’s Board of Directors:

Victoria D. Harker, Chair Markos I. Tambakeras

Jorge M. GomezUday Yadav

Sten E. Jakobsson

Xylem 2021 Proxy Statement  |  19

PROPOSAL 3 — ADVISORY APPROVAL OF NAMED EXECUTIVE OFFICER COMPENSATION

Our Board is committed to excellence in governance and recognizes the interest our shareholders have in our executive compensation.  As part of that commitment, and as required pursuant to Section 14A of the Securities Exchange Act of 1934, as amended, our shareholders are being asked to approve a non-binding advisory resolution on the compensation of our named executive officers ("NEOs") as disclosed in this Proxy Statement. This proposal provides shareholders the opportunity to express their views on our 2020 executive compensation program and policies. In considering your vote, you should review the information on our compensation policies and decisions regarding the NEOs presented in the “Compensation Discussion and Analysis” section.

At our 2020 Annual Meeting of Shareholders, our shareholders overwhelmingly approved our NEO compensation, with approximately 91% of votes cast in favor of the proposal. We value this endorsement by our shareholders and believe that the outcome signals our shareholders’ support of our executive compensation program. Similarly, during our annual outreach of shareholders to solicit their input on a range of topics related to executive compensation and governance matters, our top shareholders expressed strong support of our executive compensation program. As a result, we continued our general approach to our executive compensation program through fiscal year 2020.

The Company’s Leadership Development & Compensation Committee (“LDCC”) considers the following when designing the executive compensation:

•alignment of executive and shareholder interests by providing incentives linked to key financial and non-financial performance metrics, which the LDCC believes will help drive long-term shareholder value;

•the ability of executives to achieve long-term shareholder value creation without undue business risk;
•the creation of a clear link between an executive’s compensation and his/her/their individual contribution and performance (pay-for-performance);
•the extremely competitive nature of the industries in which we operate and our need to attract and retain the most creative and talented industry leaders; and
•comparability to the practices of peers in the industries in which we operate and other similar companies generally.

The Board recommends you vote FOR the following resolution:

RESOLVED, that the shareholders approve, on an advisory basis, the compensation paid to the Company’s NEOs as disclosed in this Proxy Statement, including the Compensation Discussion and Analysis, compensation tables, and narrative discussion.

While the results of the vote are advisory in nature, the Board and the LDCC value feedback from shareholders and will carefully consider the outcome of the vote as part of the ongoing evaluation of the Company’s executive compensation philosophy and design. For a description of our annual shareholder outreach efforts regarding compensation and governance, see “Shareholder Engagement Program” in the “Corporate Governance” section.

The Board has adopted a policy of providing for annual advisory votes on executive compensation. Unless the Board modifies its policy on the frequency of holding such advisory votes, the next such advisory vote will occur in 2022.

Our Board of Directors recommends that you vote FOR the Advisory Vote to Approve Named Executive Officer Compensation

20  | Xylem 2021 Proxy Statement

The following proposal was submitted by one of our individual shareholders and will be voted on during the online Annual Meeting if it is properly presented.  Such shareholder's name, address, and number of shares of Xylem common stock may be obtained by a shareholder on written request to our Corporate Secretary.

PROPOSAL 4 — SHAREHOLDER PROPOSAL REQUESTING AMENDMENTS TO PROXY ACCESS

Proposal 4 - Improve Our Catch-22 Proxy Access

Shareholders request that our board of directors take the steps necessary to enable as many shareholders as may be needed to aggregate their shares to equal 3% of our stock owned continuously for 3-years in order to enable shareholder proxy access.

The current arbitrary ration of 20 shareholders to initiate shareholder proxy access can be called Catch-22 Proxy Access. In order to assemble a group of 20 shareholders, who have owned 3% of company stock for an unbroken 3-years, one would reasonably need to start with 60 activist shareholders who own 9% of company stock for an unbroken 3-years because initiating proxy access is a complicated process that is easily susceptible to errors. It is a daunting process that is also highly susceptible to dropouts.

The 60 activist shareholders could then be whittled down to 40 shareholders because some shareholders would be unable to timely meet all the paper chase requirements. After the 40 shareholders submit their paperwork to management - then management might arbitrarily claim that 10 shareholders do not meet the requirements (figuring that shareholders do not want a battle in court) and management might convince another 10 shareholders to drop out - leaving 20 shareholders. But the current bylaws do not allow 40 shareholders to submit their paperwork to management to end up with 20 qualified shareholders.

And 60 shareholders who own 9% of company for an unbroken 3-years might determine that they own 51% of company stock when length of unbroken stock ownership is factored out.

But how does one begin to assemble a group of 60 potential participants if potential participants cannot even be guaranteed participant status after following the tedious rules that are 3800-words of legalese with the directors having the last word on interpreting the 3800-words - because a single shareholder always takes the risk that one will be the 21st shareholder that could be voted off the island after a substantial investment of time by the arbitrary ration of 20 shareholders.

More emphasis should be given to improving proxy access because we do not have the right to act by written consent due to backward provisions of lndiana law. It also takes a high 30% of shares that typically cast ballots at the annual meeting to call for a special shareholder meeting.

Plus the shareholder right to call a special meeting has taken a big hit due to the avalanche of online shareholder meetings that can be tightly controlled bare bones meetings where all challenging questions and comments are screened out by management.  This has paved the way for a future special shareholder meeting to unfortunately be an online meeting.

Please vote yes:

Improve Our Catch-22 Proxy Access - Proposal 4

Board of Directors’ Statement of Opposition

The Board recommends a vote AGAINST Proposal 4. The Board takes a holistic approach to corporate governance and believes that this proposal is unnecessary in light of the existing proxy access right of our shareholders, the Board’s record of making corporate governance changes that promote the accountability of management and the Board to shareholders, and Xylem’s other strong governance practices, commitment to sustainability, and robust shareholder engagement program, as detailed below:

We adopted a proxy access right that reflects a balanced approach to enhancing shareholder rights and protecting the interests of all shareholders.  In February 2016, we amended our By-laws to allow a group of up to 20 shareholders (counting certain groups of funds as one shareholder for this purpose) owning at least 3% of the

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Company’s outstanding shares of common stock continuously for at least 3 years to nominate and include in the Company’s proxy materials director nominees constituting up to 20% of our existing Board (but not less than 2 nominees), subject to the requirements of our By-laws.

Prior to the adoption of this right, we closely monitored proxy access developments and reached out to shareholders representing approximately 57% of the Company’s outstanding shares, engaging in discussions on this topic with shareholders representing approximately 40% of the Company’s outstanding shares.  After taking into account the feedback provided during these discussions and following the Board’s deliberations on proxy access, we adopted what we believe is an appropriate proxy access framework that is consistent with market practice and provides a meaningful proxy access right to shareholders, while balancing the need to protect the interests of all our shareholders.

Since then, we have continued to regularly engage with our largest shareholders to discuss our governance profile and proxy access, including conversations with shareholders representing more than 20% of our outstanding shares in 2021.  These shareholders generally continue to support the 20-shareholder limit on nominating group size.

In addition to best serving the interests of our shareholders, the proxy access framework described above, including the 20-shareholder limit on nominating group size, reflects proxy access provisions that are consistent with practices of other significant U.S. public companies with proxy access rights and that are widely endorsed in the voting policies of institutional investors.  Specifically, the 20-shareholder limit on nominating group size, which is used by more than 90% of U.S. public companies that have adopted proxy access, strikes an appropriate balance between empowering shareholders with a meaningful right to nominate individuals to the board, while mitigating the risk of abuse as well as the risk of chaotic and unmanageable circumstances arising shortly before the Company must distribute its proxy materials.  This limitation also helps to ensure that the proxy access mechanism is not driven by a large number of shareholders, no single one of which has a substantial economic stake in the Company.

The proponent’s requested change to our proxy access By-law would place no limit on the number of shareholders that may aggregate their holdings to reach the required 3% ownership threshold.  However, as noted above, our current By-laws provide shareholders with significant flexibility to aggregate related funds in determining nominating group size (with a group of investment funds under common management and investment control or under common management and funded primarily by a single employer counting as a single shareholder), so we do not believe there is a need to increase this limit, particularly in light of the composition of the Company’s shareholder base.  As of December 31, 2020, 6 shareholders each own more than 3% of our outstanding shares, and our 20 largest shareholders collectively own more than 48% of the Company’s common stock.  With our ownership structure as of such date, it is also possible to assemble a group of 20 shareholders that owns at least 3% of our shares and does not include any of our largest 89 institutional shareholders (assuming each holder has owned its shares for 3 years).  These facts demonstrate that limiting the size of the nominating group to no more than 20 shareholders provides shareholders with an appropriate opportunity to use proxy access while avoiding the administrative burden that would result from eliminating any limit on the potential group size.  Moreover, our 2021 shareholder outreach confirmed strong support for maintaining a 20-member nominating group limit.

In addition to adopting a proxy access right, our Board has a history of making corporate governance changes that promote accountability of management and our Board to our shareholders:

•

Declassified Board:  In 2013, our Board proposed (and our shareholders approved) an amendment to the Company’s Articles of Incorporation to declassify the Board; all directors are now up for election annually.

•

Right to Call Special Meetings:  In 2014, our Board proposed (and our shareholders approved) an amendment to the Company’s Articles of Incorporation to allow shareholders owning 25% or more of our shares to request that the Board call a special meeting.

•	Proxy Access: As noted above, in 2016, our Board amended the By-laws to adopt a proxy access right.
•	Right of Shareholders to Amend By-laws: In 2017, our Board proposed (and our shareholders approved) an amendment to the Company’s Articles of Incorporation to allow shareholders to amend our By-laws.

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In addition, the Company maintains strong and effective practices that reflect our ongoing commitment to corporate governance:

•	Majority voting: Shareholders elect our directors by majority voting in uncontested elections.
•	No poison pill: We do not have a “poison pill.”
•	Independent Board leadership: Our Board Chair is independent under the New York Stock Exchange’s (“NYSE”) listing standards.
•	Independent directors: Other than Mr. Decker, our President & CEO, all of our Directors are independent under the NYSE’s listing standards.
•	Annual self-assessments: Our Board and Committees conduct robust annual assessments, including individual and peer assessments periodically facilitated by a third party at regular intervals.
•	Prohibition on hedging, pledging and shorting: We have a policy against hedging, pledging and shorting by Company insiders, including Directors and officers, involving the Company’s common stock.
•	Share ownership guidelines: We have meaningful share ownership guidelines for all Directors and officers.
•	Pay-for-Performance: Our executive compensation program emphasizes pay-for-performance.
•	Clawback policy: Our executive officers are subject to a clawback policy.
•

ESG:  Our Corporate Governance Principles and Committee charters establish clear accountability for the oversight of ESG matters, such as safety, innovation, environmental sustainability, and ethics and compliance.  In 2017, Xylem became a signatory to the CEO Water Mandate, a UN Global Compact initiative that mobilizes business leaders on water, sanitation, and the Sustainable Development Goals.  We continue to be rated by and named to several indices used to track performance of companies in measuring and reporting on their sustainability performance and social value creation:  the MSCI Global Sustainability Index Series, the FTSE4Good Index Series, and the CDP (formerly the Carbon Disclosure Project).  These are major acknowledgments reflecting the work we have done to advance sustainable business practices and to consistently report our progress over time.  As an important barometer of Xylem’s continued commitment to sustainability, the individual component of the 2020 Annual Incentive Compensation for both our President & CEO and our Senior Vice President, Chief Sustainability Officer, General Counsel and Corporate Secretary was tied to Xylem’s sustainability performance as rated by Sustainalytics.  In addition, the individual component of the 2020 Annual Incentive Compensation for segment presidents includes safety performance of their businesses as measured by injury frequency and risk reduction index.  In 2020, we completed a $1 billion Green Bond offering, the proceeds of which will be allocated to green projects that help improve water accessibility, water affordability and water systems resilience, thus further aligning our sustainability and financing strategies. This follows our 2019 execution of the first sustainable improvement loan in the General Industrial sector in the United States, which ties the Company’s borrowing rates to our Sustainalytics rating.

•

Shareholder Engagement:  We continue to view direct shareholder engagement as critical to our Company’s success.  To provide our shareholders with an opportunity to raise important issues between annual meetings, Xylem’s leadership team meets regularly throughout the year with shareholders to discuss our strategy, operational performance, and business practices and to share perspectives on corporate governance, sustainability and executive compensation matters; a number of these discussions with shareholders include our independent Board Chair.  We also periodically hold Investor and Analyst Days where we meet with investors and present and discuss our long-term strategy and financial objectives.

Given the existence of a balanced and meaningful proxy access right that serves the best interests of our shareholders and our demonstrated and continuing commitment to effective corporate governance, as evidenced by our corporate governance changes and practices described above, the Board believes that this proposal is unnecessary.

Our Board of Directors recommends that you vote AGAINST this proposal

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CORPORATE GOVERNANCE

Shareholder Engagement Program

Our Board values the input and insights of the Company’s shareholders and believes that effective Board-shareholder communication strengthens its role as an active, informed and engaged fiduciary. Our Board views engagement as a year-round conversation with shareholders about creating long-term sustainable value. Accordingly, the Board seeks to maintain a framework for deep, frequent, and productive conversations with the Company’s shareholders.

We engage with a wide range of constituents, including institutional shareholders, retail shareholders, proxy advisory firms, ESG rating firms and industry thought leaders. We pursue multiple avenues for engagement, including the Annual Meeting of Shareholders, in-person and virtual meetings (though since March 2020 shareholder engagement meetings have been limited to a virtual format due to the pandemic), quarterly earnings calls and other investor conferences and presentations. We participate in corporate governance organizations and other associations that provide valuable opportunities to convene with a variety of investors, peer companies, policy makers and other interested parties in promoting knowledge and positive dialogue around corporate governance policy and practices, including the World Economic Forum, the Business Roundtable, the National Association of Corporate Directors, and the Society for Corporate Governance. In addition, we periodically hold Investor and Analyst Days to meet with investors and present and discuss our long-term strategy and financial objectives. Our engagement program involves members of our Board of Directors and senior management, as well as employees from a number of different functions in the Company, including Investor Relations, Legal, Executive Compensation and Sustainability.

In December 2020, we invited our largest shareholders to engagement meetings.

These engagement meetings are an opportunity to discuss key aspects of the Company’s governance profile, compensation philosophy, and performance around sustainability and social value creation, among other things.  These meetings also provide a forum for management to solicit feedback regarding the practices and policies that are important to our shareholders. Topics discussed in these engagement meetings included:

•    Board Evaluation Process

•    Board Oversight of Risk, including Cybersecurity

•    Board Oversight of Strategy

•    Board Policy on Outside Directorships

•    Board-Shareholder Engagement

•    Board Succession, Composition and Diversity

•    CEO and Senior Leadership Succession

•    Corporate Governance Profile

•    COVID-19 Response

•    Disclosure and Transparency

•    Diversity and Inclusion

•    Executive Compensation Philosophy and Metrics

•    Proxy Access

•    Share Ownership Threshold to Call Special Meetings

•    Sustainability Goals and Social Value Creation

Board Composition, Diversity and Succession Board Evaluation Process Corporate Governance Profile Policy on Outside Directorships Board Oversight of Risk, including Cybersecurity Board Oversight of Strategy CEO and Senior leadership succession Sustainability Goals and Social Value Creation Diversity and Inclusion Board-Shareholder Engagement Disclosure and Transparency Executive Compensation Philosophy and Metrics Share Ownership Threshold to Call Special Meetings

A number of these engagement meetings included our independent Board Chair, who provided our shareholders with the Board's perspective on corporate governance, including board succession, composition and diversity, and the Board's oversight of critical areas such as risk management, cybersecurity, strategy and corporate transactions.

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Management reviews the key themes and insights from all shareholder engagement meetings, as well as broader governance trends, with the Board, which the Board considers in making decisions regarding our governance practices and policies and executive compensation. We may from time to time hold follow-up conversations with shareholders to address important issues that will be considered at the annual shareholders meeting. The outreach and engagement by our management team may also include additional director participation when the topic or the nature of the shareholder request makes this a more meaningful outreach approach.

We engage with shareholders throughout the year to update them and solicit their feedback on a range of topics, including corporate governance, executive compensation, sustainability and social value creation, performance, and strategy for long-term growth.

Role of The Board

Key Responsibilities of the Board Oversee the interests of all shareholders in the long-term health and overall success of the Company’s business and financial strength Serve as the ultimate decision-making body of the Company, except for those matters reserved to or shared with the shareholders Oversee the Company’s strategy and risk Oversee the proper safeguarding of the Company’s assets, the maintenance of appropriate financial and their internal controls, and the Company’s compliance with applicable laws and regulations

Oversight of Strategy

One of the Board’s key responsibilities is overseeing the Company’s strategy. The Board has deep knowledge and expertise in this area and regularly discusses our strategic priorities and businesses, believing that oversight of our strategy is a continuous process that includes the following:

•

Each director participates in a comprehensive orientation program upon joining the Board (see the “Director Orientation and Continuing Education” section) where he/she/they gain an understanding of Xylem’s strategy, businesses and operations.

•

At each of its meetings, the Board receives information and updates from management and actively engages with our President & CEO, our Chief Strategy & Digital Officer and other senior leaders with respect to the Company’s strategy and its execution, including the strategic plans for our businesses and research and development, and the competitive landscape.

•	Matters of strategy are also discussed at committee meetings, as relevant, given each committee’s specific focus and expertise.
•

One Board meeting per year is dedicated to an intensive review and discussion of the Company’s strategic plans. During this meeting, the Board engages with the President & CEO, senior leaders and other members of management regarding long-range strategy, business objectives, the competitive landscape, key market opportunities, customer and economic trends, innovation and technology, key talent considerations and other developments. This review also includes our strategic approach to sustainability and ESG matters, given their importance to Xylem’s business.

•	The independent directors hold regularly-scheduled executive sessions without management to discuss strategy.

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•	The Board’s engagement on oversight of strategy continues between meetings in a variety of ways.
•

Our directors may from time-to-time visit our business locations, including research and development facilities, around the globe. Due to pandemic-related safety concerns and travel restrictions in 2020, our Board was unable to conduct site visits; however, our Board is committed to resuming visits once safety concerns abate.

Our directors also have the opportunity to understand and assess how we are communicating our strategy to investors through updates during shareholder engagement and periodic Investor and Analyst Days.

While the Board and its committees oversee the development and evolution of corporate strategy, management is responsible for executing the strategy. Our strategy is approached with a long-term mindset and a focus on assessing both the opportunities for, and risks to, the Company and its stakeholders.

Oversight of Risk

Management is responsible for day-to-day management of the Company’s risks, including the creation of appropriate risk management programs, policies and practices. Management conducts an enterprise risk management (“ERM”) program, which is an evergreen process using a widely-accepted framework to identify, assess, monitor and communicate the Company’s strategic, operational, financial, compliance and reputational risks. We seek to identify and mitigate risks, and enable improved decision-making and prioritization. The Board and its committees work with management, our independent and internal auditors, as well as other external advisors, to incorporate ERM into corporate strategy and business operations.

As an integral and ongoing part of its work, the Board oversees management’s approach to risk management and execution of its risk management responsibilities. This oversight includes the following:

•	Throughout the year, the Board discusses risk in both general terms and in relation to strategy and specific proposed actions.
•

The Board receives periodic updates from management on the Company’s financial and operating results, strategic and annual operating plans, and key enterprise risks, and provides appropriate input and perspectives.

•	Management periodically reports to the Board and its committees on specific risks as they arise or as requested by the Board.
•

The Company’s independent directors hold regularly-scheduled executive sessions without management present to discuss risks facing the Company and management’s approach to managing and mitigating them.

The Board has delegated responsibility for oversight of certain risk categories to its committees based on each committee’s expertise and applicable regulatory requirements, as summarized below. Each committee regularly receives updates on these matters from management and reports on them to the full Board so that the Board has information necessary to fulfill its risk oversight responsibilities.

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Board/Committee	Key Areas of Oversight
Board	•Significant commercial and capital markets risks •Significant legal or reputational matters •Significant mergers and acquisitions •Strategy	•Competitive landscape and dynamics •CEO succession planning (with assistance of N&G and LDCC) •Cybersecurity
Audit & Finance Committee (“AFC”)	•Financial statements and financial risk exposures •Tax strategy and related risks •Business ethics and anti-corruption program •Effectiveness of the Code of Conduct	•Overall risk assessment and risk management processes and policies •Accounting, controls and financial disclosures •Financial strategies, capital structure, liquidity and credit rating
Innovation & Technology Committee (“ITC”)	•Technology and innovation priorities, plans and investments •Commercialization and disruption approach	•Technical talent management and development •Product safety
Leadership Development & Compensation Committee (“LDCC”)	•Executive compensation philosophy and program design •Executive development and leadership •Non-employee director compensation	•Talent management •Diversity and inclusion •Succession planning for senior management
Nominating & Governance Committee (“N&G”)	•Board composition and refreshment •Annual assessment of the Board and committees •Business continuity, disaster recovery and crisis management	•Sustainability, corporate citizenship and social value creation •Compliance programs, including anti-harassment, trade compliance, environmental, health & safety and conflict minerals

Oversight of Cybersecurity

The Board recognizes the importance of maintaining the trust and confidence of our customers, suppliers, employees and shareholders. As part of its objective to provide independent oversight of the key risks facing the Company, the Board devotes considerable time and attention to oversight of management’s approach to cybersecurity, including strategy, resources, policies, processes and practices. At least twice each year, the Board receives reports from management, including the Chief Information Officer and the Chief Information Security Officer, on the Company’s cybersecurity risk profile, assessments of the Company’s enterprise and product security programs, strategy for managing risks, status of projects to strengthen the Company’s cybersecurity posture, the emerging threat landscape, and other relevant topics.

To more effectively prevent, detect and respond to cybersecurity threats, the Company has a cybersecurity program for both enterprise and product security that is overseen by our Chief Information Security Officer. Key elements of the program are driven by the overall Company and functional strategy and include policy, standards, architecture, processes, employee education and incident response. The program is designed to protect and preserve the security, integrity and continued availability of the Company’s information technology systems and connected products, and also to protect the confidentiality and integrity of all information owned by, or in the care of, the Company. Our employees receive a variety of regular education regarding relevant cybersecurity practices and how to protect information and data against cyber threats.

Xylem’s Cyber Risk Committee, comprised of senior leaders, is responsible for overseeing the strategic and functional management of cybersecurity across the Company. Throughout the year, the committee receives presentations and reports on a broad range of topics around enterprise and product security, including updates on policies and practices, the threat landscape, periodic third-party vulnerability assessments, technology trends, regulatory developments and legal issues, and specific aspects of the Company’s evolving risk profile. The Company’s Enterprise Risk Committee, also comprised of senior leaders, is responsible for reviewing the Company’s critical risks, including cyber risk, and overseeing the Company’s identification, management and mitigation of risks and associated reports to the Board.

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Oversight of Human Capital Management, Diversity and Inclusion and Succession Planning

Our employees around the globe are united in a shared purpose – to solve water – and as such, are key to the Company’s success and strategy. Xylem’s overall success and long-term growth depend, in part, on our continued ability to attract and retain highly-skilled employees, including senior leaders and employees with skills in our strategic areas and core competencies, including engineering, innovation, digital technologies, sales excellence, and product and project management.

At Xylem, we recognize the power of diversity and inclusion to drive innovation, make us more competitive, positively impact customer satisfaction and Company performance, and create value for our shareholders and our other stakeholders. Xylem‘s culture is global and diverse. We have approximately 16,700 employees based in more than 45 countries. Fifty-five percent of our director nominees have origins outside the United States, and 55% of our director nominees also identify as diverse from a gender, ethnic or racial standpoint.

We endeavor to foster a culture that enables all employees to thrive, which means cultivating a diverse and inclusive workplace that brings together people with different perspectives, talents and experiences. We do this in a number of ways, including:

➢	We provide periodic training on diversity and inclusion, including for our senior leaders.
➢

We offer Employee Network Groups, which are voluntary, employee-led groups formed by people with a common affinity, such as gender, race, sexual orientation, military status or other attributes. Each Employee Network Group is sponsored and supported by one or more senior leaders and all groups are open to all employees regardless of the diversity attributes with which they may identify.

➢

Our CEO and leadership team hold regular global town hall meetings, as well as smaller regional or local town halls, to share and hear from our employees across all areas of the Company and geographies.

➢

We conduct periodic employee engagement surveys, the results of which the Board and management use to understand our employees’ perspectives, identify areas for additional focus and establish action plans. The last employee engagement survey was in 2019, and the next is planned for 2021.

➢	With our continuous improvement mindset, we continually look for ways to advance our diversity and culture of inclusion.

The Board, with the assistance of its committees, provides oversight of the Company’s human capital management strategy and approach, including our diversity and inclusion and talent development programs and policies, and our Board and senior leadership succession planning.

The Board, through its Nominating & Governance Committee, assesses and manages its composition and refreshment, including consideration of a diverse mix of director experiences, skills, qualifications, viewpoints and education, as well as race, ethnicity, gender and global origin. (See “Board Composition and Refreshment”). The Committee also oversees the Company’s anti-harassment, corporate social responsibility and sustainability programs.

The LDCC is responsible for overseeing the Company’s talent management programs and initiatives, including diversity and inclusion. The Company has a broad range of talent development programs to facilitate the continued professional growth and development of our colleagues, and to support development of our succession plans. These programs span across many levels, businesses and functions of the Company, including entry-level talent recruitment programs, development programs for emerging leaders, manager training and executive development.

The Board has primary responsibility for CEO succession planning, as well as oversight of succession planning for senior leadership positions. Key Board and committee activities around succession planning include:

•	The Board regularly discusses with the CEO recommendations and evaluations of his senior leadership team, including potential successors to the CEO role and his direct reports.
•	The Board maintains current contingency plans in the event the CEO is unable to serve for any reason.
•	The Board periodically updates the CEO selection criteria and competencies, including through the assistance of a third-party advisor.

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•	The Nominating & Governance Committee assists the Board with CEO succession planning by conducting periodic external market scans for potential succession talent.
•	The LDCC assists the Board with CEO succession planning, focusing on internal candidate development plans.
•

The LDCC oversees succession planning for senior leadership positions. Together with the CEO, the LDCC regularly reviews senior leadership talent, including readiness to take on additional leadership roles, and developmental opportunities needed to prepare senior leaders for greater responsibilities. In 2021, the LDCC also retained an affiliate of its independent compensation consultant to provide advisory services with respect to CEO and senior leadership development and succession.

Corporate Governance Policies and Practices

Corporate Governance Principles

The Board has adopted Corporate Governance Principles that, together with the Company’s articles of incorporation, by-laws, Code of Conduct, and Board committee charters, provide a governance framework for the Company and set out general principles regarding the functions and responsibilities of the Board and its committees.

The Corporate Governance Principles, which are reviewed by the Board periodically and were last updated in December 2020, emphasize the importance of Board composition, including diversity and director performance and effectiveness. Among other things, our Corporate Governance Principles expressly state our commitment to actively seek highly-qualified women and individuals from minority groups to include in the pool of candidates from which Board nominees are selected as part of each Board search.

The Corporate Governance Principles provide that directors must be able to devote the time required to prepare for and attend regularly-scheduled Board and committee meetings, and participate in other matters necessary for sound corporate governance, including director continuing education, site visits and communication with management.

To help assure that directors are able to fulfill their commitments to the Company, the Corporate Governance Principles provide that directors who are executive officers of public companies may not serve on more than three public company boards, including their own board and our Board. Directors that are not executive officers of public companies, may serve on no more than four public company boards (including our Board). However, as provided in the Corporate Governance Principles, even when directors have not exceeded these guidelines, any new or proposed directorships or affiliations are reviewed with respect to conflicts, potential conflicts or other concerns, including the effect on such director’s ability to devote the time required for service on our Board.

The Corporate Governance Principles also provide that when a director retires, or his, her or their principal occupation significantly changes, that director will offer to tender his, her or their resignation.  The Nominating & Governance Committee will make a recommendation to the Board whether to accept or reject the offer to tender resignation.  The Corporate Governance Principles are available on our website at www.xylem.com, by selecting “About Xylem,” then “Investors” and then “Corporate Governance.” A copy of the Corporate Governance Principles will be provided free of charge to any shareholder upon written request to our Corporate Secretary.

Code of Conduct

Our Code of Conduct requires all of our directors, officers and employees to act ethically and honestly. The Code of Conduct is available on our website at www.xylem.com, by selecting “About Xylem” and then “Our Code of Conduct.” We will disclose within four business days any substantive changes in or waivers of, the Code of Conduct granted to our CEO, CFO or Chief Accounting Officer, or persons performing similar functions, by posting such information on our website rather than by filing a Current Report on Form 8-K. A copy of the Code of Conduct will be provided free of charge to any shareholder upon written request to our Corporate Secretary.

Related Party Transactions

We have a written policy that governs the reporting, review and approval or ratification of transactions with related parties. The policy covers, but is not limited to, the related party transactions and relationships required to be disclosed under the US Securities and Exchange Commission (“SEC”) rules. The policy supplements our Code of Conduct, which

Xylem 2021 Proxy Statement  |  29

addresses potential conflict of interest situations. Under our policy, directors and executive officers are required to promptly notify the Chair of the Nominating & Governance Committee and our Corporate Secretary of any actual or potential related party transactions so that the transaction can be reviewed and considered for approval or ratification by the Nominating & Governance Committee.

In reviewing related party transactions, the Nominating & Governance Committee will consider the relevant facts and circumstances, including:

•	whether terms or conditions of the transaction are generally similar to those available to third parties;
•	the level of interest or benefit to the related party;
•	the availability of alternative suppliers or customers; and
•	the benefit to the Company.

Any Nominating & Governance Committee member who is a related party with respect to a transaction under review may not participate in the deliberations about the transaction or vote for its approval or ratification.

The policy provides pre-approval for certain types of transactions that the Nominating & Governance Committee has determined do not pose a significant risk of conflict of interest, either because a related party would not have a material interest in a transaction of that type or due to the nature, size or degree of significance of the transaction to Xylem.

Since January 1, 2020, there have been no related party transactions that are required to be disclosed pursuant to Item 404(a) of Regulation S-K under the Securities Exchange Act of 1934, as amended (the “Exchange Act”).

Political Activities

Xylem believes that transparent and responsible participation in the public policy process is an important means of enhancing long-term shareholder value. Furthermore, as a thought leader and a leading, global water technology company committed to solving the world’s water challenges, Xylem believes it has a responsibility to participate in the public policy process. Therefore, we engage in public policy advocacy on issues that are core to our businesses through ongoing, constructive and transparent interactions with government officials, policymakers, industry and trade associations and other stakeholder groups. These engagements are grounded in and guided by our unwavering commitment to strong corporate governance, compliance with our Code of Conduct, and respect and adherence to applicable laws in the jurisdictions in which we operate globally.

In 2021, we implemented a Political Activities policy, which specifies, among other things, that:

•	Lobbying activities by or on behalf of Xylem will materially comply with applicable laws, including with respect to registration and the filing of required information;
•	Neither Xylem, nor anyone on its behalf, will make any direct or indirect political contributions in support of candidates or campaigns for political office, political causes or political views; and
•	Xylem does not have a Political Action Committee.

We believe that involvement in industry and trade associations is beneficial to our business, and therefore we participate as a member in a number of these organizations. Our participation in an organization may be, in whole or in part, to advance collaborative and constructive approaches to industry engagement with policymakers and other stakeholders to help advance the Company’s public policy agenda and related business goals. We pay membership dues to a number of trade associations and industry groups that may use these funds at their discretion to fund political activities. Our membership in an organization, however, does not imply the Company’s endorsement of all of the policy positions of that particular group. We review these memberships annually to assess their business value and alignment with the Company’s overall public policy agenda. A copy of our Political Activities policy can be found on our website at www.xylem.com, under “About Xylem.”

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Director Independence

Our Corporate Governance Principles require a majority of our Board to be comprised of directors who are independent in accordance with the NYSE’s listing standards. The Board conducts an annual review and has affirmatively determined that 11 of our current 12 directors (Jeanne Beliveau-Dunn, Robert F. Friel, Jorge M. Gomez, Victoria D. Harker, Sten E. Jakobsson, Steven R. Loranger, Surya N. Mohapatra, Jerome A. Peribere, Markos I. Tambakeras, Lila Tretikov and (Uday Yadav)meet the independence requirements in the NYSE’s listing standards. Mr. Loranger, who served as our CEO from September 2013 until March 2014, meets the independence requirements in the NYSE’s listing standards because his service as CEO was on an interim basis. Curtis J. Crawford, who served as a director until May 13, 2020, was determined to be independent during the time he served on the Board. Patrick K. Decker is not independent because he serves as our President & CEO.

All of our directors are independent, with the exception of our CEO

Board Leadership Structure

Our Board is led by our independent Chair. The Board will consider the continued appropriateness of this structure as necessary to meet the best interests of the Company and its shareholders. The Board believes that our current leadership structure strengthens the Board’s role in risk oversight of the Company. Mr. Friel currently serves as our independent Chair, and will continue in that role contingent upon his successful re-election at the 2021 Annual Meeting.

Board Effectiveness

The effectiveness of the Board and its committees is critical to Xylem’s success and the protection of the long-term interests of our shareholders and other stakeholders. In the spirit of continuous improvement, each year our Nominating & Governance Committee initiates a comprehensive assessment of the effectiveness of the Board and each of our committees, as well as individual directors, using a self-assessment or third-party advisor. The objective of the assessment is to identify and assess areas where the Board functions effectively, and importantly, areas where it can improve. The assessment process includes the following steps:

1 Surveys

Surveys solicit each director’s opinions on a variety of topics, including:

•  Board and committee performance and effectiveness, including sufficiency of time and attention to key issues

•  Board size, composition, processes, and meeting logistics, including quality of meeting agendas, minutes, materials and presentations

•  Board dynamics and relationship with, and access to, management

•  Director education and other resources

2 Interviews

The Chair of the Nominating & Governance Committee holds one-on-one meetings with each director to solicit additional feedback, including with respect to:

•  Effectiveness of individual directors

•  Areas for Board focus

•  Effectiveness of new director onboarding program

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3 Review and Dialogue

•  The Chair of the Nominating & Governance Committee reviews the responses to the surveys and one-on-one interview feedback, and shares the aggregated results with the Board Chair

•  Aggregated results of the Board and committee surveys are shared with all directors

•  Annually in the fall, the Board Chair and Chair of the Nominating & Governance Committee summarize the annual assessment results for the full Board and facilitate a dialogue among all of the directors

On a periodic basis (generally every three years), the Nominating & Governance Committee will also engage a third-party advisor to assist with the qualitative assessment of the Board and its committees, including meeting with each director individually. The advisor presents her/his/their findings to the full Board and facilitates a robust discussion focusing on opportunities for improvement. The advisor also provides feedback to individual directors, as applicable. The most recent engagement of an independent third party advisor was for the 2018 assessment.

Board Composition and Refreshment

Board Tenure

When assessing the appropriate balance of experience, continuity and fresh perspectives with respect to director nominees and candidates, the Board considers, among other factors, length of tenure. The average tenure of the director nominees is approximately 6.3 years. Following the Annual Meeting, assuming all director nominees are elected, there will be four directors, comprising ~36% of the Board, who joined within the past four years, adding valuable fresh perspectives to the Board’s deliberations. The remaining seven directors, comprising ~64% of the Board, have served between 7 and 10 years and bring a wealth of experience and knowledge concerning Xylem.

The Board has established a retirement age policy of 72 for directors, as reflected in our Corporate Governance Principles. The Board believes that it is important to monitor its composition, skills and needs in the context of the Company’s long-term strategic goals. The Board further believes that it is important to balance refreshment with the need to retain directors who have, over time, developed significant insights into the Company, its operations and evolution, and who continue to make valuable contributions that benefit our shareholders and other stakeholders.

Board Refreshment

On a regular basis, careful consideration is given to the composition of our Board in order to maintain an appropriate mix of experiences and qualifications, introduce fresh perspectives and broaden and diversify the views and backgrounds represented on the Board. The Nominating & Governance Committee is responsible for identifying and evaluating potential director candidates, reviewing the Board and committee composition and making recommendations to the Board. The Nominating & Governance Committee seeks to identify candidates who possess the experience, skills, qualifications and attributes that will provide a broad range of personal characteristics to the Board, including diversity of thought and background, experience in technology and innovation, and global business experience. In fulfilling its refreshment responsibilities, the Board and the Nominating & Governance Committee use an evergreen process as follows:

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The Nominating and Governance Committee engages in a year-round recruitment process to identify and evaluate new director candidates. In evaluating candidates, the Committee considers whether and to what extent attributes and experiences will individually and collectively complement the existing Board. The Committee also considers the impact on Board composition from upcoming director retirements, as well as Xylem’s strategy and evolving, diverse and global businesses and operations. The Nominating & Governance Committee regularly reviews the board size, diversity profile and composition, including tenure and retirements given the Board’s mandatory retirement age of 72. The average tenure of the director nominees is approximately 7XX years. The Nominating and Governance Committee engages in a year-round recruitment process to identify and evaluate new director candidates. In evaluating candidates, the Committee considers whether and to what extent attributes and experiences will individually and collectively complement the existing Board. The Committee also considers the impact on Board composition from upcoming director retirements, as well as Xylem’s strategy and evolving, diverse and global businesses and operations. The Nominating & Governance Committee considers the periodic rotation of committee members and committee chairs in order to enhance perspectives and broaden and diversify the views and experiences. The Nominating and Governance Committee engages in a year-round recruitment process to identify and evaluate new director candidates. In evaluating candidates, the Committee considers whether and to what extent attributes and experiences will individually and collectively complement the existing Board. The Committee also considers the impact on Board composition from upcoming director retirements, as well as Xylem’s strategy and evolving, diverse and global businesses and operations. Through its annual assessment process, the Board evaluates whether the mix of directors is appropriate given the Company’s strategy and continuing evolution. The Nominating and Governance Committee engages in a year-round recruitment process to identify and evaluate new director candidates. In identifying and  evaluating candidates, the Nominating & Governance Committee considers whether and to what extent attributes and experiences will individually and collectively complement the existing Board, including . The Committee also considers the impact on Board composition from upcoming director retirements, as well as Xylem’s evolving strategy and evolving, diverse and global businesses and operations. The Nominating and Governance Committee engages in a year-round recruitment process to identify and evaluate new director candidates. In evaluating candidates, the Committee considers whether and to what extent attributes and experiences will individually and collectively complement the existing Board. The Committee also considers the impact on Board composition from upcoming director retirements, as well as Xylem’s strategy and evolving, diverse and global businesses and operations. All new directors participate in a comprehensive orientation program to provide them with a strong foundation in Xylem’s strategic and financial performance, executive compensation program, culture, approach to sustainability and corporate governance policies and practices.

Board Diversity

Xylem and its Board believe diversity in the boardroom is critical to the success of the Company and its ability to create long-term value for our shareholders and other stakeholders. As set forth in our Corporate Governance Principles, our Board actively seeks to consider a diverse group of candidates for membership on the Board, taking into account diversity in terms of viewpoints, professional experience, education and skills as well as race, ethnicity, gender and nationality. Our Board is committed to actively seeking highly-qualified women and individuals from minority groups to include in our pool of candidates from which Board nominees are selected as part of each Board search. Our Nominating & Governance Committee reviews its effectiveness in balancing diversity considerations when assessing the composition of the Board, and our entire Board considers diversity when conducting the annual Board assessment. After extensive searches, over the past four years we have added four directors that bring additional diverse and fresh perspectives as well as deep experience to our Board:

➢	Jeanne Beliveau-Dunn (2017) brings experience in innovation and technology, including commercialization, as well as talent management.
➢	Jorge Gomez (2019) brings global perspectives and expertise in finance, strategy and risk management.
➢	Lila Tretikov (2020) brings global perspectives and experience in innovation and technology, including artificial intelligence and business transformation.
➢	Uday Yadav (2020) brings global perspectives and leadership experience, together with expertise in operations, strategy and industrial transformation.

Our 11 director nominees reflect the Board’s careful approach to succession planning, resulting in a balanced mix of attributes, skills, experiences, diverse viewpoints and backgrounds in our boardroom. Approximately 55% of our nominees identify as women or as ethnically/racially diverse, and ~55% identify national origins outside the US:

3 of 11 Nominees are women	3 of 11 Nominees are ethnically or racially diverse	6 of 11 Nominees with origins outside the U.S.

The Nominating & Governance Committee considers recommendations of director candidates from many sources, including shareholders and third-party search firms. Shareholders wishing to propose a candidate for consideration may do so by submitting the proposed candidate’s full name and address, resume and biographical information to the attention of our Corporate Secretary at Xylem Inc., 1 International Drive, Rye Brook, New York 10573. The Nominating & Governance Committee and Board use the same criteria for evaluating candidates regardless of the referral source.

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Director Orientation and Continuing Education

We have a comprehensive orientation program for all new directors with respect to their role as directors and as members of the particular Board committees on which they will serve. This orientation program includes one-on-one meetings with management and extensive written materials to provide new directors with a strong foundation in Xylem’s strategic plans, industry, business, financial performance, executive compensation program and corporate governance policies and practices. The orientation program also includes visits to Xylem sites, which our newest directors, Ms. Tretikov and Mr. Yadav, look forward to once pandemic-related safety concerns and travel restrictions abate.

Our Board believes that director education is vital to the ability of its directors to fulfill their roles and supports directors’ continuous learning. Accordingly, we have continuing education programs to help directors enhance their skills and knowledge in order to better perform their duties and recognize, and deal appropriately with, issues, risks and opportunities that may arise. These programs are typically part of regular Board and committee meetings and may be provided by management or qualified third parties on various topics. The directors also periodically visit Xylem sites; such visits provide them with an opportunity to see firsthand the execution and impact of the Company’s strategy, and engage with Xylem employees to deepen their understanding of our business, products, services and solutions, competitive landscape and corporate culture. In addition, the Board encourages directors to participate in external continuing education programs. The Company pays for all reasonable expenses for directors attending such programs.

Board Meetings

Attendance

Regular attendance at Board meetings and attendance at each annual meeting of shareholders is expected of each director. In 2020, there were 10 Board meetings and 20 committee meetings. Average attendance of our directors at Board and applicable committee meetings in 2020 (held during the period that each director served) was more than 98% and none of the director nominees attended fewer than 95% of the total number of Board and applicable committee meetings. All of our directors were present at the virtual Annual Meeting held in 2020.

Site Visits: We encourage our directors to visit our sites, and we periodically hold meetings at various sites so that our directors can meet with employees, customers and other stakeholders, and visit our facilities. In 2020, due to pandemic-related safety concerns and travel restrictions, our Board was unable to conduct its planned site visits but looks forward to resuming site visits once pandemic-related safety concerns abate.

Executive Sessions

The independent directors hold regularly scheduled executive sessions without Company management present. In 2020, there were six meetings during which such sessions were held; Markos I. Tambakeras, independent Board Chair through the 2020 Annual Meeting presided over three of these executive sessions; and Robert F. Friel, who assumed the role of independent Board Chair following the 2020 Annual Meeting, presided over three of these sessions. During these executive sessions, the directors discussed the Company’s management of COVID-19 impacts, strategy, management and director succession planning, and other key governance topics.

Management Participation in Board and Committee Meetings

Key members of management regularly attend and participate in Board meetings, presenting on important topics. Regular attendees include the Chief Financial Officer, the Chief Sustainability Officer, General Counsel and Corporate Secretary, the Chief Human Resources Officer, the Chief Innovation, Technology and Product Management Officer, the Chief Strategy and Digital Officer, and the segment and regional Presidents. In addition, other senior leaders and executives also participate periodically in the Board and committee meetings.

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Board Committees

Our Board has established four committees to assist in discharging its duties: the Audit & Finance Committee, the Innovation & Technology Committee, the Leadership Development & Compensation Committee and the Nominating & Governance Committee. Written charters for each of these committees are approved and adopted by the Board, and are reviewed at least annually and updated, as appropriate. Each committee’s charter is available on our website at www.xylem.com by selecting “Investors” and then “Corporate Governance.” Outlined below are the Board committees with brief descriptions of each committee’s membership and responsibilities.

AUDIT & FINANCE COMMITTEE
Chair: Victoria D. Harker	Members: Jorge M. Gomez, Sten E. Jakobsson, Markos I. Tambakeras and Uday Yadav

# 2020 Meetings: 8

Purpose

The Audit & Finance Committee’s purpose and responsibilities are set forth in its charter, which is reviewed at least annually and updated, as appropriate (most recently in April 2020), to address changes in regulatory requirements, authoritative guidance, evolving oversight practices and investor feedback. The primary purposes of the Audit & Finance Committee are to assist with Board oversight of the Company’s financial reporting processes, compliance with legal and regulatory requirements and matters relating to its financial condition.

Responsibilities

The responsibilities of the Committee are set forth in its charter and include the following:

•Determining the appointment, compensation, evaluation and termination of the Company’s independent auditors.

•Reviewing and discussing with management and the independent auditors the annual audited financial statements and quarterly financial statements of the Company.

•Overseeing the performance of the Company’s internal audit function.

•Reviewing the scope of audits to be performed by the internal audit function and monitoring progress.

•Reviewing the Company’s financing strategy and activities, investment policies and matters relating to its financial condition.

•Discussing policies with respect to risk assessment and risk management.

•Reviewing significant findings or unsatisfactory internal audit reports or audit problems or difficulties encountered by independent auditors in the course of the audit work.

•Reviewing major issues regarding the Company’s accounting principles and internal controls.

•Reviewing the business ethics and anticorruption program and implementation and effectiveness of the Company’s Code of Conduct.

Additional information on the Audit & Finance Committee’s processes and procedures for consideration of the ratification of our independent auditor can be found in the Audit & Finance Committee Report on page 19.

Independence and Financial Expertise

The Board of Directors has determined that each of the five members of the Audit & Finance Committee meets the independence requirements of the NYSE, SEC rules and regulations, and our Corporate Governance Principles. All members of the Audit & Finance Committee are financially literate and the Board of Directors has determined that two Audit & Finance Committee members, Jorge M. Gomez and Victoria D. Harker, are “audit committee financial experts” under SEC rules.

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INNOVATION & TECHNOLOGY COMMITTEE
Chair: Steven R. Loranger	Members: Jeanne Beliveau-Dunn, Surya N. Mohapatra, Ph.D., Jerome A. Peribere and Lila Tretikov

# 2020 Meetings: 3

Purpose

The primary purpose of the Innovation & Technology Committee is to assist the Board in its oversight of the Company’s innovation and technology strategy, priorities, and investments.

Responsibilities

The responsibilities of the Committee are set forth in its charter and include the following:

•Reviewing the Company’s technology and innovation priorities in the context of overall corporate and innovation strategies and progress against those priorities.

•Reviewing the Company's annual technology and innovation plans and investments in R&D and progress against those plans.

•Reviewing the Company’s key programs, processes and structures related to technology and innovation and approach to disruption and commercialization.

•Reviewing the Company's approach to management and development of technical talent.

•Reviewing the Company’s approach to product safety.

NOMINATING & GOVERNANCE COMMITTEE
Chair: Markos I. Tambakeras	Members: Robert F. Friel, Jorge M. Gomez, Victoria D. Harker, Sten E. Jakobsson

# 2020 Meetings: 3

Purpose

The primary purpose of the Nominating & Governance Committee is to ensure the Board of Directors is appropriately constituted to meet its fiduciary obligations to our shareholders, and to take a leadership role in shaping the corporate governance of the Company.

Responsibilities

The responsibilities of the Committee are set forth in its charter and include the following:

•Developing, reviewing, updating and recommending corporate governance principles to the Board.

•Evaluating and making recommendations to the Board of Directors concerning the composition, governance and structure of the Board of Directors.

•Determining the composition of Board committees, including the chairs.

•Evaluating and making recommendations to the Board of Directors concerning the qualifications and retirement age of directors.

•Administering the annual Board and committee assessments.

•Identifying, evaluating and proposing nominees for election to the Board of Directors and conducting searches for prospective Board members.

•Reviewing corporate governance developments, including shareholder engagement strategy.

•Overseeing specialty compliance programs and risks, including environmental, health and safety, business continuity, trade compliance, conflict minerals and harassment prevention.

•Reviewing the Company’s corporate social responsibility and sustainability programs and related activities.

Independence

The Board of Directors has determined that each member of the Nominating & Governance Committee meets the independence requirements of the NYSE listing standards, applicable SEC rules and our Corporate Governance Principles.

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LEADERSHIP DEVELOPMENT & COMPENSATION COMMITTEE
Chair: Jerome A. Peribere	Members: Jeanne Beliveau-Dunn, Steven R. Loranger, Surya N. Mohapatra, Ph.D.

# 2020 Meetings: 6

Purpose

The primary purpose of the Leadership Development & Compensation Committee (“LDCC”) is to provide oversight of compensation, benefits, development and succession for the CEO, executive officers and other CEO direct reports.

Roles & Responsibilities

The responsibilities of the Committee are set forth in its charter and include the following:

•Approving and overseeing administration of the Company’s executive compensation program including incentive plans and equity-based compensation plans.

•Setting annual performance goals and strategic objectives for the CEO and evaluating CEO performance against such goals, in conjunction with the Board.

•Approving individual compensation actions for executive officers and other direct reports to the CEO.

•Overseeing the establishment and administration of the Company’s benefit programs and severance policies for executive officers and other direct reports to the CEO.

•Overseeing succession planning for executive officers and other direct reports to the CEO, and the Company's leadership and development programs.

•Making recommendations to the Board of Directors concerning the compensation of directors.

•Overseeing the Company's talent management programs and initiatives, including diversity and inclusion.

•Engage an outside compensation consultant and review and assess the consultant’s performance and independence, on an annual basis

Independence and Outside Directors

The Board of Directors has determined that each member of the LDCC meets the independence requirements of the NYSE (including those applicable specifically to compensation committee members) and our Corporate Governance Principles. The Board has also determined that all four members of the LDCC are “non-employee directors” under the SEC’s rules.

Compensation Committee Interlocks and Insider Participation

During fiscal year 2020 and as of the date of this Proxy Statement, none of the members of the LDCC has been or is an officer or employee of the Company, and no executive officer of the Company has served on the compensation committee or board of any company that employed any member of the Company’s LDCC or Board of Directors.

Compensation Risk Oversight

To assist the Board with its risk oversight responsibilities, the LDCC regularly considers the risks associated with the Company's compensation programs.  In addition, each year our management team undertakes a comprehensive review of the Company's compensation policies and practices and presents the results of this review to the LDCC. Following the presentation of the results of the 2020 review, the LDCC concluded that the overall structure of our compensation program is designed with the appropriate balance of risk and reward in relation to our overall business strategy, and that there were no compensation-related risks reasonably likely to have a material adverse effect on the Company. The following table summarizes the risk mitigation factors for each element in our executive compensation program:

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Compensation Element	Risk Mitigation Factors
Base Salary	•Fixed component
•Represents a relatively small percentage of total compensation
Annual Incentive Plan	•Determined based on multiple performance factors to align executives globally on key business priorities
•Regular assessment of the pay and performance relationship of Annual Incentive Plan performance targets and range of potential payouts for appropriate pay-for-performance alignment
•Final payouts made after a validation process to confirm business results and applicable earned payout
•Capped performance scores and awards payable to any individual
•Payouts for senior executives are subject to a clawback policy
Long-Term Incentive Plan	•Long term incentive plan (“LTIP”) awards are valued on the effective date of the grant

•Balanced mix of performance metrics (an internal absolute metric and an external relative metric) intended to facilitate pay-for-performance based on Company goals and directly linked to delivering shareholder value

•Regular assessment of the relationship of LTIP performance targets and range of potential payouts to enable appropriate pay-for-performance alignment
•Re-pricing or exchange of stock options without shareholder approval prohibited
•Stock ownership guidelines applicable to senior leaders (see “Stock Ownership Guidelines” section)
•Payouts for executive officers and other CEO direct reports are subject to a clawback policy
•Strong insider trading policy, including prohibition of hedging, pledging or shorting of our common stock

See “Compensation Discussion and Analysis” section for additional information on the LDCC’s role and responsibilities.

LEADERSHIP DEVELOPMENT & COMPENSATION COMMITTEE REPORT

The Leadership Development & Compensation Committee reviewed and discussed with management the Compensation Discussion and Analysis included in this Proxy Statement. Based on this review and discussion, the Leadership Development & Compensation Committee recommended to the Company’s Board of Directors that the Compensation Discussion and Analysis be included in this Proxy Statement.

Leadership Development & Compensation Committee of the Company’s Board of Directors:

Jerome A. Peribere, ChairSteven R. Loranger

Jeanne Beliveau-DunnSurya N. Mohapatra, Ph.D.

Communicating With The Board Of Directors

The Board has established a process to facilitate communication between shareholders and other interested parties with the Company’s independent directors. Communications intended for the Board, or for any individual member or members of the Board, should be sent by:

Mail:	E-mail:

Xylem Inc.	Independent.Directors@xylem.com
Attn: Corporate Secretary
1 International Drive
Rye Brook, NY 10573

In general, any shareholder communication delivered to us for forwarding to the Board or specific directors will be forwarded in accordance with the shareholder’s instructions. Correspondence addressed to “Non-Employee Directors” will be forwarded to our independent Board Chair. Junk mail, advertisements, resumes, spam and surveys will not be forwarded to the Board or directors. Abusive, threatening or otherwise inappropriate materials will also not be forwarded.

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Commitment to Sustainability

At Xylem, sustainability is at the center of who we are and what we do.  As a leading global water technology company, we address one of the world’s most urgent sustainability challenges – responsible stewardship of our shared water resources. Technology is playing an increasingly important role in helping the world solve water issues. We have a long history of innovation, and are focused on the powerful capabilities of smart technology, integrated management and data analytics.

Our Board of Directors, primarily through its Nominating & Governance Committee, provides oversight of the Company’s approach to sustainability and corporate social responsibility.  In addition, the LDCC oversees the Company’s approach to continuously improving diversity and inclusion as well as talent development. The Board and its committees regularly discuss with management our approach to sustainability, including risks and opportunities, and implications for the Company’s strategy.

Xylem approaches business sustainability as a way to generate economic value while also creating value for society, thus meeting the needs of both. We leverage sustainability in our decision-making toward long-term value creation for our shareholders, customers, employees and communities in which we operate. Xylem is helping to create a water-secure world while creating social and economic value in the following three ways:

Serving Our Customers We provide innovative technologies, solutions and expertise that help our customers solve major water challenges like water affordability, scarcity and resilience.

Building a Sustainable Company

We know that in order to be a company that advances sustainability, we need a strong foundation and to execute with discipline today while also focusing on the future. We adhere to and champion responsible business practices, including promoting diversity and inclusion, and look to be a standard-setter in all that we do.

Empowering Communities

We are a company that is committed to creating both economic and social value. We strive every day to have a social impact and solve water for communities in need, including those affected by water-related disasters, recognizing that water challenges dramatically affect the quality of life and economic prospects for millions of people around the globe every day.

Serving Our Customers  We provide innovative technologies, solutions and expertise that help our customers solve major water challenges like water affordability, scarcity and resilience.  Building a Sustainable Company   We know that in order to be a company that advances sustainability, we have to be a company with a strong foundation that executes with discipline today while also focusing on the future. We adhere to and champion responsible business practices, including promoting diversity and inclusion, and look to be a standard-setter in all that we do.  Empowering Communities  We are a company that is committed to creating both economic and social value. We strive every day to create social impact and solve water for communities in need, including those impacted by water-related disasters, recognizing that water challenges dramatically affect the quality of life and economic prospects for millions of people around the globe every day.

We appreciate the important role we play in helping our customers meet their own sustainability goals. Our products and solutions allow our customers to transport, treat, and test water more sustainably than in the past. This also enables our customers to realize greater water and energy efficiencies, to have access to more affordable solutions and to build communities that are more resilient against the adverse impacts of climate change.

A shared value approach requires business, environmental and social aims to mutually thrive. Our shared value approach is designed to increase economic and social value by:

•	Helping our customers solve major water challenges associated with water scarcity, affordability and resilience against the effects of climate change;
•	Minimizing negative environmental and social impacts from our operations;
•	Creating programmatic and alternative business model strategies that benefit society and the communities in which they are implemented;
•	Elevating awareness of global water issues through strategic partnerships; and
•	Providing education and access to safe water to enable healthy lives and build resilient communities through our corporate social responsibility program, Xylem Watermark.

In furtherance of our shared value approach, in 2019 we announced an ambitious slate of 2025 goals against which we are measuring our progress. Our 2019 Sustainability Report: “Water for a Healthy World” is available on Xylem’s website where you can learn more about our 2025 goals. Our 2025 Sustainability goals are aligned with the United Nations Sustainable Development Goals (“UNSDGs”), not only to substantiate our contribution to achieving global

Xylem 2021 Proxy Statement  |  39

objectives, but also to underscore our commitment to building a sustainable future. While Xylem embraces all 17 of the UNSDGs, we have a special focus on SDG6: Clean Water and Sanitation.

Xylem is currently assessing the risks and opportunities related to the impact of climate change on our business. We are in the process of performing a climate scenario analysis under the Task Force on Climate-related Financial Disclosures (TCFD) framework, and are working to expand the Sustainability Accounting Standards Board (SASB) aligned-disclosures in our Sustainability Report.

Xylem Watermark, our corporate social responsibility program, has a mission to provide education and access to safe water to enable healthy lives and build resilient communities. With approximately 7,500 employees participating in 2020, our employee-led volunteerism enhances the Company’s commitment to employee retention, recruiting, and collaboration in the communities in which we live and work. Xylem Watermark’s expansion strategy, which includes an integrated stakeholder engagement and disaster response model, continues to position us to engage a larger ecosystem to empower communities globally. In 2020, Xylem Watermark supported communities heavily affected by COVID-19 with additional philanthropic donations, production and distribution of personal protective equipment, and partnership with industry organizations to raise awareness of the impacts COVID-19 has had on our industry.

In 2020, we completed a $1 billion Green Bond offering, the proceeds of which will be allocated to projects that help improve water accessibility, water affordability and water systems resilience, thus further aligning our sustainability and financing strategies. This follows our 2019 execution of the first sustainable improvement loan in the US General Industrial Sector, which ties the Company’s borrowing rates to our Sustainalytics rating, an important barometer of Xylem’s continued commitment to sustainability. Further underscoring Xylem’s continued commitment to sustainability, a part of the individual component of the 2020 Annual Incentive Compensation for both our President & CEO and our Senior Vice President, Chief Sustainability Officer, General Counsel and Corporate Secretary was tied to Xylem’s sustainability performance as rated by Sustainalytics. In addition, the individual component of the 2020 Annual Incentive Compensation for our segment Presidents included safety performance of their businesses as measured by injury frequency and risk reduction index. In 2021, the Company is augmenting its approach to sustainability-linked compensation for all of our NEOs, as well as a broader group of executives, with a special, one-time grant of performance share units tied to goals that are based on 5 of our strategically transformative 2025 sustainability goals.

Xylem’s ongoing commitment to sustainability and the results we have achieved have led to our inclusion on several of the world’s most prestigious sustainability equity indexes. In 2020, Xylem scored an A- from CDP in both the Climate Change and Water ratings, in recognition of our actions to optimize energy consumption and water usage, reduce CO2 emissions and water withdrawals, and mitigate the business risks of climate change and water insecurity. In 2020, Xylem’s sustainability progress was also assessed in the MSCI and ISS indexes.

We are also proud signatories to the following:

•	American Business Act on Climate Pledge
•	Business Roundtable Pledge.
•	CDP Climate Change and Water Security
•	Charta der Vielfalt (Germany)
•	Human Rights Campaign Foundation’s Global Business Coalition
•	Human Rights Campaign Foundation’s Business Coalition for the Equality Act
•	Time to Vote
•	United Nations Global Compact
•	United Nations CEO Water Mandate
•	United Nations Women’s’ Empowerment Principles
•	United Nations (UN75) Uniting Business Statement
•	“We Are Still In” Declaration
•	World Business Council for Sustainable Development WASH at the Workplace

As a signatory to each of these compacts, pledges and mandates, Xylem is committed to continuous progress against their core elements; this helps us better understand and manage our own opportunities and risks in the environmental, social and governance arena.

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STOCK OWNERSHIP

Certain Beneficial Owners

Set forth below is information regarding any person known to the Company as of February 16, 2021 to be the beneficial owner of more than five percent of our outstanding common stock as of December 31, 2020. As of December 31, 2020, the Company had 180,331,995 shares of common stock outstanding. In providing the information below, we have relied on information filed with the SEC by the beneficial owners.

Name and Address of Beneficial Owner	Amount and Nature of Beneficial Ownership	Percent of Class

BlackRock, Inc. (1) 55 East 52nd Street New York, New York 10055	18,252,469	10.1

The Vanguard Group (2) 100 Vanguard Boulevard Malvern, Pennsylvania 19355	18,653,103	10.35

Aristotle Capital Management, LLC (3) 11100 Santa Monica Boulevard, Suite 1700 Los Angeles, California 90025	9,073,140	5.03

(1)

As of December 31, 2020, BlackRock, Inc. had sole voting power with respect to 14,463,297 shares and sole dispositive power with respect to 18,252,469 shares. The foregoing information is based solely on a Schedule 13G/A filed by BlackRock, Inc. with the SEC on January 27, 2021.

(2)

As of December 31, 2020, The Vanguard Group had sole dispositive power with respect to 17,872,740 shares, shared voting power with respect to 290,281 shares and shared dispositive power with respect to 780,363 shares. The foregoing information is based solely on a Schedule 13G/A filed by The Vanguard Group with the SEC on February 10, 2021.

(3)

As of December 31, 2020, Aristotle Capital Management, LLC had sole voting power with respect to 7,079,509 shares and sole dispositive power with respect to 9,073,140 shares. The foregoing information is based solely on a Schedule 13G/A filed by Aristotle Capital Management, LLC with the SEC on February 2, 2021.

Directors and Named Executive Officers

The following table shows the number of shares of our common stock beneficially owned by each director and NEO, and by all current directors and executive officers as a group as of February 15, 2021. The percentage calculations below are based on an outstanding share number of 180,358,493. The number of shares beneficially owned by each director or NEO has been determined under the rules of the SEC, which provide that beneficial ownership includes any shares as to which a person has the power to vote, or the power to transfer, and any shares the person has the right to acquire within 60 days by the exercise of any stock option or other right. Unless otherwise indicated, each individual has sole voting and investment power, or shares those powers with his/her/their spouse.

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Name of Beneficial Owner	Total Shares Beneficially Owned (1)(2)	Percentage of Class
Jeanne Beliveau-Dunn	3,858	*
Patrick K. Decker	1,058,564	*
Robert F. Friel	21,027	*
Jorge M. Gomez	1,848	*
Victoria D. Harker	20,382	*
Sten E. Jakobsson	19,107	*
Steven R. Loranger[3]	100,949	*
Surya N. Mohapatra	35,247	*
Jerome A. Peribere	19,981	*
Markos I. Tambakeras[4]	38,062	*
Lila Tretikov	—	*
Uday Yadav	—	*
Matthew Pine	8,636	*
E. Mark Rajkowski[5]	70,007	*
Sandra E. Rowland	9,222	*
Colin R. Sabol	78,990	*
Hayati Yarkadas	7,066	*
All Current Directors and Executive Officers as a Group (20 persons)	1,632,865	*

*Less than 1%

____________

(1)

The shares shown include the following vested but deferred restricted stock units (“RSUs”): Jeanne Beliveau-Dunn, 1,831; Robert F. Friel, 3,249; Surya N. Mohapatra, 1,355; Steven R. Loranger, 12,595; and all directors as a group, 19,030.

(2)

The shares shown include the following shares that directors and NEOs have the right to acquire within 60 days of February 15, 2021:  Patrick K. Decker, 138,701 shares; Matthew Pine, 8,636 shares; Sandra E. Rowland 9,222 shares; Colin R. Sabol, 25,227 shares; Hayati Yarkadas 7,066 shares and all directors and NEOs as a group, 188,852 shares.

(3)

Shares shown for Steven R. Loranger include 58,898 shares held by a family trust of which Mr. Loranger is the trustee and disclaims beneficial ownership, and 29,456 shares that were transferred to the Steve and Betsy Loranger Foundation in 2020.

(4)	Shares shown for Markos I. Tambakeras include 38,062 shares held by a family trust of which Mr. Tambakeras and his spouse are co-trustees.
(5)	E. Mark Rajkowski retired from the Company on December 31, 2020.

Stock Ownership Guidelines

The LDCC has adopted stock ownership guidelines to encourage directors, NEOs and our most senior executives to build their ownership positions in our common stock over time. We believe that stock ownership guidelines are an important governance feature because they promote senior executive and director commitment to the Company, strengthen the alignment between executive compensation and shareholder interests, minimize excessive risk-taking to achieve short-term returns at the expense of long-term value creation, and build an ownership mentality among the Company’s senior executives and directors. Our guidelines currently provide for the stock ownership levels for directors and senior executives as follows:

Chief Executive Officer	5 X Annual Base Salary
Chief Financial Officer	3 X Annual Base Salary
Senior Vice Presidents	2 X Annual Base Salary
Chief Accounting Officer	1 X Annual Base Salary
Directors	5 X Annual Cash Retainer

It is expected that all shares acquired through the vesting of RSUs or performance share units (“PSUs”) and through the exercise of stock options will be held until the applicable ownership level is met. In addition to this expectation, the Company requires SVPs subject to the guidelines to retain a minimum of 50% of the net (after-tax) shares acquired through the vesting of RSUs and PSUs to meet the applicable ownership level.

Compliance with the guidelines is monitored periodically. We take the individual’s tenure into account in determining compliance. A director or senior executive is given 5 years from the date she/he/they first become subject to a particular level of stock ownership to meet the applicable requirement. As of February 15, 2021, all directors and senior executives have met, or are on track to meet, the ownership guidelines.

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Insider Trading Prohibition and Policy on Rule 10b5-1 Trading Plans

Our executive officers, other CEO direct reports and directors are subject to our robust insider trading policy. The policy includes earnings-related blackout periods, as well as Company-initiated blackout periods from time to time, as circumstances may warrant. Our insider trading policy allows executive officers, other CEO direct reports and directors to enter into Rule 10b5-1 trading plans for sales of Company securities.

Prohibition on Hedging, Pledging and Shorting Xylem Stock

Our insider trading policy prohibits employees, including executive officers, and directors from engaging in any hedging transactions with respect to Company securities. This includes the purchase of any financial instrument (including prepaid variable forward contracts, equity swaps, collars, and exchange funds) designed to hedge or offset any decrease in the market value of Company securities. Our insider trading policy also prohibits short sales of Company securities and derivative or speculative transactions in Company securities and the pledging, or using as collateral, Company securities in order to secure personal loans or other obligations

DIRECTOR COMPENSATION

Our non-employee director compensation program is designed to attract and retain experienced and knowledgeable directors. Compensation for our non-employee directors is set by the Board at the recommendation of the LDCC.

Guiding Principles

Our director compensation program is based on the following principles:

•	Fairly compensate directors for their time and effort with a compensation program consistent with peer companies.
•	Pay directors solely in the form of cash and equity.
•	Align the interests of our directors with our shareholders by providing at least 50% of the total value in equity and establishing robust stock ownership guidelines.
•	Impose pay limits on non-employee director compensation.
•	Have a transparent process by which directors can determine the compensation program in a deliberate and objective way.

Each non-employee director receives an annual cash retainer and an annual equity award in the form of RSUs, which are granted on the annual meeting date and vest the day before the next annual meeting. To reflect their additional responsibilities, the chair of each committee receives an additional cash retainer. The independent Board Chair receives an additional retainer consisting of cash and RSUs. Mr. Decker, as an employee director, does not receive any compensation for his service as a director.

Review Process

The Board delegated to the LDCC the responsibility to review and recommend any proposed changes in non-employee director compensation. In connection with such review, the LDCC periodically engages its external compensation consultant, Pearl Meyer, to assist with benchmarking and analysis regarding non-employee director compensation (generally every three years). The compensation review consists of analysis of competitive market data from the peer group used for our executive compensation benchmarking, and a selected group of general industry companies that are similarly situated to us from a revenue and market capitalization perspective.

The last review was conducted in 2019 and the Board decided for 2020 to increase the annual equity award from $140,000 to $150,000 to remain competitive with our peer group, and also to implement an excess meeting fee policy, under which an excess meeting fee will be paid to each non-employee director that attends more than 30 meetings per calendar year (including Board and committee meetings). No changes were made to the non-employee director compensation for the 2021 plan year.

The following table sets forth our 2020 and 2021 non-employee director compensation.

Xylem 2021 Proxy Statement  |  43

Compensation Element	Amount
Standard Board Compensation
Annual Cash Retainer*	$100,000
Annual Equity Award	$150,000
Excess Meeting Fee	$2,000 for in-person attendance $1,000 for telephonic attendance
Board and Committee Chair Retainers
Independent Board Chair*	$135,000
($67,500 in cash; $67,500 in RSUs)
Audit & Finance Committee Chair*	$20,000
All other committee chairs*	$15,000

   *In light of the uncertainty created by the COVID-19 pandemic, on May 14, 2020 the Board approved a temporary 20% reduction of the annual cash retainer fees payable to non-employee directors, including the additional cash retainer fee for service as Board Chair or a committee chair, as applicable, for service during the period from June 1, 2020 through December 31, 2020.

Director Compensation Limit Policy

Our Board compensation policy limits the total annual compensation for non-employee directors to $750,000 per year.  This limit is inclusive of the value of the applicable annual cash retainer(s), excess meeting fees (if any) and the grant date fair value of the annual equity award.

Deferred Compensation Plan for Directors

Directors have the ability to defer their cash retainers and/or their RSUs. Directors may defer their cash retainers until a specified distribution date, or until retirement or earlier death. Directors may also choose how deferred amounts will be valued until paid; they may choose to have the deferred amount credited with a fixed rate of interest, or to have the deferred amount adjusted periodically based on the value of our common stock. Directors may defer settlement of RSUs until termination of service on the Board or an earlier date specified by the director.

Other Board Compensation

The Company reimburses directors for certain expenses incurred in connection with attending Board, committee and shareholder meetings, including travel, hotel accommodations, meals and other reasonable incidental expenses for the director (and his/her/their spouse or domestic partner, if specifically invited to attend). The Company may also from time to time provide directors and their spouses or domestic partners token gifts of nominal value. Directors are reimbursed for reasonable expenses associated with other Company-related business activities, including participation in director education programs.

Directors are eligible to participate in the Company’s matching gifts program on the same terms as our employees. Under this program, the Company will match or, in certain cases, double match, up to $10,000 in annual donations made to Xylem’s Watermark Fund or its non-profit partners.

Indemnification and Insurance

We indemnify our directors to the fullest extent permitted by law and maintain insurance to protect the directors from liabilities, including certain instances where the Company could not otherwise indemnify them. All directors are covered under a non-contributory group travel insurance policy that provides travel assistance benefits and services, including medical insurance, evacuation coverage and accidental death and dismemberment coverage.  Non-employee directors also participate in a non-contributory group life insurance plan that provides $100,000 of coverage.

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DIRECTOR COMPENSATION TABLE

Name	Fees Earned or Paid in Cash ($)(1)	Stock Awards ($)(2)	Total ($)
Jeanne Beliveau-Dunn	88,332	150,007	238,339
Curtis J. Crawford(3)	33,330	—	33,330
Robert F. Friel	130,457	217,531	347,988
Jorge M. Gomez	88,332	150,007	238,339
Victoria D. Harker	105,998	150,007	256,005
Sten E. Jakobsson	88,332	150,007	238,339
Steven R. Loranger	101,582	150,007	251,589
Surya N. Mohapatra	88,332	150,007	238,339
Jerome A. Peribere	101,582	150,007	251,589
Markos I. Tambakeras	119,082	150,007	269,089
Lila Tretikov	33,330	112,500	145,830
Uday Yadav	33,330	112,500	145,830
(1)

The amounts represent cash compensation earned in respect of service on our Board, as applicable, in fiscal year 2020. These amounts reflect the temporary 20% reduction in the cash retainer fees payable to non-employee directors, including for service as Board Chair or a committee chair, as applicable, for service during the period June 1, 2020 to December 31, 2020. The Board approved this temporary reduction in cash retainer fees on May 14, 2020 in light of the uncertainty created by the COVID-19 pandemic. Ms. Tretikov and Mr. Yadav were appointed to the Board effective July 29, 2020, and their annual cash retainer fees were therefore pro-rated and also subject to the 20% reduction through December 31, 2020. Fees earned may be paid, at the election of the Director, in cash or deferred cash. Non-employee directors may irrevocably elect deferral into an interest-bearing cash account or an account that tracks the performance of Xylem common stock.

(2)

Annual Stock Awards were issued as RSUs. For stock awards to all non-employee directors other than Ms. Tretikov and Mr. Yadav, the grant date fair value for RSUs was $58.21 per share, which was the closing price of Xylem’s common stock on May 13, 2020 (date of grant). For Ms. Tretikov and Mr. Yadav, the grant date fair value for RSUs was $80.30 per share, which was the closing price of Xylem’s common stock on August 11, 2020 (date of grant). The number of RSUs granted was determined by dividing the amount of the equity award by the closing price of Xylem’s common stock on the date of grant. Non-employee directors receive dividend equivalents on the RSUs but have no other rights as shareholders with respect to the RSUs until vesting.

(3)	Dr. Crawford retired from the Board of Directors effective May 12, 2020.

DIRECTOR STOCK AND OPTION AWARDS OUTSTANDING AT 2020 FISCAL YEAR END

The following table reflects stock awards for non-employee directors outstanding as of December 31, 2020 (no stock options were outstanding).

Name	Outstanding Stock Awards(1)	Outstanding Other Deferred Shares(2)
Jeanne Beliveau-Dunn(3)	2,577	1,831
Robert F. Friel(3)	3,737	3,249
Jorge M. Gomez(3)	2,577
Victoria D. Harker	2,577
Sten E. Jakobsson	2,577
Steven R. Loranger(3)	2,577	12,595
Surya N. Mohapatra	2,577	1,385
Jerome A. Peribere	2,577
Markos I. Tambakeras	2,577
Lila Tretikov	1,401
Uday Yadav(3)	1,401
(1)

Amounts shown reflect unvested RSUs granted to non-employee directors for Board service in the 2020-2021 year, starting May 13, 2020. Ms. Tretikov and Mr. Yadav, however, were appointed to the Board on July 29, 2020, and therefore the amount shown for each reflects unvested RSUs from the pro-rated annual stock award granted on August 11, 2020.

(2)	The amounts shown reflect vested but deferred RSU's that the non-employee director previously elected to defer in Xylem's Deferred Compensation Plan for Directors.
(3)	The non-employee director elected to defer the 2020 stock award in Xylem's Deferred Compensation Plan for Directors.

Xylem 2021 Proxy Statement  |  45

COMPENSATION DISCUSSION AND ANALYSIS

This section describes the compensation programs and philosophy for our Named Executive Officers (“NEOs”) in 2020:

NEO	Position
Patrick K. Decker	President & Chief Executive Officer (“CEO”)
Sandra E. Rowland (1)	Senior Vice President ("SVP") & Chief Financial Officer (“CFO”)
Matthew Pine (2)	SVP & President, Applied Water Systems (“AWS”) and Americas Commercial Team (“ACT”)
Colin R. Sabol	SVP & President, Measurement and Control Solutions (“MCS”)
Hayati Yarkadas (2)	SVP & President, Water Infrastructure (“WI”) and Europe Commercial Team (“EUCT”)
E. Mark Rajkowski (3)	Former SVP & CFO
(1)	Ms. Rowland joined the Company to serve as CFO on October 1, 2020.
(2)	Messrs. Pine and Yarkadas joined the Company on March 16, 2020.
(3)	Mr. Rajkowski served as SVP & CFO until September 30, 2020, and thereafter as advisor until his retirement on December 31, 2020.

Executive Summary

Business Performance for 2020

Key Results for 2020

•     Revenue was $4.88 billion

•     Net Income was $254 million and Earnings Per Share was $1.40

•     Adjusted Net Income* was $374 million and Adjusted Earnings Per Share* was $2.06

•     Operating Cash Flow Conversion was 325$ and Free Cash Flow Conversion* was 181%

*Non-GAAP financial measures that exclude certain items. For a description and reconciliation of the items excluded from these measures, other than Free Cash Flow Conversion, relative to our reported GAAP financial results, please refer to pages 33-34 of Xylem’s Annual Report on Form 10-K for the year ended December 31, 2020. For a description and reconciliation of the items excluded from Free Cash Flow Conversion relative to our GAAP financial results, please refer to pages 12 and 17 of Xylem’s Current Report on Form 8-K for the quarter and fiscal year ended December 31, 2020.

While the pandemic affected our financial performance, we raised our level of execution and continued to solve customers’ greatest water and resource challenges in their time of extreme need. We put resilient infrastructure in place to keep our colleagues safe and connected and our essential operations running. We were able to steadily improve performance through the second half of the year and achieve solid results thanks to our focus on serving customers, operational execution and cost discipline. We have many important competitive strengths that have helped us stand out, including our global presence, diversified end markets and broad portfolio of innovative offerings. Our digital solutions offer new opportunities to create impact as customers seek ways to optimize their operations and make water and energy infrastructure more affordable, efficient and resilient. We are ready to navigate ongoing uncertainty in 2021 and drive growth with our continued efforts and commitment.

In 2020, through the unprecedented challenges posted by the COVID-19 pandemic, we made meaningful progress against our strategic priorities:

•

We evolved to better serve customer needs. We are leveraging our digital solutions to bring consultative offerings to solve customers’ system-level water challenges through digital transformation. We also increased our priority and focus on aftermarket and services to enhance our capabilities globally.

•

We further improved our efficiency and ability to drive synergy as one company.  Our global supply chain team delivered $150 million in gross productivity savings from procurement and continuous improvement initiatives. We held >1,800 continuous improvement events to reduce complexity, better serve customers and simplify work.

•

We advanced our innovation and technology capabilities. We put a consistent structure in place for our global Centers of Excellence and increased usage of their expertise. We made meaningful progress on our advanced digital solutions including a 70% increase in backlog by the end of 2020.

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•

We continued to invest in developing our people. We introduced a range of new virtual learning and development opportunities, and adapted existing programs to continue to develop our current and future leaders. As part of our commitment to diversity and inclusion, we introduced a hiring toolkit for managers to help attract the most talented and diverse candidates, and held unconscious bias training for key leaders across the Company.

•

We reinforced our longstanding commitment to sustainability by putting it at the core of our strategy. We expanded our sustainability function to accelerate integration of sustainability and social value creation in every aspect of how we operate. We issued a $1 billion Green Bond which enables us to further link our business strategy with sustainability.

•

We mobilized to help our colleagues, customers and communities during the COVID-19 pandemic. We introduced new pay benefits programs, along with expanded global employee assistance programs to support wellbeing. We launched new and upgraded technologies to better enable remote working, and held global and local virtual events to keep us connected. We met customer needs through robust safety protocols to protect our workers and keep our facilities operating, a new Xylem Assist outreach program, online education and certification, virtual product testing, factory tours and more. We donated equipment and personal protective equipment to keep frontline workers safe and pop-up field hospitals running, and contributed $1.7 million to COVID-19 relief efforts through colleague and partner donations, Xylem Watermark funds and community grants.

CEO Pay-for-Performance Summary

The following graph illustrates the pay-for-performance alignment of our CEO's compensation over the last five years, with Company performance measured by Total Shareholder Return (“TSR”) and the CEO’s compensation as disclosed in the Summary Compensation Table, excluding the amounts reported in the "All Other Compensation" column.

2020 Executive Compensation Highlights

Based on our executive total rewards philosophy, the LDCC took the following compensation actions in 2020:

•

Base Salary: Based on a review of market median data, the LDCC provided a 5% merit increase to Mr. Sabol’s base salary. Mr. Decker and Mr. Rajkowski’s base salaries were not changed. As part of our Company-wide cost reduction efforts related to the COVID-19 pandemic, the base salaries of our NEOs and other officer-level direct reports to the CEO were reduced by 20% from June 1, 2020 through December 31, 2020. See additional details in “Base Salary” subsection of the “Our Executive Compensation Program” section.

•

Annual Incentive Compensation: Our Annual Incentive Plan (“AIP”) awards are linked to the Company’s annual performance and growth objectives. For the 2020 performance year, the AIP continued to measure Team Performance with equal weighting for three key financial metrics, as well as individual performance objectives.  Pool funding for the individual component is generally aligned with total Team Performance results, subject to a 90% funding floor:

Xylem 2021 Proxy Statement  |  47

2020 Performance Year

Team	25%	Organic Revenue	+ Individual
	25%	Adjusted Operating Income		25%
	25%	Free Cash Flow Conversion

Actual AIP awards are described in detail in the “Our Executive Compensation Program” section in the “Annual Incentive Plan” subsection.

•

Long-Term Incentive Compensation: Our Long-Term Incentive Plan (“LTIP”) awards are designed to align executive pay with long-term value creation for our shareholders. The 2020 LTIP awards for NEOs included the following (described in detail in the “Our Executive Compensation Program” section in the “Long-Term Incentive Plan” subsection):

2020 Performance Year

25%	Performance Share Units (“PSUs”) to be earned based on a pre-set, 3-year ROIC metric
25%	PSUs to be earned based on a 3-year TSR metric relative to S&P 500 (excluding financial services)
25%	Time-based Restricted Stock Units (“RSUs”)
25%	Time-based Stock Options

The 2020 LTIP awards for NEOs, as disclosed in the Summary Compensation Table, were set to generally align with market median.

2020 Advisory Vote to Approve Executive Compensation

Each year, the LDCC considers results from the annual shareholders advisory vote on executive compensation as well as feedback from shareholder engagement, when reviewing the design of executive compensation programs. At our 2020 Annual Meeting, our shareholders expressed a high level of support (91%) for the compensation of our NEOs, which  compares to prior years’ shareholder support ranging from 92% to 98% (since our spin-off in 2011). The LDCC believes this result conveyed our shareholders’ support of the existing executive compensation program designs and did not make any changes to the programs as a result of the vote.

2020 Shareholder Engagement

Our Board values the input and insights of the Company’s shareholders and believes that effective Board-shareholder communication strengthens the Board’s role as an active, informed and engaged fiduciary. We make a concerted effort to engage with shareholders throughout the year to solicit their input on a range of topics related to executive compensation and governance matters. In 2020, we reached out to shareholders representing approximately 60% of our outstanding shares, which resulted in engagement in direct dialogue with shareholders holding more than 20% of our outstanding shares. Our Board Chair participated in a number of these conversations. Our top shareholders expressed strong support for our executive compensation programs, including our emphasis on equity incentives, the balance of performance metrics in our annual and long-term incentive plans, the pay and performance alignment, and the linkage of certain executives’ compensation to sustainability performance as rated by Sustainalytics.

The Board considered feedback from shareholders through the say on pay vote and engagement and determined to maintain the key provisions of our executive compensation program.

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Best Practices

Our compensation program incorporates the following practices:

What We Do		What We Don’t Do
✓	Pay-for-Performance: A significant portion of our NEO pay is performance-based and variable.	✘	No Executive Perquisites: We do not provide any perquisites for our NEOs.
✓	Double-Trigger Change of Control Provision: We have adopted double-trigger vesting upon a change of control for our severance plans and LTIP awards.	✘	No Special Retirement Plan for NEOs: We do not provide any retirement benefits to NEOs, other than the benefits available to the broader population of salaried employees.
✓

Peer Group Selection: We conduct a robust annual review and validation of our compensation peer group to validate that the number of peer companies is appropriate and each peer company remains comparable.

✘

No Tax Gross-Ups: Tax gross-ups are not provided except in the case of taxable relocation expenses or non-permanent international assignment support. We do not provide Section 280G excise tax gross-ups under our plans.

✓

Annual Compensation Risk Assessment: Annually, we conduct a global risk assessment of incentive-based compensation to identify any issues that could have a material, adverse impact on the Company. No material adverse risks were identified in the 2020 annual compensation risk assessment.

✘

No Fixed-Term Employment Contracts: We do not have a fixed-term employment contract with any of our NEOs. We entered into a letter agreement with Mr. Decker, as disclosed in our 2014 Proxy Statement, which does not provide for a specific term of employment.

✓

Balanced Compensation Design: Our executive compensation program is designed to align with the Company’s business strategy and shareholders’ interests in the context of market practices. We provide balanced short- and long-term incentives, cash and equity, and fixed and variable pay.

✘

No Re-pricing of Stock Options or Cash Buy-Outs of Underwater Stock Options: Our equity incentive plan prohibits the re-pricing or exchange of outstanding stock options that are priced above the prevailing market price with lower-priced stock options, stock or cash, without shareholder approval.

✓

Compensation Benchmarking: We conduct benchmarking exercises on a regular basis to validate that our compensation programs are competitive and include a balanced portfolio approach for fixed versus variable compensation.

✘

Prohibition on Pledging, Hedging and Shorting: We have an anti-shorting, pledging and hedging policy that prohibits our executive officers and directors from pledging Xylem securities, purchasing financial instruments, or otherwise engaging in transactions that are designed to or have the effect of hedging or offsetting any decrease in the market value of Xylem securities.

✓	Clawback Policy: We have a clawback policy that applies to both cash and equity performance-based compensation.
✓	Proactive Management of Share Utilization: Throughout the year, we regularly review and project share utilization to enable reasonable overhang and annual run rate levels.
✓	Stock Ownership Guidelines: All of our NEOs are expected to hold stock valued at a multiple of base salary.
✓	Insider Trading Policy: We have a robust insider trading policy.
✓	Engagement of an Independent Compensation Consultant: The LDCC engages an independent compensation consultant to advise on executive officer and director compensation matters.

Our Executive Compensation Program

Philosophy and Objectives

Our executive compensation program is based on the following principles:

•

Design of compensation programs should reward executives for long-term growth and profitability and should be reasonable, fair, fully disclosed, and strongly aligned with long-term shareholder value creation.

•

Compensation should be simple, flexible, and aligned to Xylem’s strategic priorities and “One Company” philosophy and should be reviewed annually to enable continued support of the Company’s strategy and business objectives.

•

Target compensation (base salary, target annual incentive compensation and target long-term incentive compensation) opportunities generally reflect the market median and may be adjusted for an individual’s performance, strategic impact, level of responsibility and tenure in the position, internal equity or special recruitment considerations for newly-hired executives. Over time, actual compensation and incentive award payouts should vary with annual and long-term performance, both at the Company and individual level.

•	Compensation should be designed and structured so that unnecessary or excessive risk-taking behaviors are discouraged.

Xylem 2021 Proxy Statement  |  49

NEO Total Direct Compensation Mix

To align compensation levels for our NEOs with the Company’s performance and shareholder interests, our pay mix emphasizes variable compensation, including performance-based annual and long-term incentive awards. The following chart illustrates the 2020 target compensation mix for NEOs. The percentages of total target compensation reflected in charts below were calculated using each NEO’s fiscal year 2020 base salary (without accounting for the 20% reductions in base salary that were applicable from June 1 through December 31, 2020 in response to the COVID-19 pandemic), target annual incentive compensation and target long-term incentive compensation.

Compensation Benchmarking

Executive compensation is benchmarked using the compensation levels and practices for the NEOs at companies in our Peer Group and data from multiple broad-based compensation surveys. Each year, the LDCC reviews and selects companies to comprise the Peer Group for the next performance year based on the following criteria: similar business mix, global presence, revenue size, market capitalization and talent pool. Our 2020 Peer Group includes the following companies:

2020 Peer Group		Xylem vs. Peer Group
Agilent Technologies, Inc.	Illinois Tool Works Inc.	Revenue*
Ametek, Inc.	Ingersoll-Rand Inc.	X
Colfax Corporation	Itron Inc.	Xylem 58th Percentile
Crane Co.	Lincoln Electric Holdings, Inc.
Donaldson Company, Inc.	Parker Hannifin Corporation	Market Capitalization**
Dover Corporation	Pentair Ltd.	X
Flowserve Corporation	Rockwell Automation, Inc.	Xylem 51st Percentile
Fortive Corporation	Roper Technologies, Inc.	* Based on reported GAAP revenues for the most recent four quarters ended on or prior to December 31, 2020. ** As of December 31, 2020.
IDEX Corporation	Snap-On, Inc.

In August 2020, the LDCC reviewed the current Peer Group and reaffirmed that they continue to meet the peer company selection criteria and did not implement any significant changes (except Ingersoll-Rand plc was replaced with Ingersoll-Rand Inc. as a result of their corporate transaction) for the 2021 fiscal year.

In addition to using the Peer Group for benchmarking NEO compensation, the LDCC uses data from multiple broad-based compensation surveys for assessing the competitiveness of our NEOs’ compensation. Market survey data sources include: Aon Hewitt Total Compensation Measurement, Willis Towers Watson Compensation Data Bank, and Mercer Executive Remuneration Survey. Each survey includes approximately 1,000 to 2,500 participants. The LDCC does not select the companies that participate in these broad-based surveys and does not consider the specific participants in the surveys as a factor in its compensation determinations. Available information regarding compensation levels at our Peer Group companies and in surveys is weighted equally in developing “market median” consensus data.

Our NEOs’ target compensation opportunity is designed to approximate the market median and may be adjusted for other factors such as outstanding performance, strategic impact, level of responsibility, tenure in the position and internal pay equity. Our NEOs’ actual compensation is intended to vary on a yearly basis in accordance with actual annual and long-term performance.

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Elements of Our Executive Compensation Program — Overview

Our executive compensation program offers a mix of compensation elements with a significant focus on variable pay. As an executive’s rank increases, the proportion of variable pay increases. There are three core elements of the compensation program for our NEOs:

Compensation Element	Key Role		Purpose
Base Salary	•	Fixed component of compensation.	Designed to be competitive with our peers, allowing us to attract and retain the best talent.
Annual Incentive Plan	•	Variable component of compensation.	Designed to link pay to Xylem’s annual performance and strategic growth objectives, as well as individual results.
	•	A cash incentive plan intended to recognize results in a single performance year.
Long-Term Incentive Plan	•	Variable component of compensation.	Designed to link pay to long-term performance, to align executive incentives with shareholder value, and to help facilitate stock ownership and share retention.
	•	50% of the LTIP award is provided as PSUs based on three-year absolute ROIC metric (25%) and three-year relative TSR metric (25%).
	•	The other 50% of the LTIP award is provided as time-based RSUs (25%) and stock options (25%).
	•	The amount of the LTIP award is based on a number of factors including strategic impact of the role, retention risks, performance and competitiveness with market median.

Base Salary

Base salary is a fixed and core element of our executive compensation program designed to be competitive in the marketplace in order to attract and retain the best talent. Key factors that help determine base salary include:

•	Contributions to the success of the Company.
•	Level and consistency of individual performance.
•	Proficiency in the position, including skill set and knowledge for the position.
•	Tenure in the position.
•	Specific recruitment circumstances for newly-hired executives.

Base salaries are reviewed annually for potential merit increase.

In February 2020, the LDCC provided a 5% merit increase for Mr. Sabol to better align his salary to market median. Mr. Decker and Mr. Rajkowski’s base salaries were not changed. Mr. Rajkowski retired from the Company on December 31, 2020.  Messrs. Pine and Yarkadas were hired on March 16, 2020, and Ms. Rowland was hired on October 1, 2020.

Name	2019 Base Salary ($)	2020 Base Salary ($)	Merit Increase %
Patrick K. Decker	1,100,000	1,100,000	0%
E. Mark Rajkowski	656,000	656,000	0%
Colin R. Sabol	478,000	501,900	5%

In response to the changes in business and economic conditions arising as a result of the COVID-19 pandemic, in the second quarter of 2020, the Company committed to restructuring activities across our businesses and functions globally designed to support our long-term financial resilience, simplify our operations, strengthen our competitive positioning and better serve our customers. In May 2020, as part of the Company-wide cost reduction efforts, the LDCC approved a temporary 20% reduction in the base salary of the Company’s CEO and all officer-level direct reports to the CEO. These temporary reductions were effective from June 1, 2020 through December 31, 2020.

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Annual Incentive Plan

Our AIP is a cash-based incentive program designed to link compensation to the Company’s annual financial performance objectives as well as strategic priorities.

The “Target AIP Award” opportunity for our NEOs (expressed as a percentage of base salary) is set to generally align with market median. Actual “AIP Payout” is determined as follows:

Base Salary ($)	X	Target AIP Award (% of Salary)	X	(	Team Performance (Weighted 75%)	+	Individual Performance (Weighted 25%))	=	AIP Payout ($)

Each AIP performance metric and the overall AIP award is capped at 200% of target and results are interpolated between points for Team Performance results.

The LDCC increased the Target AIP Award as a percentage of base salary from 120% to 125% for Mr. Decker in 2020 to better align with market median and to reflect his performance. For the other NEOs, the Target AIP Awards as a percentage of base salary were either unchanged from 2019 or set upon their recruitment during 2020 based upon competitive market analysis.

Team Performance Metrics (75%)

For 2020, core financial metrics were selected to reflect the importance of top line growth, profit, and management of free cash flow as the foundation for building shareholder value.

The performance targets for the core financial metrics were based on internal operating plans that were established taking into consideration the midpoint of the 2020 financial goals we communicated to shareholders. This supports performance targets that are more challenging so that our NEOs are motivated to deliver on our financial goals.

Definition, weighting and payout percentage for each performance metric based on actual performance relative to target performance are summarized below:

			Actual Performance vs. Target for Payout Levels
Xylem Metric	Weighting	Target	Below Threshold (0% of Target)	Threshold Payout (50% of Target)	Target Payout (100% of Target)	Maximum Payout (200% of Target)
Organic Revenue (1)	25%	$5,304MM	≤93% of Target	NA	100% of Target	103.3% of Target
Adjusted Operating Income (2)	25%	$756MM	<85% of Target	85% of Target	100% of Target	110% of Target
Free Cash Flow Conversion (3)	25%	95%	≤75%	NA	95%	135%
(1)	Defined as revenue excluding the impact of fluctuations in foreign currency translation and contributions from acquisitions and divestitures.
(2)	Defined as operating income, adjusted to exclude restructuring and realignment costs and special charges.
(3)

Defined as Free Cash Flow (net cash from operating activities, as reported in the Statement of Cash Flows, less capital expenditures) divided by net income, excluding the gain on sale of businesses, non-cash impairment charges and significant deferred tax items.

Individual Objectives (25%)

For 2020, financial and non-financial Individual Objectives (“IOs”) for NEOs were used to align closely with the Company’s five top strategic priorities and two core imperatives:

Strategic Priorities	Core Imperatives

•  Enhance Commercial Leadership: generate above-market growth and be a market leader by helping our sales teams sell more and perform better.

•  Grow in Emerging Markets: grow twice as fast as market in key emerging market regions by expanding our capabilities and presence.

•  Strengthen our Innovation and Technology: increase investment in research and development, and innovation to develop new technologies by focusing on smart technologies, systems intelligence, and advanced treatment and industrial services.

•  Build a “Continuous Improvement” Culture: simplify our business, enhance productivity through tools like Lean Six Sigma, and sharpen our global procurement capabilities.

•  Cultivate Leadership and Talent Development: develop our talent at every level by solidifying our foundation and building more leadership depth and breadth.

•  Drive a Culture of Safety and Health: commitment to providing a safe and healthy workplace for employees and protecting our environment.

•  Drive a Culture of Compliance: focus on fostering a culture of compliance, where each Xylem employee takes personal responsibility for acting ethically and with integrity, and promoting an environment where everyone feels empowered to do the right thing.

52  | Xylem 2021 Proxy Statement

IO scores are designed to be differentiated based on the assessment of the individual’s performance against his/her/their IOs. There is no specific weighting assigned to each goal and the evaluation is non-formulaic. From a design perspective, actual IO scores can range from 0% to 200% of target. Higher IO scores are intended to be given to individuals with the strongest performance relative to their financial and non-financial strategic objectives; and the lowest IO scores are intended to be given to individuals who have underperformed relative to their financial and non-financial strategic objectives. Each year, management and, in the case of the NEOs, the LDCC review the distribution and range of IO scores.

To emphasize total Xylem performance and align the overall pool with business results, the Company funds the IO portion of the AIP award pool based on the 2020 overall Team Performance results with a floor of 90% of target. The IO pool funding floor recognizes that there may be strong performance contributions to current and future results even if current year Team Performance based on our three financial metrics is below 90%. From a design perspective, individual IO scores can still range from 0% to 200%, keeping within the IO pool funding in total.

2020 AIP Awards Paid in 2021

The LDCC evaluated Xylem’s actual Team Performance against the pre-established metrics and considered the following results in determining the actual Team Performance score, overall IO funding, and awards for NEOs:

Team Performance Metrics	Weighting	2020 Target Performance	2020 Actual Performance	Actual vs. Target	Actual Payout %
Organic Revenue ($MM)	25%	5,304	4,861	91.6%	0%
Adjusted Operating Income ($MM)	25%	756	525	69.4%	0%
Free Cash Flow Conversion	25%	95%	181%	+86%	200%
Team Performance Score:					67%

Based on our 2020 AIP targets, we exceeded the maximum for free cash flow conversion performance. However, due to the impacts of the COVID-19 global pandemic and associated economic downturn, our organic revenue and adjusted operating income performance fell below the payout threshold established by the LDCC. This resulted in a Team Performance Score of 67%, and a Company IO funding of 90%, for an overall payout of 73%, without making any adjustments to results or the underlying metrics as a result of the pandemic.

In June 2020, we updated our forecast for the second half of the year, reflecting the pandemic’s impact on our performance through the first half of the year, as well as our expectations for continued impacts through the second half. The LDCC did not reset the 2020 AIP targets for our executives, including the NEOs, but determined that it would consider the Company’s performance against the updated forecast as part of its year-end review. For our management incentive plans that cover the broader non-executive employees, the targets were reset mid-year and aligned with the updated June forecast to help drive strong performance through the second half.

Performance during the second half of the year met or exceeded the updated June forecast, reflecting the executives’ operational execution and leadership. Based on the Company’s financial performance, coupled with strong leadership in addressing the challenges during the pandemic, from managing supply chain issues and prioritizing employee safety and well-being, to the continued delivery of essential products and services to our customers and communities, the LDCC approved a discretionary 23% increase to the Team Performance Score from 67% to 90%, with no increase to the 90% IO funding score, covering all executives including the NEOs. This discretionary adjustment increased the final overall AIP payout by 17%, from 73% to 90%, which was 15% lower than the 105% average payout provided to non-executives participating in the management incentive plans.

The LDCC reviewed the NEOs’ performance in 2020. Each NEO had IOs which closely linked to the strategic priorities listed above under “Individual Objectives” and included the following, as applicable:

•	Deliver 2020 financial targets for revenue, operating income, and free cash flow conversion;
•	Strengthen the management succession talent pool and enable effective integration during the transition of key leadership positions;
•	Continue to drive our growth culture focusing on opportunities in the service business, emerging markets via continued localization; and accelerating adoption of new digital solutions; and
•	Maintain “Leader” rating from Sustainalytics, which demonstrates our commitment to enhance sustainability.

Xylem 2021 Proxy Statement  |  53

In February 2021, the LDCC determined the 2020 AIP payouts for all NEOs.  Due to the below target Team Performance and also factoring in the strong collective leadership during the pandemic as mentioned above, the LDCC decided to award all NEOs an IO performance score that is equivalent to the overall Company IO funding score of 90%. The following table summarizes the actual AIP awards paid to the NEOs in March 2021:

Name	Base Salary ($)	Target AIP Award (% of Salary)	Target Annual Incentive ($)	Range of Potential Payouts Based on Team & Individual Results ($)	Total Team & Individual Performance Score (%)	Actual AIP Payout ($)
Patrick K. Decker	1,100,000	125%	1,375,000	0 - 2,750,000	90%	1,237,500
Sandra E. Rowland	700,000	80%	560,000	0 - 1,120,000	90%	504,000
Mathew Pine	500,000	75%	375,000	0 - 750,000	90%	337,500
Colin R. Sabol	501,900	75%	376,425	0 - 752,850	90%	338,783
Hayati Yarkadas	533,000	75%	399,750	0 - 799,500	90%	359,775
E. Mark Rajkowski	656,000	80%	524,800	0 - 1,049,600	90%	472,320

Long-Term Incentive Plan

Our LTIP is designed to link an executive’s compensation to long-term shareholder value creation. The 2020 LTIP awards for NEOs included the following components:

Components	% of Award	Vesting Period	Rationale
PSUs	50%	Performance-based vesting that cliff vests at the end of three years.

Two balanced performance criteria (ROIC and relative TSR) are designed to provide pay-for-performance linkage.  Cliff vesting supports long-term alignment with shareholder value and retention of the Company’s NEOs.

RSUs	25%	Time-based vesting in three annual installments.	Three-year vesting supports long-term alignment with shareholders, in conjunction with our stock ownership guidelines and retention of the Company’s NEOs.
Stock Options	25%	Time-based vesting in three annual installments.

Actual value materializes only if the share price appreciates over the stock options’ exercise price before the stock options expire. Supports share price performance and long-term alignment with shareholder value creation over the ten-year life of the option.

PSU awards underscore our pay-for-performance philosophy, provide alignment with key long-term financial metrics and strengthen the performance-based aspects of our compensation program for executive officers and other direct reports to the CEO. The LDCC also considers RSUs and stock options to be performance-based, at-risk pay because their value depends on stock price fluctuation. The mix and balance of LTIP awards were chosen based on the LDCC’s belief in performance-based compensation elements in the context of the Company’s business strategy as well as market trends and relevant practices among peer companies. The target LTIP award value for each NEO is established each year to be generally in alignment with the market median value for long-term incentives.  Despite the significant negative impacts from the COVID-19 pandemic on the ROIC component of the LTIP awards, the LDCC did not make any adjustment to the outstanding PSU awards.

Performance Share Units

PSUs are stock awards that are settled in shares of Xylem’s common stock subject to three-year cliff vesting and performance requirements. Key elements of the 2020 PSU awards were as follows:

•

50% of the PSUs were granted at target (100%) with actual payout (0%-175% of the target number of shares) contingent upon the achievement of a pre-set, three-year ROIC performance target.  We believe ROIC is a metric that aligns with our efforts to build long-term value for shareholders by focusing on the effective allocation of capital.  The ROIC performance target for the 2020-2022 performance cycle was designed to be sufficiently challenging and aligned with the Company’s strategic plan and historical performance.  Potential payout levels as a percentage of target based on actual performance are summarized below (results are interpolated between Minimum - Target and Target - Maximum):

54  | Xylem 2021 Proxy Statement

Performance Level	2020-2022 ROIC*	Payout as a % of Target
Maximum	13.3%	175%
Target	12.4%	100%
Minimum	11.2%	0%

*Defined as the three-year average tax-effected adjusted earnings before interest and amortization divided by the 13-point (quarter end) average adjusted invested capital. Impact of unplanned acquisitions that are not debt-funded is excluded in the year of acquisition but included in the remaining performance period, except for the purchase accounting and related transaction and integration costs. Impact of unplanned acquisitions that are debt-funded are excluded.

•

50% of the PSUs were granted at target (100%) with actual payout (0%-175% of the target number of shares) based on three-year Xylem TSR relative to companies in the S&P 500 Index (excluding financial services companies).   We believe relative TSR helps us to further align with shareholder interests, and along with ROIC, provides a balanced approach to address both internal and external performance.  The potential payout levels (as a percentage of the target number of shares) based on actual performance are summarized below (results are interpolated between Threshold - Target and Target - Maximum):

Performance Level	2020-2022 Relative TSR Rank	Payout as a % of Target
Maximum	75th Percentile and Above	175%
Target	50th Percentile	100%
Threshold	25th Percentile	25%
Below Threshold	Below 25th Percentile	0%

The LDCC selected the companies in the S&P 500 Index (excluding financial services) as the benchmark for relative TSR in order to reflect the broader investment focus of our shareholders.  Similar to the multiple broad-based compensation surveys in our compensation benchmarking, the S&P 500 is not a self-selected customized benchmark and provides a more comprehensive and relevant comparison for our stock price performance. Key elements of the 2020 PSUs were as follows:

•	Earned PSUs will be settled in shares upon vesting.
•	Holders of PSUs do not have voting rights.
•	Dividend equivalents are accrued and paid in cash only if and to the extent PSUs vest.
•	If an employee resigns or is terminated prior to vesting, the PSUs are forfeited entirely.
•	If an employee qualifies for retirement, dies or becomes disabled, a pro-rated portion of the PSUs vests.
•

PSUs will vest in full (assuming target performance) upon termination of employment by the Company without cause or by the employee for good reason within two years of a change of control or if the buyer does not assume or replace the awards in connection with a change of control.

Status of 2018 PSU Award for Completed Performance Cycle in 2020

Performance Metric	Performance Level	Payout	Status
ROIC	Maximum: 12.15% Target: 11.4% Minimum: 10.4%	175% 100% 0%	Actual result was 10.1%, so no payout was earned from this award.
TSR	Maximum: 75th Percentile Target: 50th Percentile Threshold: 25th Percentile	175% 100% 25%	Actual result was 70th percentile, so 160% of target shares were earned from this award.
Total Final Payout: 80%

Restricted Stock Units

RSUs are stock awards that are settled in shares of Xylem’s common stock subject to vesting requirements.

Key elements of the 2020 RSU awards were as follows:

•	RSUs awarded as part of the annual LTIP award vest in three equal annual installments.

Xylem 2021 Proxy Statement  |  55

•	RSUs will be settled in shares upon vesting.
•	Holders of RSUs do not have voting rights.
•	Dividend equivalents are accrued and paid in cash only upon vesting/settlement of the awards.
•	If an employee resigns or is terminated prior to vesting, the RSUs are forfeited entirely.
•	If an employee qualifies for retirement, a pro-rated portion of the RSUs vest and applicable dividends will be paid upon retirement.
•	If an employee dies or becomes disabled, the RSUs vest in full.
•

RSUs will vest in full upon termination of employment by the Company without cause or by the employee for good reason within two years of a change of control or if the buyer does not assume or replace the awards in connection with a change of control.

The above vesting terms are applicable to the new hire awards provided to Mr. Pine and Mr. Yarkadas. Mr. Pine’s grant on May 7, 2020 of $3 million, which represents a one-time award in recognition of stock awards forfeited in connection with his acceptance of the Company’s offer of employment, will vest in three equal installments on the first, second, and third anniversaries of the grant date. The grant value was calculated based on shares forfeited at his former employer and stock price at the time of the offer acceptance. Mr. Yarkadas’ grant on May 7, 2020 of $250,000, which represents a one-time award in recognition of severance benefits forfeited in connection with his acceptance of the Company’s offer of employment, will vest in three equal installments on the first, second, and third anniversaries of the grant date.

Stock Options

Non-qualified stock options permit participants to purchase shares of Xylem’s common stock in the future at a price equal to the stock’s value on the date the stock options were granted, which is the stock option exercise price.

Key elements of the 2020 non-qualified stock option awards were as follows:

•	Stock options vest in three equal annual installments with a 10-year term and cannot be exercised prior to vesting.
•

If an employee resigns or is terminated prior to vesting, the unvested portions of the stock options are forfeited entirely. The vested portions of the stock options expire the earlier of three months following the termination date or the original expiration date.

•

If an employee qualifies for retirement, a pro-rated portion of the unvested portions of the stock options vest and remain exercisable until the earlier of three years following the retirement date or the original expiration date.

•

If an employee dies or becomes disabled, the unvested portions of the stock options vest in full and remain exercisable until the earlier of three years following the death or disability date or the original expiration date.

•

The unvested portion of the stock options will vest in full upon termination of employment by the Company without cause or by the employee for good reason within two years of a change of control or if the buyer does not assume or replace the awards in connection with a change of control.

The above vesting terms are applicable to the new hire award provided to Mr. Pine. His grant on May 7, 2020 of $1,999,997, which represents a one-time award in recognition of the value of option awards forfeited in connection with his acceptance of the Company’s offer of employment, will vest in three equal installments on the first, second, and third anniversaries of the grant date. The number of options granted, and the associated exercise price, were determined using the closing price of Xylem stock on the grant date.

Earnings Black-Out Period and Timing of Stock-Based Grants

The Company typically closes the window for insiders to trade in the Company’s securities in advance of, and for a period of time immediately following, earnings releases because the Company and insiders may be in possession of material non-public information. LTIP award decisions for NEOs are typically made at the annual first quarter meeting of the LDCC. LTIP awards may be granted at a time when the Company is in possession of material non-public information. However, the LDCC does not consider the possible possession of material non-public information when it determines the number, price or timing of LTIP awards granted. Rather, the LDCC uses market competitive data,

56  | Xylem 2021 Proxy Statement

individual performance and retention considerations when it grants equity awards under the LTIP. In general, LTIP awards are granted to NEOs, other executives, and directors on the approved grant effective date. For new hire NEOs, LTIP awards are granted on the later of the LDCC approval date or the start of employment.

Additional Compensation Elements

The primary focus of our executive compensation program is on base salary, AIP and LTIP awards, but we also provide other limited benefits that are market-competitive and deemed necessary to attract, motivate and retain a high-quality management team.

Retirement and Benefit Plans

NEOs participate in the same retirement and benefit plans as the broader population of salaried employees, as applicable.

•

Retirement plans generally include the tax-qualified retirement savings plan, the non-qualified retirement savings plan, and the deferred compensation plans.  We do not provide defined benefit retirement plans.

•	Benefit plans generally include group medical and dental coverage, group life insurance, group accidental death and dismemberment insurance, and short- and long-term disability insurance.

Executive Perquisites

The Company does not provide any perquisites to NEOs.  Mr. Yarkadas is eligible for and receives a car allowance on terms consistent with select other employees located in Switzerland.

Severance Plan Arrangements

Xylem offers severance plan arrangements to provide transitional assistance to NEOs who are terminated from the Company either without cause or following a change of control. Xylem maintains two severance plans for its senior executives - the Xylem Senior Executive Severance Pay Plan and the Xylem Special Senior Executive Severance Pay Plan. These plans are described in more detail in the “Potential Post-Employment Compensation” section.

COMPENSATION Decision-Making Process

Role of the Leadership Development & Compensation Committee

The LDCC is responsible for designing a compensation program to enable the Company to attract, motivate and retain top talent critical to our long-term success. The LDCC reviews management performance, succession planning, executive development and talent management programs and initiatives, including diversity and inclusion, on a regular and on-going basis. Its role includes providing overall direction of total rewards philosophy and overseeing the total rewards programs for our NEOs and our broader executive population. The LDCC annually reviews NEOs’ compensation to see that it properly aligns with the Company’s strategic and business objectives and maintains a strong link to shareholder value. During the first quarter of each year, the LDCC reviews performance for the prior three-year period when determining PSU payout and annual performance for the prior year when determining AIP payout and approves compensation actions (currently in February) including payout of performance-based incentives for the prior performance cycles, base salaries, AIP targets and LTIP target awards for the current year. The LDCC is provided with tally sheets, which provide a comprehensive picture of an NEO’s total compensation and context for making pay decisions. The LDCC establishes the total compensation for NEOs after seeking input from management regarding individual NEOs’ performance. Decisions impacting the CEO’s compensation are determined by the LDCC, with input from the Board, based on performance against objectives and market benchmarking factors. The LDCC has oversight of the establishment and administration of executive benefit programs and severance policies. For a full discussion of LDCC authority and responsibilities, see the LDCC charter that is on our website at www.xylem.com, under "About Xylem', then “Investors” and then “Corporate Governance.”

Xylem 2021 Proxy Statement  |  57

Role of the Compensation Consultant

The LDCC has retained Pearl Meyer as its independent compensation consultant each year since 2011. In fiscal year 2020, Pearl Meyer only performed executive officer and director compensation services at the direction of the LDCC. Prior to engaging Pearl Meyer each year, the LDCC reviews Pearl Meyer’s independence. The LDCC has determined that Pearl Meyer is independent and Pearl Meyer’s work does not raise any conflicts of interest pursuant to the SEC and the NYSE rules. In 2020, at the request of the LDCC, Pearl Meyer attended all regular LDCC meetings and also met with the LDCC without management present at these meetings. Pearl Meyer provided the LDCC with assessments of and recommendations on our executive compensation philosophy and program design, and assisted with the selection of our Peer Group. At the direction of the LDCC, Pearl Meyer also worked with management to review the results of the annual executive benchmarking exercise as well as the results of the benchmarking exercise of our non-employee director compensation program. The LDCC has sole authority to retain and terminate the compensation consultant, and is directly responsible for overseeing and compensating the consultant.

In 2021, the LDCC also retained Veritas Partners, a Pearl Meyer affiliate, to provide advisory services with respect to CEO and senior leadership development and succession. The LDCC performed a governance and independence assessment and found no issues or concerns.

Role of Management

Management routinely provides the LDCC with current and projected results of performance-based compensation plans, and external data that the LDCC may consider in making decisions around total rewards for NEOs. At the request of the LDCC, Committee meetings are regularly attended by the CEO, the Chief Human Resources Officer and the Vice President of Compensation. Management is responsible for leading discussions about the Company’s performance, succession planning, leadership development and total rewards programs. The CEO makes recommendations to the LDCC regarding total compensation to be paid to the Company’s executive officers and other direct reports, other than himself, but all decisions are ultimately made by the LDCC.

Additional Information

Change of Control Agreements

Our NEOs do not have stand-alone change of control agreements. However, many of the Company’s short- and long-term incentive plans, severance arrangements and non-qualified deferred compensation plans provide additional or accelerated benefits in connection with a change of control. These benefits are described in detail in the “Potential Post-Employment Compensation” section. The Company does not provide any tax gross-ups related to Section 280G of the IRC.

Consideration of Tax and Accounting Impacts

The LDCC annually reviews and considers the deductibility of the compensation paid to our executive officers, which includes each of the NEOs. Compensation paid to our executive officers (on or after January 1, 2018) in excess of $1 million is generally not deductible unless it qualifies for certain transition relief under the Tax Cuts and Jobs Act of 2017. While the Company monitors guidance in this area, the Committee believes that its primary responsibility is to provide a compensation program that attracts, retains and rewards the executive talent necessary for our success. Consequently, the Committee may pay or provide compensation that is not tax deductible or is otherwise limited as to tax deductibility.

Clawback Policy

We have a policy that provides for recoupment of both cash and equity performance-based compensation if our Board determines that an executive officer or other direct report to the CEO has engaged in fraud or willful misconduct that caused or otherwise contributed to the need for a material restatement of financial statements previously issued by the Company. We intend to update our policy as necessary to comply with any final rules implementing the Dodd-Frank Wall Street Reform and Consumer Protection Act clawback requirements as appropriate.

58  | Xylem 2021 Proxy Statement

SUMMARY COMPENSATION TABLE

The following table summarizes the compensation for our NEOs.

Name and Principal Position	Year	Salary ($)(1)	Stock Awards ($)(2)	Option Awards ($)(3)	Non-Equity Incentive Plan Compensation ($)(4)	All Other Compensation ($)(5)	Total ($)
Patrick K. Decker	2020	973,077	4,965,027	1,500,007	1,237,500	154,740	8,830,352
President and	2019	1,089,231	4,814,879	1,500,001	782,100	130,993	8,317,204
Chief Executive Officer	2018	1,025,385	4,855,470	1,462,499	852,840	131,476	8,327,670
Sandra E. Rowland	2020	133,538	1,444,904	424,997	504,000	38,252	2,545,692
SVP and Chief Financial Officer
Matthew Pine	2020	336,538	3,852,467	2,275,000	337,500	40,442	6,841,948
SVP and President, AWS & ACT
Colin R. Sabol	2020	440,312	992,899	300,001	338,783	54,537	2,126,531
SVP and President, MCS	2019	475,231	882,803	275,007	212,411	48,135	1,893,587
	2018	468,846	829,921	250,003	222,180	48,372	1,819,322
Hayati Yarkadas (6)	2020	379,072	947,618	224,996	359,775	71,493	1,982,954
SVP and President, WI & EUCT
E. Mark Rajkowski	2020	580,308	1,406,718	799,011	472,320	73,684	3,332,041
Former CFO	2019	653,077	1,364,268	424,999	310,944	67,481	2,820,769
	2018	634,077	1,328,122	400,002	351,620	68,999	2,782,820

(1)

Amounts represent the actual base salary earned by the NEOs in 2020, reflecting the 20% reduction from June 1, 2020 through December 31, 2020 as part of our Company-wide cost reduction efforts related to the COVID-19 pandemic.

(2)

Amounts represent the aggregate grant date fair value computed in accordance with FASB ASC Topic 718 for the PSU and RSU awards. Assuming the maximum performance is achieved for the 2020 PSU award, the maximum grant date fair value is $6,063,738 for Mr. Decker; $1,784,892 for Ms. Rowland; $1,010,592 for Mr. Pine; $1,212,617 for Mr. Sabol; $826,987 for Mr. Yarkadas; and $1,718,010 for Mr. Rajkowski. A discussion of the awards and assumptions used in calculating the 2020 values may be found in Note 17 to the Consolidated Financial Statements in the Company’s 2020 Annual Report on Form 10-K for the year ended December 31, 2020, filed on February 26, 2021.

For Mr. Pine, the amount includes a one-time award of $3,000,005 in recognition of equity awards forfeited in connection with his acceptance of the Company’s offer of employment.  This award will vest in three equal installments on the first, second and third anniversaries of the grant date.

For Mr. Yarkadas, the amount includes a one-time award of $250,006 in recognition of severance benefits forfeited in connection with his acceptance of the Company’s offer of employment.  This award will vest in three equal installments on the first, second and third anniversaries of the grant date.

For Mr. Rajkowski, the amount for 2020 and unvested amounts from 2019 and 2018 were entirely forfeited upon his separation from Xylem, per the associated grant agreements.
(3)

Amounts represent the aggregate grant date fair value computed in accordance with FASB ASC Topic 718 for the stock option awards. A discussion of assumptions used in calculating the values of 2020 stock option awards may be found in Note 17 to the Consolidated Financial Statements in the Company’s 2020 Annual Report on Form 10-K for the year ended December 31, 2020, filed on February 26, 2021.

For Mr. Pine, the amount includes a one-time award of $1,999,997 in recognition of equity awards forfeited in connection with his acceptance of the Company’s offer of employment.  This award will vest in three equal installments on the first, second and third anniversaries of the grant date.

For Mr. Rajkowski, the amount for 2020 includes $425,003 related to the annual award, which was entirely forfeited upon his separation from Xylem and $374,008 related to incremental accounting expense associated with an extension to the exercise period for vested stock options. To mitigate the negative market impact resulting from the COVID-19 pandemic, during the August 2020 LDCC meeting, the LDCC extended the exercise period for vested stock options by up to three years (but no later than the original expiration date) for all qualified involuntary (not for cause) terminations and planned retirements during 2020 and 2021.  For Mr. Rajkowski, unvested amounts from 2019 and 2018 were entirely forfeited upon his separation from Xylem, per the terms of associated grant agreements.

(4)	Amounts represent AIP awards earned for each performance year.
(5)	Amounts represent items specified in the “All Other Compensation Table” below.

(6)    Mr. Yarkadas is based in Switzerland and his cash compensation (salary, AIP and All Other Compensation) are provided in Swiss Franc.  We converted his 2020 cash compensation to U.S. dollars based on the average exchange rate of $1.066 for 1.000 Swiss Franc during 2020.

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ALL OTHER COMPENSATION TABLE

Name	Company Contribution to Tax-Qualified Retirement Savings Plan ($)(a)	Company Contribution to Non-Qualified Retirement Savings Plan ($)(b)	Other ($)(c)	Total All Other Compensation ($)
Patrick K. Decker	19,950	134,790	—	154,740
Sandra E. Rowland	17,100	21,152	—	38,252
Matthew Pine	17,100	23,342	—	40,442
Colin R. Sabol	19,950	34,587	—	54,537
Hayati Yarkadas	—	—	71,493	71,493
E. Mark Rajkowski	19,950	53,734	—	73,684

(a)	These amounts include contributions in fiscal year 2020, as well as contributions for the 2020 AIP award earned in 2020 and paid in 2021.
(b)

These amounts include contributions in fiscal year 2020, as well as contributions for the 2020 AIP award earned in 2020 and paid in 2021. Xylem contributions are unfunded and participants have access to the same investment funds available to participants in the tax-qualified retirement savings plan.

(c)	The amount for Mr. Yarkadas includes car allowance and retirement contributions aligned with local country policy.

GRANTS OF PLAN-BASED AWARDS

The following table provides information regarding equity and non-equity awards made to our NEOs during the year ended December 31, 2020.

		Estimated Future Payouts Under Non-Equity Incentive Plan Awards(1)			Estimated Future Payouts Under Equity Incentive Plan Awards (2)			All Other Stock Awards: Number of Shares of Stock	All Other Option Awards: Number of Securities Underlying	Exercise or Base Price of Option	Grant Date Fair Value of Stock and Option
Name	Grant Date	Threshold ($)	Target ($)	Maximum ($)	Threshold (#)	Target (#)	Maximum (#)	or Units (#)(3)	Options (#)(4)	Awards ($/Sh)(5)	Awards ($)(6)
Patrick K.		0	1,375,000	2,750,000							—
Decker	2/27/20				0	18,597	32,545				1,500,034
	2/27/20				0	18,597	32,545				1,964,959
	2/27/20							18,597			1,500,034
	2/27/20								93,575	80.66	1,500,007
Sandra E.		0	560,000	1,120,000							—
Rowland	11/2/20				0	4,797	8,395				424,966
	11/2/20				0	4,797	8,395				594,972
	11/2/20							4,797			424,966
	11/2/20								23,148	88.59	424,997
Matthew		0	375,000	750,000							—
Pine	5/7/20				0	4,327	7,572				274,981
	5/7/20				0	4,327	7,572				302,501
	5/7/20							4,327			274,981
	5/7/20							47,207			3,000,005
	5/7/20								21,843	63.55	275,003
	5/7/20								158,856	63.55	1,999,997
Colin R.		0	376,425	752,850
Sabol	2/27/20				0	3,719	6,508				299,975
	2/27/20				0	3,719	6,508				392,950
	2/27/20							3,719			299,975
	2/27/20								18,715	80.66	300,001
Hayati		0	399,750	799,500							—
Yarkadas	5/7/20				0	3,541	6,197				225,031
	5/7/20				0	3,541	6,197				247,551
	5/7/20							3,541			225,031
	5/7/20							3,934			250,006
	5/7/20								17,871	63.55	224,996
E. Mark		0	524,800	1,049,600							—
Rajkowski	2/27/20				0	5,269	9,221				424,998
	2/27/20				0	5,269	9,221				556,723
	2/27/20							5,269			424,998
	2/27/20								26,513	80.66	425,003

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(1)

Amounts reflect the annualized minimum, target and maximum payment levels, respectively, if an award payout is achieved under the 2020 AIP described under “Compensation Discussion and Analysis - Annual Incentive Plan.” These potential payments are based on achievement of specific performance metrics and are completely at risk.

The amount under Threshold shown is 0% of the Target amount, which is comprised of the Team Performance and IO components. Team Performance payouts begin at 50% of the Target amount if the Threshold payout level is met. If the Threshold payout level is not met, no award will be paid. Based on design, IO payout can range from 0% to 200%.

(2)

Amounts reflect the number of PSUs granted in 2020, which was determined using the closing price of Xylem stock on grant date. The 2020 annual awards vest in full at the end of the three-year restriction period following the grant date for normal annual grants - February 27, 2020 (“Annual Grant Date”) - to the extent that they are earned based on pre-set ROIC and relative TSR performance goals and provided that the executive remains an employee as of the vesting date as described in “Compensation Discussion and Analysis - Elements of Our Compensation Program”.

(3)

Amounts reflect the number of RSUs granted in 2020, which was determined using the closing price of Xylem stock on grant date. The 2020 annual awards vest in three equal installments on each of the first, second, and third anniversaries of the grant date provided that the executive remains an employee as of the vesting date.

Mr. Pine’s grant on May 7, 2020 of 47,207 shares represents a one-time award in recognition of equity awards forfeited in connection with his acceptance of the Company’s offer of employment.  This award will vest in three equal installments on the first, second and third anniversaries of the grant date.

Mr. Yarkadas’ grant on May 7, 2020 of 3,934 shares represents a one-time award in recognition of severance benefits forfeited in connection with his acceptance of the Company’s offer of employment.  This award will vest in three equal installments on the first, second and third anniversaries of the grant date.

(4)

Amounts reflect the number of stock options granted in 2020, which was determined using the binomial lattice value on the grant date. These awards vest in three equal installments on each of the first, second, and third anniversaries of the grant date provided that the executive remains an employee as of each vesting date. The options expire ten years after the grant date.

Mr. Pine’s grant on May 7, 2020 of 158,856 stock options represents a one-time award in recognition of equity awards forfeited in connection with his acceptance of the Company’s offer of employment.  This award will vest in three equal installments on the first, second and third anniversaries of the grant date.

(5)	The stock option exercise price equals the closing price of Xylem stock on the grant date.
(6)

Amounts in this column represent the grant date fair value computed in accordance with FASB ASC Topic 718 for PSU, RSU and stock option awards granted to the NEOs in 2020. 2020 awards granted to Mr. Rajkowski were entirely forfeited upon his separation from Xylem per the terms of the associated grant agreements.

OUTSTANDING EQUITY AWARDS AT FISCAL YEAR-END

The following table provides information regarding all outstanding stock options, unvested RSU and PSU awards held by each NEO as of December 31, 2020.

	Option Awards					RSU Awards		PSU Awards
Name	Grant Date	Number of Securities Underlying Unexercised Options Exercisable (#)(1)	Number of Securities Underlying Unexercised Options Unexercisable (#)(1)(2)	Option Exercise Price ($)	Option Expiration Date	Number of Shares or Units of Stock that Have Not Vested (#)(3)	Market Value of Shares or Units of Stock that Have Not Vested ($)(4)	Number of Unearned Shares or Units of Stock that Have Not Vested (#)(5)	Market Value of Unearned Shares or Units of Stock that Have Not Vested ($)(4)
Patrick K. Decker	3/17/14	165,584	—	36.81	2/25/24	38,649	3,934,082	167,092	17,008,295
	2/24/15	199,297	—	35.96	2/24/25
	2/24/16	138,581	—	37.47	2/24/26
	2/21/17	126,761	—	48.33	2/21/27
	2/21/18	56,752	28,376	75.18	2/21/28
	2/20/19	29,016	58,909	74.07	2/20/29
	2/27/20	—	93,575	80.66	2/27/30
Sandra E. Rowland	11/2/20	—	23,148	88.59	2/27/30	4,797	488,287	16,790	1,709,054
Matthew Pine	5/7/20	—	21,843	63.55	2/27/30	51,534	5,245,646	15,144	1,541,508
	5/7/20	—	158,856	63.55	5/7/30
Colin R. Sabol	2/24/16	5,197	—	37.47	2/24/26	7,314	744,492	31,332	3,189,284
	2/21/17	17,606	—	48.33	2/21/27
	2/21/18	9,702	4,850	75.18	2/21/28
	2/20/19	5,320	10,800	74.07	2/20/29
	2/27/20	—	18,715	80.66	2/27/30
Hayati Yarkadas	5/7/20	—	17,871	63.55	2/27/30	7,475	760,880	12,394	1,261,585
E. Mark Rajkowski	2/21/18	15,522	—	75.18	12/31/23
	2/20/19	8,221	—	74.07	12/31/23

(1)	All stock option awards vest in three equal installments over the three-year period following the grant date.

Xylem 2021 Proxy Statement  |  61

(2)

Amounts reflect unvested stock options.  Mr. Rajkowski's 2018, 2019 and 2020 unvested shares of 7,716, 16,691 and 26,513, respectively, were entirely forfeited upon his separation from Xylem, per the terms of associated grant agreements.

The following table provides the vesting schedule (vesting typically occurs on the applicable anniversary of grant date):

	Grant	Vesting Schedule (#)
Name	Date	2021	2022	2023
Patrick K. Decker	2/21/18	28,376	—	—
	2/20/19	29,015	29,894	—
	2/27/20	30,880	30,880	31,815
Sandra E. Rowland	11/2/20	7,639	7,639	7,870
Matthew Pine	5/7/20	7,208	7,208	7,427
	5/7/20	52,423	52,422	54,011
Colin R. Sabol	2/21/18	4,850	—	—
	2/20/19	5,320	5,480	—
	2/27/20	6,176	6,176	6,363
Hayati Yarkadas	5/7/20	5,897	5,898	6,076

(3)

Amounts reflect unvested RSUs. Mr. Rajkowski's 2018, 2019 and 2020 unvested shares of 1,773, 3,844 and 5,269, respectively, with market value of $1,108,086, were entirely forfeited upon his separation from Xylem per the terms of the associated grant agreements.

The following table provides the vesting schedule (vesting typically occurs on the applicable anniversary of grant date):

	Grant	Vesting Schedule (#)
Name	Date	2021	2022	2023
Patrick K. Decker	2/21/18	6,484	—	—
	2/20/19	6,683	6,885	—
	2/27/20	6,138	6,137	6,322
Sandra E. Rowland	11/2/20	1,583	1,583	1,631
Matthew Pine	5/7/20	17,007	17,006	17,521
Colin R. Sabol	2/21/18	1,108	—	—
	2/20/19	1,225	1,262	—
	2/27/20	1,228	1,227	1,264
Hayati Yarkadas	5/7/20	2,468	2,466	2,541

(4)	Market values were determined based on the Company’s closing stock price of $101.79 on December 31, 2020.
(5)

Amounts reflect the 2018 PSU awards that became vested in early 2021 with payout at 80% of target and 2019 and 2020 unvested PSUs estimated at 175% of target. Mr. Rajkowski's 2018, 2019 and 2020 unvested shares of 8,514, 20,084 and 18,442, respectively, with market value of $4,788,202, were entirely forfeited upon his separation from Xylem per the terms of the associated grant agreements.

The following table provides the vesting schedule (vesting occurs on the applicable anniversary of the Annual Grant Date):

	Grant	Vesting Schedule (#)
Name	Date	2021	2022	2023
Patrick K. Decker	2/21/18	31,124	—	—
	2/20/19	—	70,878	—
	2/27/20	—	—	65,090
Sandra E. Rowland	11/2/20	—	—	16,790
Matthew Pine	5/7/20	—	—	15,144
Colin R. Sabol	2/21/18	5,320	—	—
	2/20/19	—	12,996	—
	2/27/20	—	—	13,016
Hayati Yarkadas	5/7/20	—	—	12,394

OPTION EXERCISES AND STOCK VESTED

The following table provides the values realized by our NEOs upon the exercise of Xylem stock options and the vesting of PSUs and RSUs in 2020.

	Option Awards		Stock Awards
Name	Number of Shares Acquired on Exercise (#)	Value Realized on Exercise($)(1)	Number of Shares Acquired on Vesting (#)	Value Realized on Vesting($)(2)
Patrick K. Decker	—	—	89,238	7,900,283
Sandra E. Rowland	—	—	—	—
Matthew Pine	—	—	—	—
Hayati Yarkadas	—	—	—	—
Colin R. Sabol	15,590	770,419	12,900	1,142,080
E. Mark Rajkowski	75,664	3,313,603	24,798	2,195,384

(1)

This amount reflects number of shares acquired upon exercise of stock options multiplied by the difference between the Xylem stock price on the date of exercise and the exercise price of stock options.

(2)	These amounts reflect the value realized upon the vesting of PSUs and RSUs based upon the closing price of Xylem stock on the date of vesting.

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Non-Qualified Deferred Compensation

Xylem Supplemental Retirement Savings Plan

The Xylem Supplemental Retirement Savings Plan (“SRSP”) was established to provide retirement benefits that cannot be paid under the qualified retirement savings plan due to the federal limits on the amount of benefits that can be paid and the amount of compensation that can be recognized under a tax-qualified retirement plan. These benefits are generally paid directly by Xylem. It is a non-qualified and unfunded plan with all amounts in the plan constituting a general unsecured obligation of the Company. Such amounts, as well as any administrative costs relating to the plan, are paid out of the general assets of the Company.

The table below shows the activity within the SRSP (Non-Qualified Savings) for the NEOs for 2020. Mr. Yarkadas does not participate in the U.S. based SRSP. He participates in the local retirement plan in Switzerland.

2020 Non-Qualified Deferred Compensation

Name	Executive Contributions in Last Fiscal Year ($)(1)	Registrant Contributions in Last Fiscal Year ($)(2)	Aggregate Earnings in Last Fiscal Year ($)(3)	Aggregate Withdrawals/ Distributions ($)	Aggregate Balance at Last Fiscal Year End ($)(4)
Patrick K. Decker
Non-Qualified Savings	—	134,790	103,462	—	933,943
Sandra E. Rowland
Non-Qualified Savings	—	21,152	—	—	—
Matthew Pine
Non-Qualified Savings	—	23,342	44	—	3,136
Colin R. Sabol
Non-Qualified Savings	—	34,587	(53,289)	—	341,386
E. Mark Rajkowski
Non-Qualified Savings	—	53,734	34,766	—	276,003

(1)

Amounts represent the deferred portion of the 2020 AIP, which was credited to NEOs’ account in 2021 and is included in the “Non-Equity Incentive Plan Compensation” column of the “Summary Compensation Table.”

(2)

Amounts consist of the contributions to the participants under the Xylem Deferred Compensation Plan and SRSP for the 2020 AIP, which were credited to the NEOs’ accounts in 2021. These amounts are reflected in the Non-Qualified Retirement Savings Plan and Deferred Compensation Plan contribution columns in the “All Other Compensation Table” and are included in the “Summary Compensation Table.”

(3)	The Company does not provide preferential or above-market rates as defined in applicable SEC rules. As a result, the aggregate earnings are not included in the Summary Compensation Table.
(4)

The amounts represent account balances at 2020 fiscal year end and exclude contributions that were credited in 2020, but not actually contributed until after the end of the year. The aggregate balance for SRSP that has been reported as compensation since 2012 is $822,847 for Mr. Decker; $21,152 for Ms. Rowland; $23,342 for Mr. Pine; $251,327 for Mr. Sabol; and $251,740 for Mr. Rajkowski.

Potential Post-Employment Compensation

The Potential Post-Employment Compensation table included in this section reflects the amounts of compensation payable to each of the NEOs in the event of employment termination under several different circumstances, including death, disability, termination without cause or termination in connection with a change of control. The severance plans listed below apply to the Company’s senior executives, including NEOs (unless provided otherwise below), as defined by Section 409A of the IRC. The severance plans do not allow for excise tax gross-ups and include a cap on severance benefits.

The amounts shown in the Potential Post-Employment Compensation tables are estimates, assuming that the triggering event was effective as of December 31, 2020, and include amounts which would be earned through such date (or that would be earned during a period of severance). The Company’s obligation to continue severance payments ceases if the executive does not comply with Xylem’s Code of Conduct or applicable non-compete provisions. The amounts shown below do not include payments and benefits to the extent these payments and benefits are provided on a non-discriminatory basis to salaried employees generally upon termination of employment. These include: accrued salary and vacation pay; certain severance benefits as described below; and distributions of balances under the retirement savings plans.

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Xylem Senior Executive Severance Pay Plan

The purpose of the Xylem Senior Executive Severance Pay Plan (“SESPP”) is to provide a period of transition following termination of employment for senior executives. The plan generally provides for severance payments if Xylem terminates a senior executive’s employment without cause. All NEOs are eligible to participate in this plan.

The amount of severance paid (“Severance Pay”) under this plan depends on the executive’s salary and years of service at the time of cessation. The plan typically provides 12 months of salary for up to three years of service and one additional month of salary for each additional year of service with a cap of 24 months. The Company will also provide continuation of health and life insurance benefits for the duration of the severance period.

Xylem Special Senior Executive Severance Pay Plan

The purpose of the Xylem Special Senior Executive Severance Pay Plan (“SSESPP”) is to provide compensation in the case of termination of a senior executive’s employment in connection with a change of control (as defined in our equity compensation plan). All NEOs are eligible to participate in this plan.

Under this plan, if an NEO (i) is terminated without cause in contemplation of a change of control that ultimately occurs; or (ii) is terminated without cause or resigns for good reason within two years after a change of control, the following will be provided:

Benefit	CEO and NEO Hired or Promoted Prior to May 1, 2012	NEO Hired or Promoted on or after May 1, 2012 (excluding CEO)
“Severance Pay” as a multiple of annual base salary and current actual AIP	3 Times	2 Times Target AIP for new hire without full-year AIP history
Continuation of Health and Life Insurance Benefits at the Same Level	3 Years	2 Years
Other Benefits	• Severance Pay times the current eligible percentage rate of Xylem’s contributions to applicable retirement savings plans • One year of outplacement services

In the event severance payments under the plan would constitute an “excess parachute payment” within the definition of Section 280G of the IRC, payments would be provided based on whichever option would provide a better after-tax benefit to the NEO:

•	the aggregate of all severance payments reduced so the present value of payments does not exceed the Safe Harbor Amount as defined by the IRC; or
•	the aggregate of all severance payments without a reduction.

Potential Post-Employment and Change of Control Compensation

The following table reflects the estimated amount of compensation payable to each of the Company’s NEOs upon termination of the NEO’s employment under various scenarios. The amounts shown are calculated using an assumed termination date effective as of December 31, 2020. Although the calculations are intended to provide reasonable estimates of the potential compensation payable upon termination, they are based on assumptions outlined in the footnotes and may not represent the actual amount payable if an eligible termination event were to occur.

Name	Death/ Disability ($ in millions)(1)	Termination Not For Cause ($ in millions)(2)	Change of Control Termination Not for Cause/ With Good Reason ($ in millions)(3)
Patrick K. Decker	4.8	5.0	27.2
Sandra E. Rowland	0.3	0.7	4.4
Matthew Pine	4.1	0.5	14.9
Colin R. Sabol	0.9	1.0	6.4
Hayati Yarkadas	0.5	0.5	4.0
E. Mark Rajkowski	1.4	0.7	8.0

(1)

This is a potential lump-sum payment related to the acceleration of unvested equity awards which would have occurred if an NEO had died or become disabled as of December 31, 2020. Equity awards vest according to the terms described in “Our Executive Compensation Program - Long-term Incentive Plan”. The amounts shown reflect the market value of RSUs, PSUs (pro-rated based on actual performance), and unvested in-the-money stock options based on the Company’s December 31, 2020 closing price of $101.79.

64  | Xylem 2021 Proxy Statement

(2)	The amounts shown consist of the following potential payments if an NEO had been terminated not for cause as of December 31, 2020:
a.

Severance Pay under the SESPP except for Mr. Decker, who would be paid an amount equal to two times the total of his current annual salary and average AIP payout for 2018-2020 performance years based on the severance arrangement included in his letter of agreement filed with our Quarterly Report on Form 10-Q on April 29, 2014. The amounts are paid in the form of periodic payments according to the regular payroll schedule over the severance period.

b.	The Company’s portion of health and life insurance premium paid monthly for the duration of the severance period under the SESPP.
(3)	The amounts shown consist of the following potential payments upon termination not for cause or with good reason within two years of change of control:
a.	Severance Pay under the SSESPP, which is paid in the form of periodic payments according to the regular payroll schedule over the severance period.
b.

A lump-sum payment for unvested equity awards that would vest according to the terms described in “Our Executive Compensation Program — Long-term Incentive Plan.” The amount reflects the market value of RSUs, PSUs (assuming 80% payout for the 2018 award and target performance for the 2019 and 2020 awards) and in-the-money stock options based on the Company’s December 31, 2020 closing price of $101.79.

c.	A lump-sum payment equal to Severance Pay times the then current eligible percentage for the Company’s contribution to the Xylem retirement savings plans as provided under the SSESPP.
d.	The Company’s portion of health and life insurance premiums under the SSESPP.
e.	A lump-sum payment equal to the cost of outplacement services for one year following the termination under the SSESPP.

CEO Pay Ratio

Mr. Decker’s annual total compensation for 2020 was $8.8 million as disclosed in the Summary Compensation Table. The annual total compensation of the employee identified at median was $54,766.  As a result, the ratio of these amounts was 161:1.

We identified the median compensated individual of all our employees (excluding the CEO) through the following process:

•	We used the global employee population active as of December 31, 2020. This included all full-time, part-time, temporary and seasonal workers.
•

To identify the median employee, we used the following consistently applied compensation measure for 2020: salary, annual incentive, commission, bonus, overtime pay and grant date fair value of any long-term incentive awards. For regular full-time and part-time employees (other than temporary, seasonal or other non-permanent employees) who were not employed for the full year 2020, compensation was annualized.

This pay ratio is a reasonable estimate calculated in a manner consistent with SEC rules based on our payroll and employment records and the methodology described above. The SEC rules for identifying the median compensated employee allow companies to adopt a variety of methodologies, to apply certain exclusions, and to make reasonable estimates and assumptions that reflect their compensation practices. As such, the pay ratio reported by other companies may not be comparable to our pay ratio reported above, as other companies may have different employment and compensation practices and may use different methodologies, exclusions, estimates and assumptions in calculating their own pay ratios.

Xylem 2021 Proxy Statement  |  65

EQUITY COMPENSATION PLAN INFORMATION

The following table provides information related to the shares of Xylem common stock that may be issued under equity compensation plans as of December 31, 2020:

Plan Category	Number of Securities to be Issued Upon Exercise of Outstanding Options, Warrants and Rights (a)	Weighted-Average Exercise Price of Outstanding Options, Warrants and Rights (b)	Number of Securities Remaining Available for Future Issuance Under Equity Compensation Plans (excluding securities reflected in column (a)) (c)
Equity Compensation Plans Approved by Security Holders (1)	2,864,580(2)	$56.66(3)	4,954,889
Equity Compensation Plans Not Approved by Security Holders	—	—	—
Total	2,864,580	$56.66(3)	4,954,889

(1)	Includes the Xylem 2011 Omnibus Incentive Plan and ITT 2003 Equity Incentive Plan.
(2)	The amount includes 1,961,324 shares of stock options, 536,958 shares underlying restricted stock and RSUs, and 366,298 shares underlying PSUs at target.
(3)	Represents weighted average exercise price of outstanding stock options only.

VOTING AND MEETING INFORMATION

Who is entitled to vote? You can vote if you owned shares of Xylem’s common stock as of the close of business on March 15, 2021, the record date. On the record date, 180,002,446 shares of Xylem common stock were outstanding. Each share is entitled to one vote.

What is the difference between a registered owner and a beneficial owner? If the shares you own are registered in your name directly with our transfer agent, Equiniti Trust Company, you are the “registered owner” and the shareholder of record with respect to those shares.

If the shares you own are held in a stock brokerage account, bank, one of Xylem’s employee savings plans or by another holder of record, you are considered the “beneficial owner.”  As the beneficial owner, you have the right to direct your bank, broker or other nominee on how to vote your shares by using the voting instruction form or by following their instructions for voting by telephone or on the Internet.

How do I vote? We encourage you to vote as soon as possible, even if you plan to attend this year’s virtual Annual Meeting to be held exclusively via webcast.

•	If you are a “registered owner,” you can vote either online during the Annual Meeting or by proxy.
•

If you are a “beneficial owner,” but do not hold your shares through one of Xylem’s employee savings plans, you can vote by submitting voting instructions to your bank, broker, trustee or other nominee. If you are a beneficial owner and would like to vote online during the virtual Annual Meeting, you will need to obtain a written proxy, executed in your favor, from the shareholder of record (your bank or broker).

•

If your shares are held through one of Xylem’s employee savings plans, you can vote by submitting voting instructions to your plan trustee, as described below. Your shares cannot be voted online during the Annual Meeting.

If you choose to vote by proxy, you can do so in one of three ways:

By Internet	By Telephone	By Mail
www.proxyvote.com	1-800-690-6903 (United States and Canada only)	Mark, date and sign your proxy card or voting instruction form and return it in envelope provided

66  | Xylem 2021 Proxy Statement

How do I vote if I am a participant in one of Xylem’s employee retirement savings plans? If you participate in any of the Xylem retirement savings plans for employees, your plan trustee will vote the Xylem shares credited to your savings plan account in accordance with your voting instructions. The trustee will vote the savings plan shares for which no voting instructions are received (“Undirected Shares”) in the same proportion as the shares in the same savings plan for which the trustee receives voting instructions. Under the savings plans, participants are “named fiduciaries” to the extent of their authority to direct the voting of Xylem shares credited to their savings plan accounts and their proportionate share of Undirected Shares. By submitting voting instructions by telephone, the Internet or by signing and returning the voting instruction card, you direct the trustee of the savings plans to vote these shares, in person or by proxy at the Annual Meeting. Xylem plan participants should mail their confidential voting instruction card to Broadridge, acting as tabulation agent, at 51 Mercedes Way, Edgewood, New York 11717, or vote by telephone or the Internet. Instructions for shares in Xylem savings plan accounts must be received by Broadridge no later than 11:59 p.m. Eastern Time on May 7, 2021.

Can I vote by filling out and returning the Notice of Internet Availability of Proxy Materials? No. The Notice of Internet Availability of Proxy Materials only identifies the items to be voted on at the Annual Meeting. You cannot vote by marking the Notice and returning it.

How will my shares be voted at the online Annual Meeting? If you decide to vote by proxy, the persons indicated on your proxy card or voting instruction form (the “proxies”) will vote your shares in accordance with your instructions. If you appoint the proxies but do not provide voting instructions, they will vote as recommended by our Board of Directors. If any other matters not described in this Proxy Statement are properly brought before the Annual Meeting for a vote, the proxies will use their discretion in deciding how to vote on those matters.

Can I revoke my proxy? You can revoke your proxy at any time before it is exercised by mailing a new proxy card with a later date or by casting a new vote on the Internet or by telephone. You can also send a written notice of revocation to our Corporate Secretary at Xylem Inc., 1 International Drive, Rye Brook, NY 10573. You can also revoke your proxy by attending the online Annual Meeting and voting online during the Annual Meeting. If you are a registered owner, you can vote your shares online during the Annual Meeting. If you are a beneficial owner (other than a holder of shares through one of Xylem’s employee retirement savings plans), you will need to first obtain a written proxy executed in your favor from your record holder (bank or broker) to be able to vote online during the Annual Meeting.

What is a quorum for the Annual Meeting? A quorum is required in order to hold a valid meeting. To have a quorum, shareholders entitled to cast a majority of votes at the online Annual Meeting must be present online at the Annual Meeting or by proxy. Under Indiana law, where the Company is incorporated, broker non-votes and abstentions do not affect the determination of whether a quorum is present.

How do I attend and participate in the online Annual Meeting? As part of our precautions regarding the coronavirus (COVID-19) pandemic and to support the health and well-being of our shareholders, the Annual Meeting is being held in a virtual-only format this year. If you are a shareholder of record as of the close of business on March 15, 2021, you may attend, vote, ask questions and also view the list of shareholders of record as of March 15, 2021 during the meeting, by logging into the meeting at www.virtualshareholdermeeting.com/XYL2021. To log in, you will need your unique 16-digit control number, which is found on your Notice, proxy card or the instructions that accompanied your proxy materials (in the box marked by an arrow).

If you have questions during the meeting that are pertinent to Xylem and the meeting matters, you may type them at any point during the meeting into the dialog box provided (until the floor is closed to questions). As part of the online Annual Meeting, we will hold a live webcast Q&A session, during which we intend to answer all pertinent questions submitted in accordance with the meeting’s rules of conduct (to be provided at the start of the meeting), as time permits.

The audio broadcast of the Annual Meeting will be archived and available for replay for at least one year at www.virtualshareholdermeeting.com/XYL2021.

What is broker discretionary voting? Under NYSE rules, brokerage firms may vote in their discretion on certain routine matters on behalf of beneficial owners who have not provided voting instructions. In contrast, brokerage firms are not permitted to vote in their discretion on non-routine matters. Of the matters to be voted on at the Annual Meeting as described in this Proxy Statement, only Proposal 2, the ratification of the appointment of the independent auditor, is considered to be “routine,” and therefore eligible to be voted on by your bank or brokerage firm without instructions from you.

Xylem 2021 Proxy Statement  |  67

What are the voting requirements to elect the directors and to approve the proposals to be voted on at the Annual Meeting?

Proposal	Vote Required (1)	Broker Discretionary Voting Allowed	Board Recommendation
Election of Directors	Majority of votes cast. Votes cast “for” a director must exceed the votes cast “against” that director	No	FOR
Ratification of the appointment of Deloitte & Touche LLP for 2021	Votes cast “for” the proposal must exceed votes cast “against” the proposal	Yes	FOR
Advisory vote to approve named executive officer compensation	Votes cast “for” the proposal must exceed votes cast “against” the proposal	No	FOR
Shareholder Proposal: Amend Proxy Access By-law	Votes cast “for” the proposal must exceed the votes cast “against” the proposal	No	AGAINST

(1)	Abstentions and broker non-votes are not considered as votes cast and will have no effect on the vote outcome for these matters.

What if a director nominee fails to be elected by a majority of votes cast? Our By-laws provide that in uncontested elections, any director nominee who fails to be elected by a majority of votes cast, but who also is a director at the time, shall promptly provide a written resignation, as a holdover director, to the independent Board Chair or the Corporate Secretary. Our Nominating & Governance Committee will promptly consider the resignation and all relevant facts and circumstances concerning any vote, and the best interests of the Company and our shareholders, and will make a recommendation as to whether the Board should accept such resignation. The Board will act on the Nominating & Governance Committee’s recommendation no later than its next regularly scheduled Board meeting or within 90 days after certification of the shareholder vote, whichever is earlier, and the Board will promptly publicly disclose its decision and the reasons for its decision.

Who counts the votes? Broadridge Financial Solutions, Inc. (“Broadridge”) will count the votes and an agent of Broadridge will act as one of our Inspectors of Election for the online Annual Meeting. The other Inspector of Election will be an employee of the Company.

Who will pay for the costs of this proxy solicitation? Xylem will pay the cost incurred in connection with the solicitation of proxies. We have engaged Morrow Sodali LLC to assist with the solicitation of proxies for a fee of $10,000. In addition, we may reimburse brokers, fiduciaries and custodians for their costs in forwarding proxy materials to beneficial owners of our common stock. Our directors, officers and employees also may solicit proxies in person, by mail, by telephone or through electronic communications. They will not receive any additional compensation for these activities.

I participate in a Xylem employee retirement savings plan and I am a shareholder of record of shares of Xylem common stock. How many proxy cards will I receive? You will receive only one proxy card. Your Xylem savings plan shares and any shares you own as the shareholder of record will be set out separately on the proxy card.

How many shares are held by participants in the Xylem employee retirement savings plans? As of the close of business on March 15, 2021, the record date, Fidelity Investments, the trustee of the Company stock in the Xylem employee retirement savings plans, held 263,581 shares of Xylem common stock (approximately 0.15% of the outstanding shares).

Where can I find the voting results? Preliminary results will be reported during the online Annual Meeting. We will report final results in a filing with the SEC via a Current Report on Form 8-K.

68  | Xylem 2021 Proxy Statement

INTERNET AVAILABILITY OF PROXY MATERIALS

In accordance with SEC rules, we are using the Internet as our primary means of providing proxy materials to shareholders. Because we are using the Internet, most shareholders will not receive paper copies of our proxy materials. We will instead send shareholders a Notice of Internet Availability of Proxy Materials (the “Notice”) with instructions for accessing the proxy materials, including our 2021 Proxy Statement and 2020 Annual Report on Form 10-K for the year ended December 31, 2020, and voting via the Internet. We expect to mail the Notice and to begin mailing our proxy materials on or about March 30, 2021.

Electronic Delivery of Proxy Materials. If you received a paper copy of this Proxy Statement and would like to receive future proxy statements and annual reports on Form 10-K electronically, you can submit your request at www.proxyvote.com, the Internet voting site hosted by Broadridge. Registering for electronic delivery enables you to receive Xylem’s Annual Report on Form 10-K and Proxy Statement more quickly and to access them at your convenience, while conserving natural resources and lowering printing and mailing costs.

We also make available, free of charge on our website, all of our filings that are made electronically with the SEC, including Forms 10-K, 10-Q and 8-K. To access these filings, go to our website (www.xylem.com) and select "About Xylem“ and then select "Access Financial Information” under the “Investors” heading, and then select “SEC Filings.” Copies of our Annual Report on Form 10-K for the year ended December 31, 2020, including financial statements and schedules, are also available without charge to shareholders by writing to our Corporate Secretary at Xylem Inc., 1 International Drive, Rye Brook, NY 10573.

HOUSEHOLDING – REDUCE DUPLICATE MAILINGS

To reduce duplicate mailings, we have adopted a procedure approved by the SEC called “householding.” Under this procedure, beneficial shareholders who have the same address and same last name and who do not participate in electronic delivery or Internet access of proxy materials, will receive only one copy of the Company’s Annual Report on Form 10-K and Proxy Statement unless one or more of these shareholders notifies the Company that they wish to continue to receive individual copies. By reducing duplicate mailings, we are able to conserve natural resources and lower the costs of printing and distributing our proxy materials.

If you are currently receiving multiple copies of these materials and wish to receive a single copy in the future, you will need to contact your broker, bank or other institution if you are a beneficial owner. If you are a registered owner, you may contact us by writing to our Corporate Secretary or by emailing investor.relations@xylem.com.

Each shareholder who participates in householding will continue to receive a separate proxy card or Notice. Your consent to householding is perpetual unless you revoke it. If your household received a single Notice of Annual Meeting of Stockholders or, if applicable, a single set of proxy materials this year, but you would prefer to receive your own copy, please contact the Broadridge Householding Department, by calling their toll free number, 1-866-540-7095 or by writing to: Broadridge, Householding Department, 51 Mercedes Way, Edgewood, NY 11717.  You will be removed from the householding program within 30 days of receipt of your instructions at which time you will then be sent separate copies of the documents.

Xylem 2021 Proxy Statement  |  69

2022 SHAREHOLDER PROPOSALS

Proposals to be Considered for Inclusion in our Proxy Materials. To be considered for inclusion in our proxy statement for the 2022 Annual Meeting of Shareholders (the “2022 Annual Meeting”), shareholder proposals must be submitted in accordance with SEC Rule 14a-8 and must be received by our Corporate Secretary at Xylem Inc., 1 International Drive, Rye Brook, NY 10573 by no later than the close of business on November 30, 2021.

Director Nominations for Inclusion in our Proxy Materials (Proxy Access). In 2016, we amended our By-laws to permit a shareholder, or group of up to 20 shareholders, owning continuously for at least three years shares of Xylem common stock representing an aggregate of at least 3% of our outstanding shares, to nominate and include in our proxy materials director nominees constituting up to 20% of our existing Board or two nominees, whichever is greater, provided that the shareholder(s) and nominee(s) satisfy the requirements in our By-laws. Under our By-laws, notice of proxy access director nominees must be received by our Corporate Secretary at the address noted above no earlier than the close of business on October 31, 2021, and no later than the close of business on November 30, 2021. In the event that the date of the 2022 Annual Meeting is changed by more than 30 calendar days from the anniversary date of this year’s Annual Meeting, such notice must be received by the close of business (i) not earlier than 150 calendar days prior to the 2022 Annual Meeting and (ii) not later than 120 calendar days prior to the 2022 Annual Meeting or 10 calendar days following the date on which public announcement of the 2022 Annual Meeting is first made, whichever is later.

Director Nominations and Other Proposals to be Brought Before the 2022 Annual Meeting of Shareholders. Under our By-laws, if a shareholder wishes to present other business or nominate a director candidate directly at the 2022 Annual Meeting, rather than for inclusion in our proxy statement, a timely notice of such business or nomination must be received by our Corporate Secretary at the address noted above no earlier than the close of business on November 30, 2021 and no later than the close of business on December 30, 2021. In the event that the date of the 2022 Annual Meeting is changed by more than 30 calendar days from the anniversary date of this year’s Annual Meeting, such notice must be received by the close of business (i) not earlier than 120 calendar days prior to the 2022 Annual Meeting and (ii) not later than 90 calendar days prior to the 2022 Annual Meeting or 10 calendar days following the date on which public announcement of the 2022 Annual Meeting is first made, whichever is later. Such notice must comply with the requirements of our By-laws. SEC rules permit management to vote proxies at its discretion in certain cases if the shareholder does not comply with the advance notice provisions of our By-laws.

70  | Xylem 2021 Proxy Statement

Xylem Inc.
Our vision is simple.
We devote our technology, time and talent to advance the smarter use of water.
We look to a future where global water issues do not exist.

XYLEM INC.  1 INTERNATIONAL DRIVE  RYE BROOK, NEW YORK 10573   WE ENCOURAGE YOU TO TAKE ADVANTAGE OF INTERNET OR TELEPHONE  VOTING. BOTH ARE AVAILABLE 24 HOURS A DAY, 7 DAYS A WEEK.   Internet and telephone voting are available through 11:59 PM (ET)  the day before the Annual Meeting. Your Internet or telephone vote  authorizes the named proxies to vote the shares in the same manner as if  you marked, signed and returned your proxy card. If you vote your proxy  by Internet or by telephone, you do not need to mail back your proxy card.   VOTE BY INTERNET  Before The Meeting - Go to www.proxyvote.com   Use the Internet to vote your proxy. Have your proxy card in hand when you  access the website.   During The Meeting - Go to www.virtualshareholdermeeting.com/XYL2021   You may attend the meeting via the Internet and vote during the meeting. Have  the information that is printed in the box marked by the arrow available and  follow the instructions.   VOTE BY TELEPHONE - 1-800-690-6903   Use any touch-tone telephone to vote your proxy. Have your proxy card in hand  when you call.   VOTE BY MAIL   Mark, sign and date your proxy card and return it in the postage-paid  envelope we have provided or return it to Vote Processing, c/o Broadridge,  51 Mercedes Way, Edgewood, NY 11717.   D39948-P52161-Z79398   XYLEM INC.   THE BOARD OF DIRECTORS RECOMMENDS A VOTE "FOR" EACH OF THE NOMINEES LISTED IN PROPOSAL 1, "FOR" PROPOSALS 2  AND 3, AND A VOTE "AGAINST" PROPOSAL 4   1. Election of eleven members of the Xylem Inc.  Board of Directors. For Against Abstain  1a. Jeanne Beliveau-Dunn !  !  !    1b. Patrick K. Decker   !!!  For Against Abstain   1c.  1d.  1e.  1f.  1g.  Robert F. Friel  Jorge M. Gomez  Victoria D. Harker  Steven R. Loranger  Surya N. Mohapatra, Ph.D.  !  !  !  !  !  !  !  !  !  !  !  !  !  !  !  2. Ratification of the appointment of Deloitte & Touche LLP as  our Independent Registered Public Accounting Firm for 2021.  3. Advisory vote to approve the compensation of our named  executive officers.  THE BOARD OF DIRECTORS RECOMMENDS A VOTE  "AGAINST" PROPOSAL 4  4. Shareholder proposal requesting amendments to our  proxy access by-law, if properly presented at the meeting.  !  !  For  !  !  !  Against  !  !  !  Abstain  !  1h. Jerome A. Peribere !  !  !  1i. Markos I. Tambakeras !  !  !  1j. Lila Tretikov !  !  !  1k. Uday Yadav !  !  !  HOUSEHOLDING ELECTION - Please indicate if you consent  to receive certain future investor communications in a single  package per household.  !  Yes  !  No (When signing as attorney, executor, administrator, trustee or guardian, give full title. If more than one trustee, all should sign.)

annual Meeting of Shareholders   Wednesday, May 12, 2021, 11:00 a.m. (ET)  Online at: www.virtualshareholdermeeting.com/XYL2021   SEC PROXY ACCESS NOTICE   Important Notice Regarding the Internet Availability of Proxy Materials for the Shareholder Meeting to be held on  Wednesday, May 12, 2021 at 11:00 a.m. (ET) online at www.virtualshareholdermeeting.com/XYL2021: The proxy materials  for Xylem Inc.'s 2021 Annual Meeting of Shareholders, including the 2020 Annual Report on Form 10-K and 2021 Notice and  Proxy Statement are available on the Internet at www.proxyvote.com.   D39949-P52161-Z79398    PROXY SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS OF XYLEM INC.  FOR THE ANNUAL MEETING OF SHAREHOLDERS TO BE HELD ON MAY 12, 2021.   The shareholder(s) whose signature(s) appear(s) on the reverse side of this proxy form hereby appoint(s) Kelly O'Shea and Claudia Toussaint, or  either of them, each with full power of substitution as proxies, to vote all shares of Xylem Inc. common stock that the shareholder(s) would be  entitled to vote on all matters that may properly come before the Annual Meeting and at any adjournments or postponements. The proxies are  authorized to vote in accordance with the specifications indicated by the shareholder(s) on the reverse side of this form. If this form is signed and  returned by the shareholder(s), and no specifications are indicated, the proxies are authorized to vote as recommended by the Board of Directors.   In either case, if this form is signed and returned, the proxies thereby will be authorized to vote in their discretion on any other  matters that may be presented for a vote at the Annual Meeting and at any adjournments or postponements.   For participants in a Xylem Retirement Savings Plan:   Your plan trustee will vote the Xylem shares credited to your savings plan account in accordance with your voting instructions. The trustee will  vote the savings plan shares for which no voting instructions are received ("Undirected Shares") in the same proportion as the shares in the  same savings plan for which the trustee receives voting instructions, except as otherwise provided in accordance with ERISA. Under the savings  plans, participants are "named fiduciaries" to the extent of their authority to direct the voting of Xylem Inc. shares credited to their savings  plan account and their proportionate share of Undirected Shares. Participants under these plans should mail their confidential voting instruction  card to Broadridge, acting as tabulation agent, or vote by telephone or Internet. Instructions must be received Broadridge before 11:59 p.m.  (ET), on May 7, 2021. By submitting voting instructions by telephone or Internet, or by signing and returning this voting instruction card, you  direct the trustee of the savings plan to vote these shares, by proxy, as designated herein, at the Annual Meeting.   The Trustee will exercise its discretion in voting on any other matter that may be presented for a vote at the Annual Meeting and  at any adjournments or postponements.   (Continued, and to be dated and signed on the reverse side)